UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SunPower Corporation

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO ALL SUNPOWER STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of SunPower Corporation, a Delaware corporation (“SunPower”), will be held on:

Date:	Tuesday, November 15, 2011

Time:	Noon Pacific Time

Place:	SunPower Corporation, 77 Rio Robles, San Jose, California 95134

Items of Business:

1.      The proposal to amend SunPower’s Certificate of Incorporation to (a) reclassify all outstanding shares of SunPower Class A common stock and SunPower Class B common stock into a single class of common stock named “common stock,” which shall have the same voting powers, preferences, rights and qualifications, limitations and restrictions as the current SunPower Class A common stock (the “Reclassification”); and (b) eliminate obsolete provisions relating to our current dual-class common stock structure and certain other historical matters;

2.      The proposal to amend SunPower’s Certificate of Incorporation to permit action by written consent of the stockholders without a meeting for any action required to be taken at any annual or special meeting; and

3.      Approval of the Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan that, if approved, would (a) increase the number of shares of common stock reserved for issuance under the stock plan by 2,500,000; (b) remove obsolete provisions for automatic stock grants to outside directors; (c) amend the definition of “Change in Control” to reflect the recent tender offer for shares of our common stock by Total Gas & Power USA, SAS; (d) clarify that after the Reclassification, Class A common stock awards granted under the stock plan would be for an equal number of shares of our common stock; and (e) make certain other conforming amendments to the stock plan.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. On September 30, 2011 we began mailing to stockholders either a Notice of Internet Availability of Proxy Materials or this notice of the Special Meeting, the proxy statement and the form of proxy.

All stockholders are cordially invited to attend the Special Meeting in person. Only stockholders of record at the close of business on September 19, 2011 (the “Record Date”) are entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. Any registered stockholder in attendance at the Special Meeting and entitled to vote may do so in person even if such stockholder returned a proxy.

San Jose, California	FOR THE BOARD OF DIRECTORS

September 30, 2011
Bruce R. Ledesma
Corporate Secretary

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD AND MAIL IT PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE SPECIAL MEETING. NO POSTAGE NEED BE AFFIXED TO THE COMPANY-PROVIDED PROXY CARD ENVELOPE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR

SUNPOWER CORPORATION SPECIAL MEETING OF STOCKHOLDERS

Page
INFORMATION CONCERNING SOLICITATION AND VOTING	1
General	1
Important Notice Regarding the Availability of Proxy Materials	1
Delivery of Voting Materials	1
Record Date and Shares Outstanding	2
Board Recommendations	2
Voting	2
How Your Proxy Will Be Voted	4
Revoking Your Proxy	4
Solicitation of Proxies	4
Voting Results	4
Submission of Stockholder Proposal for the 2012 Annual Meeting	4
Note Concerning Forward-Looking Statements	5
PROPOSAL ONE — AMENDMENT OF SUNPOWER’S CERTIFICATE OF INCORPORATION TO RECLASSIFY ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK INTO A SINGLE CLASS OF COMMON STOCK AND ELIMINATE OBSOLETE PROVISIONS OF THE CERTIFICATE OF INCORPORATION	6
Background of Our Dual-Class Common Stock Structure	6
Trading History and Disadvantages of the Dual-Class Structure	7
Considerations Involving the Reclassification	8
Other Proposed Amendments	9
Certain Effects of the Amendments	9
Conditions Precedent to Effectiveness of the Proposed Restated Certificate of Incorporation	11
Stockholder Action If Proposal Is Approved; Stock Certificates	11
Reservation of Rights by Our Board of Directors	11
No Appraisal Rights	12
Certain Federal Income Tax Consequences	12
Other Consequences	12
PROPOSAL TWO — AMENDMENT OF SUNPOWER’S CERTIFICATE OF INCORPORATION TO PERMIT ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS WITHOUT A MEETING	13
Background and Primary Purpose	13
Related Amendment of our By-Laws	13
Certain Consequences	13

SUNPOWER CORPORATION

77 Rio Robles

San Jose, California 95134

PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of SunPower Corporation, a Delaware corporation, is furnishing this proxy statement and proxy card to you in connection with its solicitation of proxies to be used at SunPower Corporation’s Special Meeting of Stockholders to be held on November 15, 2011 at noon Pacific Time at SunPower Corporation, 77 Rio Robles, San Jose, California, or at any adjournment(s), continuation(s) or postponement(s) of the meeting (the “Special Meeting”).

We use a number of abbreviations in this proxy statement. We refer to SunPower Corporation as “SunPower,” “the Company,” or “we,” “us” or “our.” The term “proxy solicitation materials” includes this proxy statement, the notice of the Special Meeting, the Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), and the proxy card. References to “fiscal 2010” mean our 2010 fiscal year, which began on January 4, 2010 and ended on January 2, 2011.

Our principal executive offices are currently located at 77 Rio Robles, San Jose, California 95134, and our telephone number is (408) 240-5500.

Important Notice Regarding the Availability of Proxy Materials

We have elected to comply with the Securities and Exchange Commission (the “SEC”) “Notice and Access” rules, which allow us to make our proxy solicitation materials available to our stockholders over the Internet. Under these rules, on or about September 30, 2011, we started mailing to certain of our stockholders a Notice of Internet Availability. The Notice of Internet Availability contains instructions on how our stockholders can both access the proxy solicitation materials online and vote online. By sending the Notice of Internet Availability instead of paper copies of the proxy materials, we expect to lower the costs and reduce the environmental impact of our Special Meeting.

Our proxy solicitation materials are available at www.proxyvote.com.

Stockholders receiving the Notice of Internet Availability may request a paper or electronic copy of our proxy solicitation materials by following the instructions set forth on the Notice of Internet Availability. Stockholders who did not receive the Notice of Internet Availability will continue to receive a paper or electronic copy of our proxy solicitation materials, which were first mailed to stockholders and made public on or about September 30, 2011.

Delivery of Voting Materials

If you would like to further reduce our costs in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided for voting via www.proxyvote.com and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

To reduce the expenses of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials, proxy card, or one copy of the Notice of Internet Availability, to stockholders who share the same address, unless otherwise requested. Each stockholder retains a separate right to vote on all matters presented at the Special Meeting.

If you share an address with another stockholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual or special meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at SunPower Corporation, 77 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary, or calling us at (408) 240-5500.

Record Date and Shares Outstanding

Stockholders who owned shares of our common stock, par value $0.001 per share, at the close of business on September 19, 2011, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Special Meeting. Our shares of common stock are divided into Class A common stock and Class B common stock. On the Record Date, we had 58,132,264 shares of Class A common stock outstanding and 42,033,287 shares of Class B common stock outstanding. For more information about beneficial ownership of our issued and outstanding common stock, please see “Security Ownership of Management and Certain Beneficial Owners.”

We refer to our Class A common stock and our Class B common stock collectively as our “common stock” or “stock.” As of the Record Date, holders of Class A common stock are eligible to cast one vote per share, for an aggregate of 58,132,264 votes at the Special Meeting and holders of Class B common stock are eligible to cast eight votes per share, for an aggregate of 336,266,296 votes at the Special Meeting.

Board Recommendations

Our Board recommends that you vote:

—

“FOR” Proposal One: amendment of our Certificate of Incorporation to reclassify all outstanding shares of Class A common stock and Class B common stock into a single class of common stock and eliminate obsolete provisions of the Certificate of Incorporation;

—	“FOR” Proposal Two: amendment of our Certificate of Incorporation to provide for stockholders’ action by written consent; and

—	“FOR” Proposal Three: the approval of our Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan.

Voting

Each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held as of the Record Date, and each holder of shares of Class B common stock is entitled to eight votes for each share of Class B common stock held as of the Record Date. The Class A common stock and Class B common stock are voting together as a single class on all matters described in this proxy statement, except that for Proposal One, in addition to the vote of Class A common stock and Class B common stock voting together as a single class, Class B common stock is also voting as a separate class. Cumulating votes is not permitted under our By-laws.

On August 12, 2008, we entered into a rights agreement with Computershare Trust Company, N.A., as rights agent. The rights agreement became effective on September 29, 2008 and was amended on April 28, 2011 and June 14, 2011. The rights agreement contains specific features designed to address the potential for an acquirer or significant investor to take advantage of our capital structure and unfairly discriminate between classes of our common stock. Specifically, the rights agreement is designed to address the inequities that could result if an investor, by acquiring 20% or more of the outstanding shares of Class B common stock, were able to gain significant voting influence over our corporate affairs without making a correspondingly significant economic investment. The rights agreement, commonly referred to as a “poison pill,” could delay or discourage takeover attempts that stockholders may consider favorable. In connection with the Reclassification described in Proposal One, the rights agreement will be amended and restated, to eliminate certain obsolete provisions relating to our dual-class common stock structure, effective immediately upon the effectiveness of the Proposed Restated Certificate of Incorporation (as defined in Proposal One).

Many of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. As summarized below, there are distinctions between shares held of record and those beneficially owned.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares, the stockholder of record and these proxy solicitation materials are being furnished to you directly by us.

Beneficial Owner. If your shares are held in a stock brokerage account, or by a bank or other nominee (also known as shares registered in “street name”), you are considered the beneficial owner of such shares held in street name, and these proxy solicitation materials are being furnished to you by your broker, bank or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not automatically vote your shares in person at the Special Meeting.

How To Vote.  If you hold shares directly as a stockholder of record, you can vote in one of the following three ways, in addition to attending the Special Meeting:

(1) Vote via the Internet at www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 14, 2011. Have your Notice of Internet Availability or proxy card in hand when you access the website and then follow the instructions.

(2) Vote by Telephone at 1-800-690-6903. Use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 14, 2011. Have your Notice of Internet Availability or proxy card in hand when you call and then follow the instructions. This number is toll free in the U.S. and Canada.

(3) Vote by Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided with any paper copy of the proxy statement, or return the proxy card to SunPower Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold shares beneficially in street name, you may submit your voting instructions in the manner prescribed by your broker, bank or other nominee by following the instructions provided by your broker, bank or other nominee. Shares registered in street name may be voted in person by you at the Special Meeting only if you obtain a signed proxy from the broker, bank or other nominee who holds your shares, giving you the right to vote the shares.

Even if you plan to attend the Special Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Special Meeting.

Quorum.  A quorum, which is the holders of at least a majority of shares of our stock issued and outstanding and entitled to vote as of the Record Date, is required to be present in person or by proxy at the Special Meeting in order to hold the Special Meeting and to conduct business. For purposes of Proposal One, where there is a separate vote of the Class B common stock, the holders of at least a majority of shares of Class B common stock issued and outstanding and entitled to vote as of the Record Date is required to be present in person or by proxy at the Special Meeting in order to take action on Proposal One. Your shares will be counted as being present at the Special Meeting if you appear in person at the Special Meeting (and are the stockholder of record for your shares), if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Votes against a particular proposal will also be counted both to determine the presence or absence of a quorum and to determine whether the requisite number of voting shares has been obtained.

Explanation of Broker Non-Votes and Abstentions.  A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. NYSE rules (which also apply to companies listed on The Nasdsaq Stock Exchange) prohibit brokers from voting in their discretion on any of our proposals without instructions from the beneficial owners. If you do not instruct your broker how to vote on the proposals, your broker will not vote for you. Abstentions are deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained, and they would be included in the tabulation of voting results as votes against the proposal.

Votes Required/Treatment of Broker Non-Votes and Abstentions.

Proposal One — Amendment of Certificate of Incorporation to Reclassify All Outstanding Shares of Class A Common Stock and Class B Common Stock into a Single Class of Common Stock and Eliminate Obsolete Provisions of the Certificate of Incorporation. This amendment and restatement of our Certificate of Incorporation requires the affirmative vote of (i) the holders of a majority of the voting power of our outstanding shares of Class A common stock and Class B common stock, voting together as a single class, and (ii) the holders of a majority of our outstanding shares of Class B common stock, voting as a separate class. “Broker non-votes” and abstentions will not count as votes in favor of the proposed amendment and restatement of our current Certificate of Incorporation and such votes will have the effect of votes against Proposal One.

Proposal Two — Amendment of Certificate of Incorporation to Permit Action by Written Consent of the Stockholders Without a Meeting. This amendment of our Certificate of Incorporation requires the affirmative vote of the holders of a majority of the voting power of our outstanding shares of Class A common stock and Class B common stock, voting together as a single class. “Broker non-votes” and abstentions will not count as votes in favor of the proposed amendment of our current Certificate of Incorporation and such votes will have the effect of votes against Proposal Two.

Proposal Three — The Approval of Our Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan. The approval of our Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan requires the affirmative vote of the holders of a majority of our stock having voting power and present in person or represented by proxy at the Special Meeting. “Broker non-votes” and abstentions will not count as votes in favor of the proposed amendment and restatement of our 2005 Stock Incentive Plan and, abstentions, but not “broker non-votes,” will have the effect of votes against Proposal Three.

How Your Proxy Will Be Voted

If you complete and submit your proxy card or vote via the Internet or by telephone, the shares represented by your proxy will be voted at the Special Meeting in accordance with your instructions. If you submit your proxy card by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of Proposals One, Two and Three.

Revoking Your Proxy

You may revoke your proxy at any time prior to the date of the Special Meeting by: (1) submitting a later-dated vote in person at the Special Meeting, via the Internet, by telephone or by mail; or (2) delivering instructions to us at 77 Rio Robles, San Jose, California 95134 to the attention of our Corporate Secretary. Any notice of revocation sent to us must include the stockholder’s name and must be actually received by us prior to the Special Meeting to be effective. Your attendance at the Special Meeting after having executed and delivered a valid proxy card or vote via the Internet or by telephone will not in and of itself constitute a revocation of your proxy. If you intend to revoke your proxy by voting in person at the Special Meeting, you will be required to give oral notice of your intention to do so to the Inspector of Elections at the Special Meeting. If your shares are held in “street name,” you should follow the directions provided by your broker, bank or other nominee regarding how to revoke your proxy.

Solicitation of Proxies

We will pay for the cost of this proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding or furnishing proxy solicitation materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and regular employees, without additional compensation.

Voting Results

We will announce preliminary voting results at the Special Meeting and publish final results pursuant to a Current Report on Form 8-K which we intend to file with the SEC within four business days following the Special Meeting.

Submission of Stockholder Proposal for the 2012 Annual Meeting

As a SunPower stockholder, you may submit a proposal, including director nominations, for consideration at future annual meetings of stockholders.

Only stockholders meeting certain criteria outlined in our By-Laws are eligible to submit nominations for election to the Board of Directors or to propose other proper business for consideration by stockholders at an annual meeting. Under the By-laws, stockholders who wish to nominate persons for election to the Board of Directors or propose other proper business for consideration by stockholders at an annual meeting must give proper written notice to us not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting, provided that in the event that our 2012 annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which we mail or publicly announce our notice of the date of the annual meeting, whichever occurs first. Therefore, notices regarding nominations of persons for election to the Board of Directors and proposals of other proper business for consideration at the 2012 annual meeting of stockholders must be submitted to us no earlier than January 4, 2012 and no later than February 3, 2012. If the date of the 2012 annual meeting is moved more than 25 days before or after the anniversary date of the 2011 annual meeting, the deadline will instead be the close of business on the 10th day following notice of the date of the 2012 annual meeting of stockholders or public disclosure of such date, whichever occurs first. We have discretionary power, but are not obligated, to consider stockholder proposals submitted after February 3, 2012.

Stockholder proposals will also need to comply with SEC regulations, such as Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in any Company-sponsored proxy material. The submission deadline for stockholder proposals to be included in our proxy materials for the 2012 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is November 24, 2011. All written proposals must be received by our Corporate Secretary, at our corporate offices at 77 Rio Robles, San Jose, California 95134 by the close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2012 annual meeting of stockholders.

Note Concerning Forward-Looking Statements

Certain of the statements contained in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and the assumptions underlying such statements. We use words such as “anticipate,” “believe,” “continue” “could,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” “will,” “would” and similar expressions to identify forward-looking statements. These statements include, but are not limited to, statements about our plans and expectations regarding the Reclassification of our Class A common stock and Class B common stock into a single class of common stock, the likely outcome of the vote on the proposals, the tax consequences of the proposals, any indemnification obligations towards Cypress Semiconductor Corporation, management’s plans and objectives for future operations, expectations and intentions, actions to be taken by us and other statements that are not historical facts. These forward-looking statements are based on information available to us as of the date of this proxy statement and our current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements, such as how Total Gas & Power USA, SAS will vote its shares of SunPower stock. Such risks and uncertainties include a variety of factors, some of which are beyond our control. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in Part I, Item 1A, “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended January 2, 2011 and Part II, Item 1A, “Risk Factors” and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended July 3, 2011. There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY PHONE OR INTERNET PROMPTLY, YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM IS PRESENT AT THE SPECIAL MEETING. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE A PRIOR PROXY VOTE AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL ONE

AMENDMENT OF SUNPOWER’S CERTIFICATE OF INCORPORATION TO RECLASSIFY ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK INTO A SINGLE CLASS OF COMMON STOCK AND ELIMINATE OBSOLETE PROVISIONS OF THE CERTIFICATE OF INCORPORATION

Our Board has approved and determined to be advisable a restated Certificate of Incorporation that would, if approved at the Special Meeting and filed with the Secretary of State of the State of Delaware, reclassify all outstanding shares of Class A common stock and Class B common stock on a share-for-share basis into shares of a single class of common stock named “common stock” and eliminate provisions of our existing Certificate of Incorporation relating to our dual-class common stock structure and certain other historical matters. In accordance with the Delaware General Corporation Law, our Board is submitting the proposed restated Certificate of Incorporation to our stockholders for their approval, as described in more detail below.

The primary purpose for this proposal is to eliminate our current dual-class common stock structure by reclassifying our Class A common stock and Class B common stock into a single class of common stock that has the same voting powers, preferences, rights and qualifications, limitations and restrictions as our current Class A common stock, which we refer to as the “Reclassification.”

The text of the proposed restated Certificate of Incorporation, marked to show changes to our current Certificate of Incorporation, is included as Appendix A to this proxy statement. We refer to the proposed restated Certificate of Incorporation throughout this proxy statement as the “Proposed Restated Certificate of Incorporation.”

Background of Our Dual-Class Common Stock Structure

We currently have two classes of common stock outstanding: Class A common stock and Class B common stock. The preferences, rights and qualifications, limitations and restrictions of the Class A common stock and Class B common stock are identical except that each holder of Class A common stock is entitled to one vote per share and each holder of Class B common stock is entitled to eight votes per share on any matter subject to a vote of our stockholders, subject to certain exceptions.

As of September 19, 2011, the Record Date, there were 58,132,264 shares of Class A common stock outstanding held by 56 holders of record and 42,033,287 shares of Class B common stock outstanding held by 959 holders of record. As of that date, the outstanding Class A common stock represented approximately 58% of our shares, and approximately 15% of the total voting power, of our outstanding common stock; and the outstanding Class B common stock represented approximately 42% of our shares, and approximately 85% of the total voting power, of our outstanding common stock.

Our dual-class common stock structure was created concurrently with the initial public offering of our Class A common stock in November 2005. Prior to our IPO, our former parent, Cypress Semiconductor Corporation (“Cypress”), held approximately 100% of our outstanding capital stock. After completion of our IPO, Cypress held all the outstanding shares of our Class B common stock. As a result, Cypress maintained greater than 80% voting control of the Company after the IPO.

In September 2008, Cypress distributed all of the shares of Class B common stock it held at the time to its stockholders in the form of a pro rata dividend intended to be tax-free. We refer to this distribution as the “spin-off.” Concurrently with the spin-off, our Class B common stock was listed on the Nasdaq Global Select Market under the symbol “SPWRB.” Our Class A common stock was already listed under the symbol “SPWR” and, concurrently with the spin-off, we changed this symbol to “SPWRA.”

We are party to a tax sharing agreement with Cypress providing for each party’s obligations concerning various tax liabilities. The tax sharing agreement is structured such that Cypress would pay all federal, state, local and foreign taxes that are calculated on a consolidated or combined basis while we were a member of Cypress’s consolidated or combined group for federal, state, local and foreign tax purposes. In connection with Cypress’s spin-off of our Class B common stock, we entered into an amendment to the tax sharing agreement with Cypress on August 12, 2008, to address certain transactions that may affect the tax treatment of the spin-off and certain other matters (“Amended Tax Sharing Agreement”). We are obligated under the Amended Tax Sharing Agreement to indemnify Cypress for taxes and related losses resulting from certain actions that could result in the spin-off being deemed to be taxable.

On April 28, 2011, we and Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Total Gas & Power USA”) entered into a Tender Offer Agreement (the “Tender Offer Agreement”),

pursuant to which, on May 3, 2011, Total Gas & Power USA commenced a cash tender offer to acquire up to 60% of our outstanding shares of Class A common stock and up to 60% of our outstanding shares of Class B common stock (the “Tender Offer”) at a price of $23.25 per share for each class. The Tender Offer expired on June 14, 2011 and Total Gas & Power USA accepted for payment on June 21, 2011 a total of 34,756,682 shares of our Class A common stock and 25,220,000 shares of our Class B common stock, representing 60% of each class of the then outstanding common stock. Total Gas & Power USA is a wholly owned indirect subsidiary of Total S.A., a société anonyme organized under the laws of the Republic of France (“Total”). Pursuant to the terms of the Tender Offer Agreement, we are obligated to obtain a tax opinion (a “Tax Opinion”) of Jones Day, or Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden, Arps”) or other outside legal counsel to SunPower reasonably acceptable to Total Gas & Power USA, regarding the effect of implementing the Reclassification. The Tax Opinion must be reasonably satisfactory to Total Gas & Power USA. We have provided Total Gas & Power USA with a draft opinion of Skadden, Arps dated July 27, 2011, to the effect that, based upon certain facts, representations and assumptions set forth therein, the Reclassification, taken together with all relevant pre-spin-off and post-spin-off transactions, will not cause Section 355(e) of the Internal Revenue Code of 1986, as amended (the “Code”) to apply to the spin-off. Total Gas & Power USA has confirmed that the draft opinion is satisfactory to it. We expect Skadden, Arps to deliver the tax opinion reasonably satisfactory to Total Gas & Power USA immediately prior to the Reclassification.

In addition, we agreed in the Tender Offer Agreement to establish a record date for, call, give notice of, convene and hold a meeting of stockholders within six months of obtaining the EU Clearance (described below) for the Tender Offer, for the purpose of voting upon the Reclassification as set forth in the Proposed Restated Certificate of Incorporation. On June 28, 2011, the European Commission granted clearance (the “EU Clearance”) under Council Regulation (EC) No. 139/2004 of 20 January 2004 of the Council of the European Union to the acquisition by Total Gas & Power USA, of up to 60% of our outstanding shares of Class A common stock and 60% of our outstanding shares of the Class B common stock in connection with the Tender Offer. Total has agreed in the Tender Offer Agreement to vote all shares acquired in the Tender Offer in favor of the Reclassification as set forth in the Proposed Restated Certificate of Incorporation.

Trading History and Disadvantages of the Dual-Class Structure

Since the spin-off from Cypress in September 2008, the price of our Class B common stock has generally been below the price of our Class A common stock, despite the greater voting powers of the Class B common stock and the otherwise identical rights of both classes of stock. From the date of the spin-off through September 26, 2011, the discount has ranged from a low of approximately 0% to a high of approximately 37%, with an average discount over the past two years of approximately 8%. As of September 26, 2011, the discount was approximately 8%.

In addition, the average daily trading volume of the Class B common stock since the spin-off has generally been significantly lower than that of the Class A common stock. We believe that the resulting lower liquidity of the Class B common stock plays a role in the price disparity between the two classes.

We also believe that a significant amount of confusion has arisen among stockholders, potential stockholders, the financial media and other members of the financial community with respect to our dual-class common stock structure. The use of similar trading symbols for the two classes of common stock (SPWRA and SPWRB) has contributed to the confusion, given that these trading symbols have been reproduced, recorded or described in different ways by various sources. Some stockholders have reported an inability to use certain reporting services to find trading prices for the Class B common stock. As a result, the public may have obtained conflicting and confusing financial information from various third-party sources, and management has been required to spend time and resources correcting flawed information and educating existing and potential investors. In addition, management has fielded extensive questions from stockholders and analysts regarding why the discount exists.

In connection with the spin-off, we entered into a stockholders rights agreement (the “Rights Agreement”), commonly known as a “poison pill,” in part to mitigate the potential of an acquiror or significant investor gaining significant voting influence over our corporate affairs through the purchase of shares of Class B common stock without making a correspondingly significant economic investment in the Company. In connection with the Reclassification, the Rights Agreement will be amended and restated, to eliminate certain obsolete provisions relating to the dual-class structure, effective immediately upon the effectiveness of the Proposed Restated Certificate of Incorporation.

In summary, we believe that the collapse of our dual-class common stock structure into a single new class of common stock is in the best interests of the Company and the holders of both the Class A and the Class B common stock. The Reclassification will eliminate the disparity in trading prices between our two classes of common stock, and we expect that it will also improve the liquidity of our common stock overall, allow for easier analysis and valuation of the new single class of common stock, and eliminate confusion within the financial community regarding the current dual-class common stock structure. In addition, we are required under the Tender Offer Agreement to propose the Reclassification to our stockholders. However, we cannot guarantee that the benefits of a simplified capital structure will be accomplished to the extent and in the manner we currently expect, if at all.

Considerations Involving the Reclassification

In light of the trading price disparity that followed the spin-off and the resulting questions from current and potential stockholders, analysts and others, SunPower’s management held discussions with outside legal counsel and with the Board, and determined that it would be appropriate to engage special tax counsel to prepare the Tax Opinion.

We retained Skadden, Arps as special tax counsel to render the Tax Opinion. Skadden, Arps prepared a draft opinion letter dated July 27, 2011 that was reviewed and discussed internally with our management, as well as with Total Gas & Power USA and its outside tax counsel.

Concurrently with the work to deliver the Tax Opinion, our Board also conducted a more detailed review of the Reclassification. After careful consideration of the issues and factors and consultation with our senior management and financial and legal advisors, our Board determined on July 28, 2011 that the Reclassification and the Proposed Restated Certificate of Incorporation are fair, advisable and in the best interests of the Company and its stockholders, and our Board directed that the Proposed Restated Certificate of Incorporation be considered at the Special Meeting and recommended that our stockholders vote for its approval. Total Gas & Power USA has confirmed that the draft opinion of Skadden, Arps is satisfactory in form and substance to Total Gas & Power USA.

In determining that the Proposed Restated Certificate of Incorporation is advisable, directing that it be considered at the Special Meeting and recommending that our stockholders vote for its approval, our Board considered a number of factors, including the possible benefits that the Company and our stockholders may derive from each of the following:

—	Creation of a single class of common stock having a greater public float and potentially having greater liquidity than either of the two existing classes;

—	Likely reduction in investor confusion resulting from the dual-class common stock structure;

—	Our being able to use a single class of common stock as acquisition currency;

—	Reduced complexity in evaluating and implementing stock repurchase programs and equity incentive programs;

—	Elimination of administrative expenses resulting from the dual-class common stock structure;

—

The expected benefits of eliminating investor confusion and the resulting management distraction regarding the dual-class common stock structure and the trading price disparity between the two classes of common stock; and

—	Alignment of voting rights with the economic risks of ownership of our common stock.

The Board also considered the following additional factors:

—

The holders of our Class A common stock and holders of our Class B common stock currently have the same economic rights, and the only material difference between the two classes is the difference in voting rights;

—	The lower trading price and trading volume of the Class B common stock as compared to the Class A common stock in light of the superior voting rights of the Class B common stock;

—	The historical trading price and trading volume differentials between the two classes of publicly traded stock of certain other companies with dual-class capital structures;

—

The increase in the relative voting rights of the holders of the Class A common stock that would result from the elimination of the superior voting rights of the Class B common stock in the Reclassification;

—

That the Company has not issued any Class B common stock since the spin-off, and participants in our equity incentive plans who have the right to receive or acquire equity of the Company have the right to receive or acquire shares of Class A common stock; and

—	That the Reclassification is not expected to affect the tax treatment of the spin-off or the indemnification obligations of the Company (as described further below).

The foregoing discussion of information considered by the Board in determining to declare advisable, and recommend that our stockholders approve, the Proposed Restated Certificate of Incorporation is not intended to be exhaustive, but includes the material factors considered by the Board in making its decision. In view of the wide variety of factors considered by the Board and the complexity of these matters, the Board did not consider it practicable to nor did it attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In considering the factors described above, individual members of the Board may have given different weight to different factors. Although one of the potential benefits the Board considered was the elimination of administrative expenses resulting from the dual-class structure, we do not expect that any cost savings resulting from the Reclassification will be material. We cannot assure you when or if any specific potential benefits considered by the Board will be realized.

As noted above, under the Amended Tax Sharing Agreement we entered into with Cypress, we agreed to indemnify Cypress for taxes and related losses if the spin-off were deemed to be taxable due to, among other things, any recapitalization involving our Class B common stock, including the Reclassification that would be effected by the Proposed Restated Certificate of Incorporation. Although we believe, based in part on the draft tax opinion, that the Reclassification will not have any effect on the treatment for tax purposes of our spin-off from Cypress, in the event the Reclassification does result in the spin-off being treated as taxable, we could face substantial material liabilities as a result of our obligations under the Amended Tax Sharing Agreement.

Other Proposed Amendments

Our Board believes that upon completion of the Reclassification, retention of provisions in our current Certificate of Incorporation relating to our dual-class common stock structure and the ownership interest Cypress formerly held in us may confuse stockholders. The amendments described below would eliminate such references and may serve to avoid any such confusion.

The provisions proposed to be eliminated include, among others:

—	References to the common stock of the Company consisting of, and the authorization of shares of, Class A common stock and Class B common stock;

—

Provisions defining the rights of holders of shares of Class A common stock and Class B common stock, including provisions regarding voting rights, dividends and distributions, conversion of shares of Class B common stock to Class A common stock upon certain transfers, and the convertibility of shares of Class B common stock into shares of Class A common stock;

—

References to the spin-off and the ownership interest Cypress formerly held in the Company, including obsolete provisions regarding rights granted to Cypress in connection with its historical ownership interest; and

—	Obsolete provisions allocating corporate opportunities among the Company and Cypress.

Adoption of the Proposed Restated Certificate of Incorporation will have no effect upon our future operations or on the substantive rights of holders of shares of Class A common stock or Class B common stock, except for the elimination of the different voting powers of the two classes of stock.

Certain Effects of the Amendments

If the Proposed Restated Certificate of Incorporation becomes effective, each share of our outstanding Class A common stock and Class B common stock will automatically be reclassified as, and become one share of, a new single class of common stock named “common stock” that has the same voting powers, preferences, rights and qualifications, limitations and restrictions as the current Class A common stock. The proposed Reclassification will have the following effects, among others, on the holders of our Class A common stock and Class B common stock:

Voting Power. Holders of shares of Class B common stock are currently entitled to cast eight votes per share on any matters subject to a stockholder vote, and holders of shares of Class A common stock are entitled to cast one vote per share. Following the Reclassification, all stockholders will have only one vote per share on all matters subject to a stockholder vote. As of September 19, 2011, holders of outstanding shares of Class A common stock are entitled to cast approximately 15% of the vote and holders of outstanding shares of Class B common stock are entitled to cast approximately 85% of the vote. After the Reclassification, assuming the same number of outstanding shares as on September 19, 2011, the holders of formerly outstanding shares of Class A common stock will be entitled to cast approximately 58% of the vote and the holders of formerly outstanding shares of Class B common stock will be entitled to cast approximately 42% of the vote. In addition, Delaware law requires a separate class voting right by each of the holders of Class A common stock and Class B common stock if an amendment to our current Certificate of Incorporation would alter the powers, preferences or special rights of such class of common stock so as to affect the rights of such class of common stock adversely. Upon the effectiveness of the Reclassification, these provisions under Delaware law regarding separate class votes will no longer be applicable since we will only have a single class of common stock outstanding.

Economic Interests. The Reclassification will have no impact on the economic interest of holders of our Class A common stock and Class B common stock, including with regard to dividends, liquidation rights or redemption. As of September 19, 2011, the shares held by the holders of our Class A common stock represented approximately 58% of the total outstanding shares of common stock (each such share represented approximately 0.00000001% of economic interest) and the shares held by the holders of our Class B common stock represented approximately 42% of the total outstanding shares of common stock (each such share represented approximately 0.00000001% of economic interest). Immediately after the Reclassification, the shares of common stock held by current holders of our Class A common stock and Class B common stock will represent the same proportions of the total outstanding shares, and each share of common stock would represent approximately 0.00000001% of economic interest (assuming the same number of shares outstanding as on September 19, 2011).

Capitalization. The Reclassification will have no impact on the total number of issued and outstanding shares of our common stock. As of September 19, 2011, there were 100,165,551 shares of common stock issued and outstanding, consisting of 58,132,264 shares of Class A common stock and 42,033,287 shares of Class B common stock. If the Reclassification occurred on that date, there would still be 100,165,551 shares of common stock outstanding. In addition, the Reclassification will not increase our total number of authorized shares of common stock, which is and will remain 367,500,000 shares. The Proposed Restated Certificate of Incorporation also will change our total number of authorized shares of preferred stock from 10,042,490 to 10,000,000. No shares of our preferred stock are currently outstanding or will be outstanding immediately following the Reclassification. Under our current Certificate of Incorporation, Class B common stock is only issuable to Cypress, or a “Successor in Interest” or “Subsidiary” of Cypress (as each term is defined therein), or in certain cases to former Cypress stockholders who acquired and continue to hold shares of Class B common stock from the spin-off, and therefore only our Class A common stock has been generally issuable. After the effectiveness of the Reclassification, this limitation will no longer be in effect and all of our authorized and unissued common stock will be issuable to any person.

NASDAQ Listing. Following effectiveness of the Proposed Restated Certificate of Incorporation, we expect that starting on November 17, 2011, our new single class of common stock will trade on the Nasdaq Global Select Market under the new symbol “SPWR.” Our Class A common stock and Class B common stock, traded under the symbols SPWRA and SPWRB, respectively, will be de-listed from the Nasdaq and will no longer be traded.

Operations. The Reclassification will have no impact on our operations, except to the limited extent that we are able to realize some or all of the potential benefits from the Reclassification which are described above.

Resale of Common Stock. Shares of our common stock may be sold in the same manner as our Class A common stock and our Class B common stock may currently be sold. Our affiliates and holders of any shares that constitute restricted securities will continue to be subject to the restrictions specified in Rule 144 under the Securities Act of 1933.

Equity Incentive Plans. Upon the Reclassification, outstanding options, stock appreciation rights, restricted shares and restricted stock units denominated in shares of Class A common stock issued under any of our equity incentive plans will remain unchanged, except that they will represent the right to receive shares of the new single class of common stock rather than Class A common stock.

Amendment of Our By-laws. In connection with the Reclassification, our By-laws will be amended to, among other things, eliminate obsolete provisions relating to the spin-off and the existing dual-class common stock structure. Our amended and restated By-laws will become effective immediately following the effectiveness of the Proposed Restated Certificate of Incorporation.

Amendment and Restatement of Our Stockholder Rights Agreement. In connection with the Reclassification, the Rights Agreement we entered into with Computershare Trust Company, will be amended and restated to, among other things, eliminate obsolete provisions relating to the existing dual-class common stock structure. Under the current Rights Agreement, the Class A Rights (as defined therein) are exercisable for Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company and the Class B Rights (as defined therein) are exercisable for Series B Junior Participating Preferred Stock, par value $0.001 per share, of the Company. In connection with the Reclassification, the Rights Agreement will be amended such that each of the current Class A and Class B Rights shall become a “Right” to purchase Series A Junior Participating Preferred Stock of the Company having the rights and preferences set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock to be filed concurrently with the Proposed Restated Certificate of Incorporation and to take effect upon the effectiveness of the Proposed Restated Certificate of Incorporation. Our amended and restated Rights Agreement will also become effective immediately upon such effectiveness.

Interests of Our Officers and Directors in the Reclassification. In considering the recommendation of our Board, you should be aware that some of our officers and directors may have interests in the Reclassification that are different from, or in addition to, the interests of some or all of our public stockholders. For instance, some of our officers and directors hold shares of Class A and Class B common stock as described under “Security Ownership of Management and Certain Beneficial Owners” below.

Conditions Precedent to Effectiveness of the Proposed Restated Certificate of Incorporation

The effectiveness of the Reclassification and the related amendments to our current Certificate of Incorporation pursuant to the Proposed Restated Certificate of Incorporation as described above are conditioned upon each of the following:

—	The affirmative vote of the holders of a majority of the voting power of our outstanding shares of Class A common stock and Class B common stock, voting together as a single class; and

—	The affirmative vote of the holders of a majority of our outstanding shares of Class B common stock, voting as a separate class.

If approved, the Proposed Restated Certificate of Incorporation will become effective at 5 p.m. EST on the business day following the filing with the Secretary of State of the State of Delaware, which filing we expect to occur after the close of the Nasdaq Global Select Market on November 15, 2011.

Stockholder Action If Proposal Is Approved; Stock Certificates

If the Proposed Restated Certificate of Incorporation is approved by our stockholders, the Reclassification will be effective at 5 p.m. EST on the business day following the filing of the Proposed Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. Upon effectiveness of the Reclassification, physical stock certificates formerly representing shares of Class A common stock or Class B common stock will represent an equal number of shares of the new single class of common stock. Holders of physical stock certificates who wish to exchange their certificates for new Direct Registration Systems (DRS) shares or new physical certificates for common stock may surrender their old certificates to the office of our transfer agent, Computershare Trust Company N.A. (the “Transfer Agent”) by overnight delivery to 250 Royall Street, Canton, MA 02021 (the Transfer Agent may be reached at (877) 373-6374 (toll free) or +1 (781) 575-2879, or online at www.computershare.com/investor), in each case, accompanied by a written request from the holder of such shares for new DRS shares or new certificate representing the shares of common stock into which such shares were reclassified, and (if so required by the Transfer Agent) by instruments of transfer or other Transfer Agent required documentation, in form satisfactory to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney.

New DRS shares or new physical certificates will be issued to the holders of old certificates without charge for any stamp or other similar tax in respect of such issuance. However, if any new DRS shares or new certificate is to be issued in a name other than that of the holder of the certificate representing shares that were reclassified, then the holder requesting the issuance of new DRS shares or new physical certificate must pay to the Company the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Company that such tax has been paid or is not payable.

Reservation of Rights by Our Board of Directors

Our Board has delegated to our officers the right to abandon the Proposed Restated Certificate of Incorporation without further action by our stockholders at any time before the effectiveness of the Proposed Restated Certificate of Incorporation (as described above), even if the Proposed Restated Certificate of Incorporation has been approved by the stockholders and all other conditions to the adoption of the Proposed Restated Certificate of Incorporation have been satisfied. If we abandon the Proposed Restated Certificate of Incorporation, the Reclassification will not occur at the present time. Although we do not anticipate exercising our rights to abandon the Proposed Restated Certificate of Incorporation or contemplate specific events that would trigger abandonment, we will defer or abandon the Proposed Restated Certificate of Incorporation if we believe that the Reclassification is no longer in the best interests of the Company or our stockholders. By voting in favor of the Proposed Restated Certificate of Incorporation, you will also be expressly authorizing us to determine not to proceed with, and abandon, the Reclassification and the Proposed Restated Certificate of Incorporation if we should decide to do so.

No Appraisal Rights

Holders of our Class A common stock and Class B common stock do not have appraisal rights under Delaware law or under our current Certificate of Incorporation in connection with the Reclassification.

Certain Federal Income Tax Consequences

We have summarized below certain federal income tax consequences of the Reclassification based on the Code as in effect on the date hereof. This summary applies only to our stockholders that hold their Class A common stock and Class B common stock as a capital asset within the meaning of section 1221 of the Code. Further, this summary does not discuss all aspects of federal income taxation that may be relevant to you in light of your individual circumstances. In addition, this summary does not address any state, local or foreign tax consequences of the proposed Reclassification. This summary is included for general informational purposes only and is not intended to constitute advice regarding the federal income tax consequences of the proposed Reclassification. Since the tax consequences to you will depend on your particular facts and circumstances, you are urged to consult your own tax advisor with respect to the tax consequences of the Reclassification, including tax reporting requirements.

We believe that as a result of the Reclassification:

—	No gain or loss will be recognized for U.S. federal income tax purposes by any of the holders of our Class A common stock or Class B common stock upon effectiveness of the Reclassification;

—	A stockholder’s aggregate basis in such stockholder’s shares of common stock will be the same as such stockholder’s aggregate basis in the Class A common stock and Class B common stock reclassified;

—	A stockholder’s holding period for common stock will include such stockholder’s holding period for the Class A common stock and Class B common stock reclassified; and

—	No gain or loss will be recognized by us for U.S. federal income tax purposes upon the effectiveness of the Reclassification.

Other Consequences

As noted above, upon the consummation of the previously announced Tender Offer on June 21, 2011, Total Gas & Power USA became the holder of a majority of our outstanding Class A common stock and a majority of our outstanding Class B common stock. Consequently, Total Gas & Power USA holds a sufficient number of shares of our outstanding common stock to approve Proposal One, and under the Tender Offer Agreement, Total Gas & Power USA has agreed to vote all shares acquired in the Tender Offer in favor of the Reclassification as set forth in the Proposed Restated Certificate of Incorporation. Thus, we expect that Proposal One will be approved.

As described below in Proposal Two, the Proposed Restated Certificate of Incorporation also includes an amendment that would, if approved at the Special Meeting and filed with the Secretary of State of the State of Delaware, permit action by written consent of the stockholders without a meeting for a certain time period. If either Proposal One or Proposal Two, but not both, is approved, our officers have the authority to file with the Secretary of State of Delaware an Amended and Restated Certificate of Incorporation that would effect only such amendments as have been approved by our stockholders. We expect that our officers would effect such a filing in this unlikely event.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED RESTATED CERTIFICATE OF INCORPORATION IN ORDER TO EFFECT THE RECLASSIFICATION.

PROPOSAL TWO

AMENDMENT OF SUNPOWER’S CERTIFICATE OF INCORPORATION TO PERMIT ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS WITHOUT A MEETING

As described above in Proposal One, our Board has approved and determined to be advisable the Proposed Restated Certificate of Incorporation in connection with effecting the Reclassification. The Proposed Restated Certificate of Incorporation also includes an amendment that would, if approved at the Special Meeting and filed with the Secretary of State of the State of Delaware, permit action by written consent of the stockholders without a meeting for any action required to be taken at any annual or special meeting until the first time Total Gas & Power USA and other entities controlled by Total no longer own at least fifty percent of our voting securities (“Total Stockholder Approval Period”). The Proposed Restated Certificate of Incorporation further provides that following the Total Stockholder Approval Period, no action required or permitted to be taken at any annual or special meeting may be taken without a meeting, and the power of the stockholders to consent in writing, without a meeting, to the taking of any such action is specifically denied. In accordance with the Delaware General Corporation Law, our Board is submitting the Proposed Restated Certificate of Incorporation, which includes the proposed amendment permitting action by written consent of the stockholders without a meeting during the Total Stockholder Approval Period, to our stockholders for their approval.

Background and Primary Purpose

Section 228 of the Delaware General Corporation Law provides in pertinent part that “unless otherwise provided in the certificate of incorporation, any action required by this chapter to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.” Our current Certificate of Incorporation contains a provision which provides that stockholders may not take any action by written consent that would be required or permitted to be taken at any annual or special meeting. Our Board believes that the amendment of this provision to permit such action by written consent of the stockholders during the Total Stockholder Approval Period would be in the best interests of the Company and its stockholders.

The primary purpose for this proposal is to allow us, during the Total Stockholder Approval Period where we are likely to obtain the requisite consent in writing, to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a stockholder meeting solely for the purpose of approving the action. Our Board believes that during the Total Stockholder Approval Period and in such cases where stockholders representing the requisite number of votes necessary to authorize an action have already consented to a given action, the stockholder meeting functions as a formality, and utilizes time and resources that are better spent on other corporate functions. After the Total Stockholder Approval Period, when it is less likely we can obtain the requisite consent in writing, our Board believes it would be in the best interests of the Company and its stockholders to deny actions by written consent of stockholders without a meeting. In addition, just as provided for in our current Certificate of Incorporation, denying actions by written consent of the stockholders without a meeting following the Total Stockholder Approval Period, may have the effect of delaying or preventing a change of control or changes in our management.

Related Amendment of Our By-Laws

In connection with the amendment of our current Certificate of Incorporation to allow for stockholder action by written consent without a meeting, our By-laws will be amended to, among other things, eliminate the provisions restricting stockholder action by written consent. Our amended and restated By-laws will become effective immediately following the effectiveness of the Proposed Restated Certificate of Incorporation.

Certain Consequences

As noted above, upon the consummation of the previously announced Tender Offer on June 21, 2011, Total Gas & Power USA became the holder of a majority of our outstanding common stock. In the event that Total Gas & Power USA votes in favor of Proposal Two, Proposal Two will be approved. Upon approval of Proposal Two, Total will be able to determine matters that are submitted to stockholders for a vote, such as approval of significant corporate transactions, by written consent without a stockholder meeting until the first time Total Gas & Power USA and other entities controlled by Total’s ownership interest decreases to less than fifty percent of our voting securities. We believe, based on discussions with Total Gas & Power USA, that Total Gas & Power USA is likely to vote in favor of Proposal Two, and therefore Proposal

Two will likely be approved. If either Proposal One or Proposal Two, but not both, is approved, our officers have the authority to file with the Secretary of State of Delaware an Amended and Restated Certificate of Incorporation that would effect only such amendments as have been approved by our stockholders. We expect that our officers would effect such a filing in this unlikely event.

As noted above, the text of the Proposed Restated Certificate of Incorporation, marked to show changes to our current Certificate of Incorporation, is included as Appendix A to this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED RESTATED CERTIFICATE OF INCORPORATION IN ORDER TO PERMIT ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS WITHOUT A MEETING.

PROPOSAL THREE

APPROVAL OF THE THIRD AMENDED AND RESTATED

SUNPOWER CORPORATION 2005 STOCK INCENTIVE PLAN

The Board has approved and is submitting for stockholder approval an amendment and restatement (the “Restated Stock Plan”) of the Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, as amended (the “Current Plan”) that, if approved, would:

—	increase the number of shares of our common stock, par value $0.001 per share, available for issuance by 2,500,000 shares;

—	eliminate obsolete provisions providing for automatic stock grants to outside directors;

—

amend the definition of “Change in Control” to reflect the recent Tender Offer for shares of our common stock by Total Gas & Power USA by replacing the reference to Cypress Semiconductor Corporation with Total and any member of the Total Group (as defined in the Restated Stock Plan);

—	account for the proposed reclassification of our Class A common stock and Class B common stock into a single class of common stock; and

—	make certain other conforming or non-material amendments, all as further described below.

The 2005 Stock Incentive Plan was originally adopted by our Board on August 12, 2005, was amended by our Board effective as of September 23, 2005, was amended by the Board and stockholders on October 5, 2005, reflected a two-for-one reverse stock split on November 10, 2005, was amended by our Board and our stockholders effective as of May 4, 2006, was amended by our Board and our stockholders effective as of February 12, 2007, was amended by our Board and stockholders effective as of May 4, 2007, was amended by the Board and the stockholders on May 8, 2008, was amended by the Board effective March 12, 2009, and the Restated Stock Plan was approved by the Board on July 28, 2011 and is subject to stockholder approval. The Restated Stock Plan is administered by the Compensation Committee of our Board, and provides for several types of stock-based awards for employees, non-employee directors and consultants.

In connection with Total Gas & Power USA’s investment in SunPower, we adopted a retention program designed to ensure that certain key employees and management remain with SunPower following the consummation of the Tender Offer. Under the retention program, we intend to grant approximately 2.2 million time-vested restricted stock units (RSUs) to our eligible officers and employees contingent upon approval of this Proposal Three. Any retention RSUs granted under the program will vest in equal one-third increments on each of June 1, 2012, June 1, 2013 and June 1, 2014 subject to the recipient remaining employed by us on each applicable vesting date. In the Tender Offer Agreement, Total Gas & Power USA agreed to vote all common stock acquired in the Tender Offer in favor of an amendment to the Current Plan to increase the number of shares available for issuance by 2,500,000.

The Restated Stock Plan is also being submitted to our stockholders for approval of its material terms, including the qualifying performance criteria for performance-based equity awards under the Restated Stock Plan, to allow certain awards made under the Restated Stock Plan to qualify as performance-based compensation under Section 162(m) of the Code.

A summary of the highlights of the amendments is set forth below and is followed by a summary of the primary provisions of the Restated Stock Plan. The summaries of both the highlights of the amendments and the Restated Stock Plan are not intended to be exhaustive and are qualified in their entirety by the terms of the Restated Stock Plan. A complete copy of the Restated Stock Plan is attached to this proxy statement as Appendix B.

Highlights of the Restated Stock Plan

The amendments to the Current Plan will increase the number of shares of Class A common stock available for issuance under the Restated Stock Plan by 2,500,000 shares. These shares will be added to the 11,623,983 shares available for issuance under the Current Plan as of January 3, 2011. Following stockholder approval of Proposal One and the effectiveness of our Proposed Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (“Effectiveness”), references to Class A common stock in the Restated Stock Plan will reference our common stock. As used in this Proposal Three, “common stock” or “shares” references, prior to Effectiveness, our Class A common stock and, after Effectiveness, our common stock. The Restated Stock Plan will retain the automatic share increase feature of the Current Plan, which automatic increase will next take place effective for 2012. This share availability increase feature will continue to cause an annual and automatic increase in the number of shares of our common stock available for issuance under the Restated Stock Plan in an amount each year equal to the least of:

—	3% of the outstanding shares of all classes of our common stock measured on the last day of the immediately preceding fiscal year;

—	6,000,000 shares; and

—	such other number of shares as determined by our Board of Directors.

The Restated Stock Plan will also eliminate outdated sections of the Current Plan which used to provide for automatic grants of equity awards to directors prior to being replaced by our separate director compensation policy. Such outdated provisions to be eliminated include the following:

—

an initial grant of Stock Units (as defined in the Restated Stock Plan) to acquire 6,600 shares of common stock to outside directors first joining the Board of Directors, and an initial grant of Stock Units to acquire 8,000 shares to a non-employee director upon his or her first appointment as the Chairman of the Board; and

—

a grant of 4,000 Stock Units after each annual meeting to outside directors who are continuing service on the Board (and were not first elected to the Board at such meeting), and a grant of 8,000 Stock Units after each annual meeting to the Chairman of the Board.

The Restated Stock Plan will also make certain other conforming or non-material amendments related to the changes described above, as well as certain technical amendments editing the definition of “Change in Control” under the Restated Stock Plan to reflect the consummation of the Tender Offer.

Summary Description of the Other Terms of the Restated Stock Plan

Awards Available Under the Restated Stock Plan.  Under the Restated Stock Plan, we may award shares of common stock or securities exercisable for or based on shares of our common stock. The Restated Stock Plan provides for the discretionary award of: (1) incentive stock options (“ISOs”) that satisfy the requirements of Code Section 422, as well as stock options that are not ISOs (“Nonstatutory Options” and, together with ISOs, “Stock Options”); (2) common shares subject to certain restrictions (“Restricted Shares”); (3) stock appreciation rights (“SARs”); and (4) bookkeeping entries equivalent to one or more common shares (“Stock Units”). Each type of award is evidenced by the execution of an award agreement between us and the recipient that is specific to the type of award. For example, the terms of an award of Stock Options are set out in a “Stock Option Agreement.”

Eligibility.  Stock Options and other stock-based awards may be granted to our employees, independent directors and consultants, and our parent company’s employees and consultants under the Restated Stock Plan. ISOs may be granted only to employees. Currently, our approximately 5,200 employees, four independent directors, approximately 6,800 employees with our parent company, and approximately 620 consultants with the Company and our parent company are eligible to participate in the Restated Stock Plan, although we have no current plans to issue grants to the employees and consultants of our parent company unless they are providing services to us.

Restated Stock Plan Limits on Common Shares Available for Issuance.  The Restated Stock Plan provides that the aggregate number of shares of common stock authorized for issuance as awards under the Restated Stock Plan will not exceed 11,623,983 shares, plus (1) any shares subject to options granted under the prior stock plans which lapse or otherwise terminate prior to being exercised subsequent to August 12, 2005, plus (2) any of the 105,000 shares subject to non-plan options granted during 2004 that lapse or otherwise terminate prior to being exercised subsequent to August 12, 2005, and plus (3) 2,500,000 shares. In addition, no participant in the Restated Stock Plan can receive awards for any calendar year that relate to more than 500,000 shares. The number of shares that may be issued upon the exercise of ISOs may not exceed 15,000,000 shares.

Common Shares.  If Restricted Shares or shares issued upon the exercise of Stock Options are forfeited, then such shares will again become available for awards under the Restated Stock Plan. If Stock Units, Stock Options or SARs are forfeited or terminate for any other reason before being exercised, then the corresponding shares will become available for awards under the Restated Stock Plan. If Stock Units are settled, then only the number of common shares (if any) actually issued in settlement of such Stock Units will reduce the number available under the Restated Stock Plan and the balance will again become available for awards under the Restated Stock Plan. If SARs are exercised, then only the number of common shares (if any) actually issued in settlement of such SARs shall reduce the number available under the Restated Stock Plan and the balance will again be available for awards under the Restated Stock Plan.

Administration.  The Restated Stock Plan will be administered by our Compensation Committee. The Compensation Committee will consist of two or more directors appointed by the Board. In addition, the composition of the Compensation Committee shall satisfy (1) such requirements as the SEC may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act, and (2) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.

The Board may also appoint one or more separate committees of the Board, each composed of one or more directors who may administer the Restated Stock Plan with respect to employees who are not considered officers or directors under Section 16 of the Securities Exchange Act of 1934, may grant awards under the Restated Stock Plan to such employees and may determine all terms of such grants. The Board may also authorize one or more officers to designate employees, other than officers under Section 16 of the Exchange Act, to receive awards and/or to determine the number of such awards to be received by such persons; provided, however, that the Board must specify the total number of awards that such officers may so award. The Compensation Committee may designate persons other than members of the Compensation Committee to carry out its responsibilities, except that the Compensation Committee may not delegate its authority with regard to the selection for participation of or the granting of equity awards or other rights under the Restated Stock Plan to persons subject to Section 16 of the Exchange Act.

Stock Options.  Both ISOs and Nonstatutory Options are available for grant under the Restated Stock Plan. ISOs may be granted only to employees while Nonstatutory Options may be granted to employees, non-employee directors and consultants. The terms and conditions of an award of Stock Options are determined on a case by case basis and will be evidenced by a Stock Option agreement between the optionee and the Company. Each Stock Option agreement will specify the number of common shares that are subject to the Stock Option and will provide for the adjustment of the Stock Option in accordance with the adjustment section in the Restated Stock Plan.

The exercise price of a Stock Option will be determined by the Compensation Committee in its sole discretion. The exercise price of a Stock Option, subject to Internal Revenue Code requirements for 10% stockholders, shall not be less than 100% of the fair market value of a common share on the date of grant. The closing price per share of our Series A common stock on September 26, 2011 was $8.84.

Each Stock Option agreement will specify a date when all or any installment of the Stock Option is to become exercisable and also specifies the term of the option; provided that the term of an option shall in no event exceed 10 years from the date of grant. The Stock Option agreement may provide for accelerated exercisability in the event of the optionee’s death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the optionee’s service. The Compensation Committee may determine, at the time of granting a Stock Option or thereafter, that such Stock Option will become exercisable as to all or part of the common shares subject to the Stock Option in the event that a Change in Control (as defined below and in the Restated Stock Plan) occurs with respect to the Company.

Stock Options may be awarded in combination with SARs, and such an award may provide that the Stock Options will not be exercisable unless the related SARs are forfeited. An optionee generally has none of the rights of a stockholder until shares of stock are issued. The Compensation Committee may at any time (1) offer to buy out for a payment in cash or cash equivalents a Stock Option previously granted, or (2) authorize an optionee to elect to cash out a Stock Option previously granted, in either case at such time and based upon such terms and conditions as the Compensation Committee may establish.

Restricted Shares.  The Compensation Committee may grant Restricted Shares to employees, non-employee directors and consultants. The terms of each award are determined on a case by case basis and will be evidenced by a Restricted Share agreement between the recipient and the Company. Restricted Shares may be sold or awarded under the Restated Stock Plan for such consideration as the Compensation Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services.

Each award of Restricted Shares may or may not be subject to vesting. Vesting will occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share agreement. An award agreement may provide for accelerated vesting in the event of the grantee’s death, disability, retirement or other events. The Compensation Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of the Restricted Shares will become vested in the event that a Change in Control occurs with respect to the Company.

The holders of Restricted Shares awarded under the Restated Stock Plan have the same voting, dividend and other rights as our other stockholders. A Restricted Share agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares.

Stock Appreciation Rights.  The Compensation Committee may award SARs to employees, non-employee directors and consultants. The number of shares included, the terms of exercise, and the term of each SAR is determined on a case by case basis and will be evidenced by a SAR agreement between the recipient and the Company. Each SAR agreement will specify the date when all or any installment of the SAR is to become exercisable. The SAR agreement will also specify the term of the SAR. A SAR agreement may provide for accelerated exercisability in the event of the recipient’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the recipient’s service. The Compensation Committee may determine, at the time of granting a SAR or thereafter, that such SAR will become fully vested as to all common shares subject to such SAR in the event that a Change in Control occurs with respect to the Company. SARs may be awarded in combination with Stock Options, and such an award may provide that the SARs will not be exercisable unless the related Stock Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in a Nonstatutory Option at the time of grant or thereafter. Upon the exercise of a SAR, the recipient will receive cash, common shares, or a combination of the two. The amount of cash and/or the fair market value of common shares received upon exercise of SARs will, in the aggregate, be equal to the amount by which the fair market value (on the date of surrender) of the common shares subject to the SARs exceeds the exercise price.

Stock Units.  The Compensation Committee may award Stock Units to employees, non-employee directors and consultants. The terms of each award are determined on a case by case basis and will be evidenced by a Stock Unit agreement between the recipient and the Company. No cash consideration is required of the award recipients. The holders of Stock Units have no voting rights. However, prior to settlement or forfeiture, any Stock Unit awarded under the Restated Stock Plan may, at the Compensation Committee’s discretion, carry with it a right to dividend equivalents. Settlement of vested Stock Units may be made in the form of cash, common shares, or any combination of the two. The number of Stock Units eligible for settlement may be larger or smaller than the number included in the original award, based on predetermined performance factors.

Each award of Stock Units may or may not be subject to vesting. Vesting will occur, in full or in installments, upon satisfaction of the conditions set out in the Stock Unit agreement. A Stock Unit agreement may provide for accelerated vesting in the event of the participant’s death, disability or retirement or other events. The Compensation Committee may determine, at the time of granting Stock Units or thereafter, that all or part of the Stock Units will become vested in the event that a Change in Control occurs with respect to the Company.

Adjustments.  In the event of a recapitalization, stock split or similar capital transaction, appropriate adjustments will be made to: (1) the number of common shares reserved for issuance under the Restated Stock Plan; (2) the limitation regarding the total number of common shares underlying awards given to an individual participant in any calendar year; and (3) other adjustments in order to preserve the benefits of outstanding awards under the Restated Stock Plan consisting of adjustments to the number of common shares covered by each outstanding Stock Option and SAR and the exercise price thereof and in the number of any Stock Units that have not yet been settled. Any reclassification of our Class A common stock and Class B common stock into a single class of common stock, as proposed under Proposal One, will not be subject to such adjustment. The Restated Stock Plan explains that for the sake of clarity, following any such reclassification, each award that formerly covered Class A common stock shall cover an equal number of shares of common stock.

Effect of Certain Transactions.  A Change in Control may impact rights to an award made under the Restated Stock Plan. Specifically, the Restated Stock Plan provides that the Compensation Committee may decide, either at the time of the award or after, that in the event of a Change in Control: (1) Restricted Shares and Stock Units vest; and (2) Stock Options and SARs are exercisable. However, in the event of a merger or other reorganization, all outstanding awards are subject to the terms of the agreement effecting the particular transaction.

Subject to certain exceptions, a Change in Control generally means the occurrence of one of the following:

(a)	the acquisition by any person (other than Total or any member of the Total Group), of our securities representing 50% or more of the combined voting power of the then outstanding securities;

(b)	consummation of a merger or consolidation with or into another entity as a result of which persons who were not our stockholders immediately prior to the merger or consolidation own immediately after the merger or consolidation 50% or more of the voting power of the outstanding securities of the continuing or surviving entity and any parent corporation of the continuing or surviving entity; or

(c)	the sale, transfer or other disposition of all or substantially all of our assets.

To the extent not previously exercised or settled, Stock Options, SARs and Stock Units will terminate immediately prior to our dissolution or liquidation.

Qualifying Performance Criteria.  An award may be made subject to the attainment of performance goals for a specified period of time relating to one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either us as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Compensation Committee in the award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, or (p) market segment shares (“Qualifying Performance Criteria”). The Compensation Committee in an award may provide for the adjustment of any evaluation of performance under a Qualifying Performance Criteria to exclude any objective and measurable events specified in the Award, including but not limited to any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) acceleration of amortization of debt issuance costs, (vi) stock-based compensation charges, (vii) purchase-accounting related charges, including amortization of intangible purchased assets, acquired in-process research and development charges, and similar charges associated with purchase accounting, (viii) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30, and (ix) the related tax effects associated with each of the adjustments listed in clauses (i) through (viii) above.

Withholding of Taxes.  Each recipient of an award must make arrangements with us to satisfy any tax withholding requirements in relation to any award under the Restated Stock Plan. The Compensation Committee may permit a participant to satisfy all or part of his or her withholding or income tax obligations by having us withhold all or a portion of any common shares that otherwise would be issued to him or her or by surrendering all or a portion of any common shares that he or she previously acquired. Such common shares will be valued at their fair market value on the date when taxes otherwise would be withheld in cash. In no event may a participant have common shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the legally required minimum tax withholding.

Termination and Amendment.  The Restated Stock Plan terminates automatically on August 12, 2015, unless terminated earlier by the Board. The Board may amend, modify or terminate the Restated Stock Plan at any time, subject to stockholder approval if required by applicable laws, regulations or rules. Rights and obligations under any award granted before amendment of the Restated Stock Plan will not be materially impaired by such amendment, except with the consent of the participant.

New Plan Benefits Under the Restated Stock Plan

As described above, directors, consultants and employees, including executive officers and employees who are members of the Board, are eligible to participate in the Restated Stock Plan. Retention RSU grants were approved for certain individuals pursuant to the Restated Stock Plan in connection with the Tender Offer, as set forth in the table below, subject to approval of this Proposal Three by our stockholders. Additional future awards under the Restated Stock Plan will be determined by the Board over time based on multiple factors such as competitive analysis, our results and discrete human resource issues. Consequently, except as set forth below, it is impossible to determine the benefits or amounts that will be received in the future under the Restated Stock Plan by any of our executive officers, directors or employees.

Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan

Name and Position	Dollar Value ($)(1)	Number of Units(2)
Thomas H. Werner, President and Chief Executive Officer	2,652,000	300,000
Howard J. Wenger, President, Utility & Power Plants	1,060,800	120,000
James S. Pape, President, Residential & Commercial	1,060,800	120,000
Marty T. Neese, Chief Operating Officer	1,060,800	120,000
Executive Group(3)	6,718,400	760,000
Non-Executive Director Group(4)	0	0
Non-Executive Officer Employee Group(5)	12,629,664	1,428,695
(1)	The dollar value indicated is based upon $8.84 per RSU, which price is the closing price of our Series A common stock on September 26, 2011.

(2)	The number of RSUs to be issued to our named executive officers vest based on continued employment in one-third increments on each of June 1, 2012, June 1, 2013 and June 1, 2014. The number of shares of our common stock remaining reserved for issuance under the Current Plan was insufficient to proceed with the issuance of such RSUs when approved and are therefore subject to approval of this Proposal Three by the stockholders.

(3)	This group consists of all current executive officers.

(4)	This group consists of all current non-employee directors.

(5)	This group consists of all employees, including our current officers who are not executive officers.

Certain Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Restated Stock Plan based on federal income tax laws in effect as of the date hereof. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants

Nonstatutory Options.  In general (1) no income will be recognized by an optionee at the time a Nonstatutory Option is granted; (2) at the time of exercise of a Nonstatutory Option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the common shares and the fair market value of the common shares, if vested, on the date of exercise; and (3) at the time of sale of common shares acquired pursuant to the exercise of a Nonstatutory Option, appreciation (or depreciation) in value of the common shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the common shares have been held.

ISOs.  No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such common shares is made by such optionee within two years after the date of grant or within one year after the transfer of such common shares to the optionee, then upon sale of such common shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such common shares at the time of exercise (or, if less, the amount realized on the disposition of such common shares if a sale or exchange) over the option price paid for such common shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

Restricted Shares. The recipient of Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares (reduced by the purchase price for such Restricted Shares) at such time as the common shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the Restricted Shares will have ordinary income on the date of transfer of the Restricted Shares equal to the excess of the fair market value of such Restricted Shares (determined without regard to the Restrictions) over the purchase price, if any, of such Restricted Shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Shares that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Stock Units. No income generally will be recognized upon the award of Stock Units. The recipient of a Stock Unit award generally will be subject to tax at ordinary income rates on the fair market value of common shares on the date of settlement (reduced by any amount paid by the participant for such Stock Units), and, if settled with common shares in whole or in part, the capital gains/loss holding period for such common shares will also commence on such date.

Section 409A of the Code

Awards under the Restated Stock Plan may, in some cases, result in a deferral of compensation that is subject to the requirements of Section 409A of the Code (“Section 409A”). Generally, to the extent these awards are subject to Section 409A, such awards will be subject to immediate taxation in the year they vest and a 20% penalty tax unless the requirements of Section 409A are satisfied. It is the intent of the Company that awards under the Restated Stock Plan will be structured and administered in a manner that complies with the requirements of Section 409A. Awardees should consult their own tax advisor with respect to the potential application of Section 409A.

Tax Consequences to SunPower

To the extent that a participant recognizes ordinary income in the circumstances described above, we will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” under Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Other Consequences

As noted above, upon the consummation of the previously announced Tender Offer on June 21, 2011, Total Gas & Power USA became the holder of a majority of our outstanding Class A common stock and a majority of our outstanding Class B common stock. Consequently, Total Gas & Power USA holds a sufficient number of shares of our outstanding common stock to approve Proposal Three, and under the Tender Offer Agreement, Total Gas & Power USA has agreed to vote all shares acquired in the Tender Offer in favor of increasing the number of shares of our common stock available for issuance under our Current Plan by 2,500,000 shares, as set forth in the Restated Stock Plan. Thus, we expect that Proposal Three will be approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE THIRD AMENDED AND RESTATED SUNPOWER CORPORATION 2005 STOCK INCENTIVE PLAN.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our Class A and Class B common stock as of September 19, 2011, except as described below, by:

—	each of our directors and director nominees;

—

our Chief Executive Officer, our Chief Financial Officer and each of the three most highly compensated individuals who served as our other executive officers at fiscal year-end, whom we collectively identify as our “named executive officers”;

—	our directors, director nominees and executive officers as a group; and

—

each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of any class of our common stock.

Applicable beneficial ownership percentages listed below are based on 58,132,264 shares of Class A common stock and 42,033,287 shares of Class B common stock outstanding as of September 19, 2011. The business address for each of our directors and executive officers is our corporate headquarters at 77 Rio Robles, San Jose, California 95134.

	Shares Beneficially Owned(1)				% Total Voting Power(2)
	Class A Common Stock		Class B Common Stock
Directors and Named Executive Officers	Shares	%	Shares	%
W. Steve Albrecht(3)	19,476	*	316	*	*
Dennis V. Arriola(4)	57,352	*	12,210	*	*
Betsy S. Atkins(5)	13,025	*	--	--	*
Arnaud Chaperon	--	--	--	--	--
Bernard Clement	--	--	--	--	--
Denis Giorno	--	--	--	--	--
Thomas R. McDaniel(6)	10,783	*	--	--	*
Marty T. Neese(7)	76,805	*	77	*	*
Jean Marc Otero del Val	--	--	--	--	--
James S. Pape	--	--	--	--	--
Reinhard Schneider	--	--	--	--	--
Humbert de Wendel	--	--	--	--	--
Howard J. Wenger	5,466	*	--	--	*
Thomas H. Werner(8)	40,761	*	304	*	*
Pat Wood III(9)	53,461	*	--	--	*
All Current Directors and Executive Officers as a Group (18 persons)(10)	284,459	*	12,907	*	*
Other Persons
Aletheia Research and Management, Inc.(11) 100 Wilshire Blvd., Suite 1960 Santa Monica, CA 90401	5,317,981	9.1	--	--	1.3
Total S.A. Total Gas & Power USA, SAS(12) 2, place Jean Millier La Défense 6 92400 Courbevoie France	34,756,682	59.8	25,220,000	60.0	60.0
Wellington Management Company LLP(13) 280 Congress Street Boston, MA 02210	--	--	2,274,414	5.4	4.6

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest and be exercisable within 60 days of September 19, 2011 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Each holder of Class B common stock is entitled to eight votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters to be submitted to stockholders for vote. The Class A and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as otherwise may be required by law as set forth in this proxy statement.
(3)	Includes 7,476 shares of Class A common stock and 12,000 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of September 19, 2011.
(4)	Includes 3,184 shares of Class A common stock and 37,500 shares of Class A common stock issuable upon exercise of options exercisable and 16,668 restricted stock units vesting within 60 days of September 19, 2011, 2011. 12,210 shares of Class B common stock are held by the Dennis V. Arriola and Janet A. Winnick Family Trust of which Mr. Arriola and his wife are co-trustees.
(5)	Includes 5,525 shares of Class A common stock and 7,500 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of September 19, 2011.
(6)	Includes 10,667 shares of Class A Common Stock that are held in the McDaniel Trust dated 7/26/2000 of which Mr. McDaniel and his spouse are co-trustees.
(7)	Includes 1,805 shares of Class A common stock and 75,000 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of September 19, 2011.
(8)	Includes (a) 609 shares of Class A common stock are held by The Thomas H. Werner 2010 Grantor Retained Annuity Trust, of which Mr. Werner and his wife are co-trustees and Mr. Werner is the beneficiary, and (b) 609 shares of Class A common stock are held by The Suzanne M. Werner 2010 Grantor Retained Annuity Trust, of which Mr. Werner and his wife are co-trustees and his wife is the beneficiary.
(9)	Includes 5,461 shares of Class A common stock and 48,000 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of September 19, 2011.
(10)	Includes the shares described in footnotes 1-9 plus 7,330 shares of Class A common stock held by two additional executive officers.
(11)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13F filed with the SEC on August 15, 2011 by Aletheia Research and Management, Inc., which indicated that it has beneficial ownership of 5,317,981 shares of Class A common stock, with sole voting and sole dispositive power with respect to said shares.
(12)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13D/A, filed with the SEC on July 1, 2011 by Total Gas & Power USA, SAS and its parent Total S.A., which indicated that the parties have beneficial ownership of 34,756,682 shares of Class A common stock and 25,220,000 shares of Class B common stock, with shared voting and shared dispositive power with respect to said shares.
(13)	The ownership information set forth in the table is based on information contained a statement on Schedule 13G/A, filed with the SEC on July 11, 2011 by Wellington Management Company, LLP, which indicated that it has beneficial ownership of 2,274,414 shares of Class B common stock, with shared voting power with respect to 863,545 shares and shared dispositive power with respect to 2,274,414 shares.

Change in Control

As noted in Proposal One above, the Tender Offer expired on June 14, 2011 and Total Gas & Power USA accepted for payment on June 21, 2011 a total of 34,756,682 shares of our Class A common stock and 25,220,000 shares of our Class B common stock, representing 60% of each class of the then outstanding common stock. On June 28, 2011, the European Commission (the “Commission”) granted clearance under Council Regulation (EC) No. 139/2004 of 20 January 2004 of the Council of the European Union to the acquisition by Total Gas & Power USA of our common stock pursuant to the Tender Offer (the “Shares”). As a result of the Commission clearance, Total Gas & Power USA is permitted to exercise voting rights over the Shares, including voting for the election of directors to our Board of Directors. The consideration paid by Total Gas & Power USA in the Tender Offer was paid from funds advanced to Total Gas & Power USA by Total.

Also as noted above in Proposals One and Three, under the Tender Offer Agreement, Total has agreed to vote all shares acquired in the Tender Offer (1) in favor of the Reclassification as set forth in the Proposed Restated Certificate of Incorporation and (2) in favor of increasing the number of shares of our common stock available for issuance under our Current Plan by 2,500,000 shares, as set forth in the Restated Stock Plan.

Other than the Affiliation Agreement, dated as of April 28, 2011, by and between us and Total Gas & Power USA, as amended on June 7, 2011 (the “Affiliation Agreement”), there are no material arrangements between SunPower, on the one hand, and Total Gas & Power USA, Total, any of their respective affiliates, any director or officer of Total Gas & Power USA or Total, or any associate of any such director or officer, on the other hand, relating to the election of directors or the governance of SunPower. The Affiliation Agreement is more specifically described in our Schedule 14D-9 dated May 3, 2011 (as amended, supplemented or otherwise modified from time to time) filed with the SEC.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors for fiscal 2010.

2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
W. Steve Albrecht	120,019	204,471	324,490
Betsy S. Atkins	71,269	204,471	275,740
Uwe-Ernst Bufe(4)	55,018	184,472	239,490
Thomas R. McDaniel	85,029	219,971	305,000
T.J. Rodgers(4)	17	278,963	278,980
Pat Wood III	90,019	204,471	294,490

(1)	The amounts reported in this column represent the aggregate cash retainers and payments for fractional shares received by the non-employee directors for 2010, but do not include amounts reimbursed to the non-employee directors for expenses incurred in attending Board and committee meetings. The amount set forth in this column for Mr. Rodgers reflects payments in respect of fractional shares. He received no cash retainers or other payments in respect of his service as a director.

(2)	The amounts reported in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (or FASB) ASC Topic 718 for restricted stock units granted to our non-employee directors in 2010, as further described below. Each non-employee director received the following grants of restricted stock units on the following dates with the following grant date fair values (please note that some amounts reported may not add up exactly due to rounding on an award-by-award basis):

Non-Employee Director	Grant Date	Restricted Stock Units (#)	Grant Date Fair Value ($)
W. Albrecht	05/03/2010 05/11/2010 08/11/2010 11/11/2010	2,348 2,924 4,842 4,252	39,775 44,708 59,992 59,996
B. Atkins	05/03/2010 05/11/2010 08/11/2010 11/11/2010	2,348 2,924 4,842 4,252	39,775 44,708 59,992 59,996
U. Bufe	05/03/2010 05/11/2010 08/11/2010 11/11/2010	2,053 2,597 4,439 3,897	34,778 39,708 54,999 54,987
T. McDaniel	05/03/2010 05/11/2010 08/11/2010 11/11/2010	3,246 3,597 4,439 3,897	54,987 54,998 54,999 54,987
T. Rodgers	05/03/2010 05/11/2010 08/11/2010 11/11/2010	2,778 3,722 7,062 6,201	47,059 56,909 87,498 87,496
P. Wood III	05/03/2010 05/11/2010 08/11/2010 11/11/2010	2,348 2,924 4,842 4,252	39,775 44,708 59,992 59,996

(3)	As of January 2, 2011, the following non-employee directors held the following restricted stock units: Mr. Albrecht, 0; Ms. Atkins, 0; Dr. Bufe, 3,960; Mr. McDaniel, 5,280; Mr. Rodgers, 0; and Mr. Wood, 0. As of January 2, 2011, the following non-employee directors also held options for the following number of shares: Mr. Albrecht, 33,000; Ms. Atkins, 14,198; Dr. Bufe, 0; Mr. McDaniel, 0; Mr. Rodgers, 0; and Mr. Wood, 48,000.

(4)	Dr. Bufe and Mr. Rodgers no longer serve as our directors effective as of June 28, 2011 and May 3, 2011, respectively.

Director Compensation Program

In 2010, we paid each of our independent directors as follows:

—	an annual fee of $275,000 ($68,750 quarterly) for service on our Board (other than as Chairman of the Board);

—	an additional annual fee of $25,000 ($6,250 quarterly) for service as the chair of a Board committee (other than the Chairman of the Board);

—	an annual fee of $350,000 ($87,500 quarterly) to our Chairman of the Board for service on our Board and on Board committees; and

—	an additional annual fee of $15,000 ($3,750 quarterly) for the lead independent director.

These annual fees were prorated on a quarterly basis for any director that joined the Board during the year. All of the $15,000 additional fee payable to the lead independent director was paid in cash. All of the fees paid to the Chairman of the Board were paid in the form of restricted stock units. The other fees were paid on a quarterly basis 20% in cash on or about the date of the Board meeting in the second month of each quarter and 80% in the form of fully-vested restricted stock units on the 11th day in the second month of each quarter (or on the next trading day if such day is not a trading day). The restricted stock units were settled in shares of our common stock within seven days of the date of grant.

In April 2010, the Board of Directors reviewed and considered providing additional compensation for each of the Audit Committee members in recognition of the substantial time and effort dedicated by the members in conducting the independent investigation into certain accounting and finance reporting matters at our Philippines operations. As a result of this review and consideration, the Board of Directors approved one-time special cash fees of $60,000 for Mr. Albrecht, $30,000 for Mr. Wood, and $30,000 for Mr. McDaniel. Each of Messrs. Albrecht, Wood and McDaniel abstained from voting to approve his payment.

Ms. Atkins and Dr. Bufe each received the standard fees for their service on the Board during fiscal 2010, including Ms. Atkins’s additional fee as the lead independent director. Mr. Rodgers did not receive any cash compensation for his services on our Board of Directors (except for a minimal payment for fractional shares). We also reimbursed our non-employee directors for their travel expenses for attending our Board and committee meetings.

On June 15, 2011, our Board of Directors amended its independent director compensation policy effective for the third fiscal quarter of 2011. Under the amended policy, each of our independent directors is compensated as follows:

—	an annual fee of $400,000 ($100,000 quarterly) for service on our Board and on Board committees (other than as Chairman of the Board);

—	an annual fee of $450,000 ($112,500 quarterly) to our Chairman of the Board for service on our Board and on Board committees; and

—	an additional annual fee of $25,000 ($6,250 quarterly) for the lead independent director.

These annual fees are prorated on a quarterly basis for any director that joins the Board during the year. All of the $25,000 additional fee payable to the lead independent director is paid in cash. All of the fees payable to the Chairman of the Board are paid in the form of restricted stock units. The other fees are paid on a quarterly basis 25% in cash on or about the date of the Board meeting and 75% in the form of fully-vested restricted stock units on the 11th day in the second month of each quarter (or on the next trading day if such day is not a trading day). The restricted stock units are settled in shares of our common stock within seven days of the date of grant. Because Mr. Werner, who is our President and Chief Executive Officer and our Chairman of the Board, and each of our six Total Gas & Power USA nominated directors do not qualify as independent directors under our director compensation policy, such individuals receive no director compensation.

EXECUTIVE OFFICERS

Certain information, as of September 30, 2011, regarding each of our executive officers is set forth below.

Name	Age	Position
Thomas H. Werner	51	President and Chief Executive Officer, Chairman of the Board of Directors
Dennis V. Arriola	50	Executive Vice President, Chief Financial Officer
Howard J. Wenger	52	President, Utility & Power Plants
James S. Pape	51	President, Residential & Commercial
Marty T. Neese	49	Chief Operating Officer
Bruce R. Ledesma	43	Executive Vice President, General Counsel and Corporate Secretary
Douglas J. Richards	52	Executive Vice President, Human Resources and Corporate Services
Eric Branderiz	46	Vice President, Corporate Controller and Principal Accounting Officer

Mr. Thomas H. Werner has served as our President and Chief Executive Officer since May 2010, a member of our Board since June 2003, and Chairman of the Board of Directors since May 2011. From June 2003 to April 2010, Mr. Werner served as our Chief Executive Officer. Prior to joining SunPower, from 2001 to 2003, he held the position of Chief Executive Officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corp., a network solutions company. He has also held a number of executive management positions at Oak Industries, Inc. and General Electric Co., and currently serves as a board member of Cree, Inc., Silver Spring Networks, and the Silicon Valley Leadership Group (as Chairman). Mr. Werner holds a bachelors degree in industrial engineering from the University of Wisconsin Madison, a bachelor’s degree in electrical engineering from Marquette University and a master’s degree in business administration from George Washington University.

Mr. Dennis V. Arriola has served as our Executive Vice President, Chief Financial Officer since April 2010. From November 2008 to March 2010, Mr. Arriola served as our Senior Vice President and Chief Financial Officer. From 2006 to November 2008, Mr. Arriola served as Senior Vice President and Chief Financial Officer of San Diego Gas & Electric and Southern California Gas Company, Sempra Energy’s California regulated utilities. From 2001 to 2006, Mr. Arriola served as Vice President of Communications and Investor Relations for Sempra Energy. From 1998 to 2001, he was Sempra’s Regional President and General Manager, South American Operations. From 1994 to 1998, he was Vice President and Treasurer for Pacific Enterprises/Southern California Gas Company. Mr. Arriola formerly served as a trustee for the Tomás Rivera Policy Institute in Los Angeles, and also as a member of the board of directors of the San Diego Symphony.

Mr. Howard J. Wenger has served as our President, Utility and Power Plants since January 2010. From August 2008 to January 2010, Mr. Wenger served as President, Global Business Units, and led all of our business units since January 2007 as an executive officer of the Company. From 2003 to 2007, Mr. Wenger served as Executive Vice President and a member of the board of directors of PowerLight Corporation, a solar system integration company that we acquired in January 2007 and subsequently renamed SunPower Corporation, Systems. From 2000 to 2003, Mr. Wenger was Vice President, North American Business of AstroPower Inc., a solar power manufacturer and system provider, and from 1998 to 2000 he was the Director, Grid-Connected Business. From 1993 to 1998, Mr. Wenger co-founded and managed Pacific Energy Group, a solar power consulting firm and, from 1989 to 1993, Mr. Wenger worked for the Pacific Gas & Electric Company, a utility company in northern California, in both research and strategic planning of solar and distributed generation assets.

Mr. James S. Pape has served as our President, Residential and Commercial since January 2010. From 2008 to 2010, Mr. Pape served as Vice President and General Manager of Ingersoll Rand’s North America HVACR division. From 2004 to 2008, Mr. Pape served as Vice President and General Manager for North America at Trane Commercial Systems, where he was responsible for growing the company’s commercial business for both Trane and Hussmann Refrigeration, and their respective profit and loss activities. Mr. Pape also previously held executive positions at Johnson Controls, Bearing Inspection, and AlliedSignal.

Mr. Marty T. Neese has served as our Chief Operating Officer since June 2008. From October 2007 to June 2008, Mr. Neese served as Executive Vice President, Worldwide Operations of Flextronics International Ltd., a manufacturing services company. From September 2004 to October 2007, Mr. Neese served in a variety of senior management positions at Solectron Corporation, a manufacturing services company, most recently as its Executive Vice President, Worldwide Operations. From September 2000 to September 2004, Mr. Neese served in various management roles, most recently as

Vice President, Program Management and Sales Operations of Sanmina-SCI, an EMS provider of end-to-end manufacturing solutions.

Mr. Bruce R. Ledesma has served as our Executive Vice President, General Counsel and Corporate Secretary since April 2010. From February 2007 to March 2010, Mr. Ledesma served as our General Counsel and Corporate Secretary. From 2005 to 2007 Mr. Ledesma served as General Counsel of PowerLight Corporation. From 2002 to 2004 Mr. Ledesma served as the Executive Vice President and General Counsel of Barra, Inc., a financial risk management company. From 2000 to 2002 Mr. Ledesma served as Vice President of Barra Ventures and, from 1998 to 2000, he was Barra’s Associate General Counsel. From 1993 to 1998, Mr. Ledesma practiced as a corporate attorney for Latham & Watkins LLP. Mr. Ledesma is a board member of the Tahoe-Baikal Institute, a nonprofit organization.

Mr. Douglas J. Richards has served as our Executive Vice President, Human Resources and Corporate Services since April 2010. From September 2007 to March 2010, Mr. Richards served as our Vice President, Human Resources and Corporate Services. From 2006 to 2007, Mr. Richards was Vice President of Human Resources and Administration for SelectBuild, a construction services company and a wholly-owned subsidiary of BMHC, and from 2000 to 2006, Mr. Richards was Senior Vice President of Human Resources and Administration for BlueArc, a provider of high performance unified network storage systems to enterprise markets. Prior to BlueArc, Mr. Richards spent 10 years at Compaq Computer Corporation and 5 years at Apple Computer, Inc. in various management positions.

Mr. Eric Branderiz has served as our Vice President, Corporate Controller and Principal Accounting Officer since September 2011. From June 2010 to August 2011, Mr. Branderiz served as our Vice President and Corporate Controller. Mr. Branderiz was the Vice President, Corporate Controller, Treasurer, and Head of Subsidy Business Operations for the Knowledge Learning Corporation (KLC) from May 2009 to May 2010, where he was responsible of all accounting, external reporting, internal controls, and treasury activities. Prior to KLC, he served in various positions at Spansion, Inc. from June 2003 to April 2009, including as the Corporate Vice President, Corporate Finance & Corporate Controller. Before Spansion’s initial public offering, Mr. Branderiz served in several concurrent capacities as Corporate Controller, Head of Corporate Financial Planning & Analysis, Head of Regional Sales & Marketing Finance, and Internal Controls. Prior to Spansion, Mr. Branderiz held various positions at Advanced Micro Devices, Inc., Ernst & Young, LLP, and the Provincial Branch of Consumer & Corporate Affairs and Treasury Departments in Canada. He is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides a detailed review and analysis of our compensation policies and programs that applied to five of our executive officers during the fiscal year ended January 2, 2011. These five executive officers consisted of our Chief Executive Officer, our Chief Financial Officer, and the next three most highly compensated executive officers serving as of January 2, 2011. We refer to these five executive officers, whose names and titles are included in the following table, as our named executive officers:

Name	Title
Thomas H. Werner	President and Chief Executive Officer
Dennis V. Arriola	Executive Vice President, Chief Financial Officer
Howard J. Wenger	President, Utility & Power Plants
James S. Pape	President, Residential & Commercial
Marty T. Neese	Chief Operating Officer

Executive Summary

Our compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals that the Compensation Committee establishes with the objective of increasing stockholder value. We have adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and strategic performance objectives. The total compensation received by our named executive officers will vary based on corporate and individual performance, as measured against performance goals. Therefore, a significant portion of each named executive officer’s total pay is tied to Company performance.

We delivered to our stockholders strong financial and operational results for fiscal year 2010 despite the challenges the global economy and credit markets experienced during that period:

—	2010 GAAP revenue growth of 46% to $2.22 billion from $1.52 billion in 2009.

—	2010 GAAP operating income growth of 125% to $139 million from $62 million in 2009.

—	2010 GAAP EPS growth of 401% from 2009 to $1.75 per diluted share.

—	SunRay Renewable Energy, which we acquired in March 2010, significantly contributed to recognizing revenue on more than 100 megawatts of power plants in Europe in 2010.

—	We added approximately 500 partners to our global dealer network in 2010, completing the year with 1,500 partners.

—	We entered into a joint venture to build a 1.4 gigawatt third solar cell fabrication facility in Malaysia, which commenced operations in 2010 and is producing yields ahead of plan.

—

We introduced significant technological innovations in 2010, including (1) the world’s first 24% conversion efficiency production solar cell as well as the first 20% efficiency solar panel, (2) the Oasis power plant in the United States and Europe which will reduce power plant balance of systems costs, and (3) significant progress on our low concentration photovoltaic system.

For fiscal 2010, our strong financial performance was the key factor in the compensation decisions and outcomes for the fiscal year. In fiscal 2010, the highlights of our executive officer compensation program were as follows:

—

Revenue, adjusted profit before tax, and corporate milestone performance targets determined the actual payouts under our performance-based cash bonus programs (specifically, the 2010 Semi-Annual Bonus Program and the 2010 Quarterly Bonus Program) for our named executive officers. Performance with respect to each of these performance targets exceeded the threshold and resulted in the payment of cash bonus awards. Performance thresholds and targets are further described below in “Executive Compensation — Non-Equity Incentive Plan Compensation.”

—

Long-term incentives in the form of time- and performance-based restricted stock units make up a large portion of each named executive officer’s compensation and are linked to the long-term performance of our stock. Restricted stock units generally vest over three years, and performance-based restricted stock units are earned only after the achievement of corporate performance targets, and also vest over a three-year period.

—

Earning performance-based restricted stock units depends on the achievement of revenue and adjusted profit before tax performance targets. Performance with respect to each of these performance targets exceeded the threshold and resulted in payment of equity awards. Performance thresholds and targets are further described below in “Executive Compensation — Equity Incentive Plan Compensation.”

—

Individual performance was additionally measured each quarter based on each named executive officer’s achievement of his personal Key Initiatives, which support our corporate, strategic and operational milestones. An individual’s personal Key Initiative score would result in no award being payable under the 2010 Quarterly Bonus Program even if we achieved our corporate targets if the personal Key Initiative score was determined to be zero.

—

We made no or modest increases in base salaries for our named executive officers, except for Mr. Wenger, who received a 29% increase in his base salary to reflect the greater role of the Utility & Power Plant segment in our overall business.

—

We did not pay any tax gross-ups in 2010, and our change in control severance agreements do not entitle our named executive officers to payment without termination of employment following a change in control.

As a result of our outstanding financial and operational performance in fiscal 2010, we met the thresholds for each of our performance-based cash bonus programs, and our named executive officers earned their performance-based restricted stock unit awards. In fiscal 2010 a large portion of our named executive officers’ compensation (92% for our Chief Executive Officer and averaging 80% for our other named executive officers) was delivered in the form of semi-annual and quarterly bonus programs, as well as long-term equity incentives. Consistent with our compensation philosophy, comparing our achievements and the corresponding payments to our named executive officers in 2010 to 2009, pay levels have been lower in fiscal years in which the Company did not meet its target performance measures (such as in 2009) and pay levels have been higher in years in which Company performance was strong (such as in 2010).

The following discussion should be read together with the information we present in the compensation tables, the footnotes and narratives to those tables and the related disclosure appearing in “Executive Compensation” below.

General Philosophy and Objectives

For fiscal 2010, we continued to operate a compensation program designed primarily to reward our named executive officers for outstanding financial performance and achievement of corporate objectives consistent with increasing long-term stockholder value. Our compensation program continued to be based on the following primary goals:

—	aligning executive compensation with business objectives and performance;

—	enabling us to attract, retain and reward executive officers who contribute to our long-term success;

—	attracting and retaining the best people in the industry; and

—	providing additional long-term incentives to executives to work to maximize stockholder value.

In order to implement our philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual executive officer pay actions that includes the analysis of competitive market data, a review of each executive officer’s role, performance assessments and consultation with the Committee’s independent compensation consultant, as described below.

The Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific corporate and financial goals by rewarding our named executive officers when those goals are met or exceeded, with the ultimate objective of increasing stockholder value. In addition, the mix of base salary, performance-based cash awards and equity-based awards provides proper incentives without encouraging excessive risk taking. We believe that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Setting Process

The Compensation Committee is responsible for managing the compensation of our executive officers, including our named executive officers, in a manner consistent with our compensation philosophy. The Compensation Committee consists entirely of independent directors in accordance with applicable listing standards of the Nasdaq Global Select Market and Section 162(m) of the Internal Revenue Code. The Compensation Committee establishes our compensation philosophy and objectives, and annually reviews and, as necessary and appropriate, adjusts each named executive officer’s compensation. Consistent with its philosophy, the Compensation Committee offered our named executive officers total compensation opportunities above the 50th percentile of our peer group of companies (as further described below) during fiscal 2010. When determining appropriate compensation for the named executive officers, the Compensation Committee considered the advice of an independent compensation consultant, recommendations from management and internal compensation specialists, practices of companies within our peer group, Company performance, the Company’s business plan and individual performance. As part of this process, the compensation consultant prepared a competitive analysis of our compensation program and management presented its recommendations regarding base salary, time- and performance-based equity awards and performance targets under our 2010 Semi-Annual Bonus Program and 2010 Quarterly Bonus Program to the Compensation Committee for its review and consideration. The Compensation Committee accepts, rejects or accepts as modified management’s various recommendations regarding compensation for the named executive officers other than the Chief Executive Officer. The Compensation Committee also approves, after modification, management’s recommendations on various performance targets and milestones. The Compensation Committee met without the Chief Executive Officer when reviewing and establishing his compensation.

Compensation Consultant and Peer Group

For fiscal 2010, the Compensation Committee again directly engaged and retained Radford, a business unit of Aon Corporation and a compensation consulting firm, to identify and maintain a list of our peer group of companies. In 2009, the Compensation Committee, with the assistance of Radford, had established a peer group of semiconductor, technology and energy companies with annual revenues between $1 billion and $5 billion. This peer group also included companies identified by us as most closely matching our core business. In 2010, the Compensation Committee revised the peer group due to the Compensation Committee’s belief that the peer group should closely match our business, and be based on the current and anticipated growth that we have experienced and expect to experience. As a result of Radford’s review, our peer group in 2010 shifted based on the following factors: changes in the relative revenues and market capitalization of both SunPower and the peer companies; and developing business strategies for both SunPower and the peer companies.

The following factors were used in the selection process:

—	North American companies in the Cleantech Index;

—	At least 50% and no more than two times SunPower’s annual revenue; and

—

Companies that match other size and performance metrics: trailing 12 months revenue, number of employees, market capitalization per employee, ratio of market capitalization to revenue, revenue per employee, last fiscal year revenue and net income, and market capitalization.

The Compensation Committee believes our new peer group closely matches our core business. The companies included in our peer group for fiscal 2010 are listed below:

—    Advanced Micro Devices, Inc.

—    Altera Corporation

—    Analog Devices, Inc.

—    Baldor Electric Company

—    Energizer Holdings, Inc.

—    Fairchild Semiconductor International, Inc.

—    First Solar, Inc.

—    FLIR Systems, Inc.

—    JDS Uniphase Corporation

—    Juniper Networks, Inc.

—    KLA-Tencor Corporation

—    MEMC Electronic Materials, Inc.

—    National Semiconductor Corporation

—    ON Semiconductor Corporation

—    Polycom, Inc.

—    Quanta Services, Inc.

—    Roper Industries, Inc.

—    Varian Semiconductor Equipment Associates, Inc.

—    Waters Corporation

—    Xilinx, Inc.

With respect to each company in our peer group, Radford provided compensation data including base salaries, cash bonus awards as a percentage of base salaries, total cash compensation, and equity awards. In 2010, Radford also advised the Compensation Committee in connection with evaluating our compensation practices, developing and implementing our executive compensation program and philosophy, establishing total compensation targets, and setting specific compensation components to reach the determined total compensation targets. We also participated in the Radford Global Technology Survey. Radford did not provide any services to the Company other than advising the Compensation Committee on executive compensation issues.

Benchmarking

In making its key compensation decisions for the named executive officers for fiscal 2010, the Compensation Committee consciously benchmarked each named executive officer’s total compensation to the compensation of individuals in comparative positions at companies in the peer group based on information that management obtained from public filings supplemented by data Radford provided from surveys. In general, the Compensation Committee initially established base salaries at or below the 50th percentile of the peer group, and both performance-based cash bonus awards and long-term time- and performance-based equity awards generally at or above the 50th percentile of the peer group. The Compensation Committee provided a considerably greater proportion of our named executive officers’ total compensation in the form of variable, “at risk” pay than that provided by our peers, and gave our named executive officers an opportunity to earn more than their counterparts through strong and targeted performance. In establishing incentive opportunities, the Compensation Committee focused on corporate performance so that if our corporate performance was achieved at target levels, the Compensation Committee expected that our named executive officers’ pay would be above the 50th percentile levels. Our Chief Executive Officer’s base salary was set at approximately the 25th percentile for fiscal 2010, while his performance-based cash bonus targets and performance-based equity award target were set above the 50th percentile, if performance targets were exceeded. The Compensation Committee viewed benchmarking as just the beginning, and not the end, of its discussion regarding our named executive officers’ pay opportunities for fiscal 2010, and looked to individual performance in certain circumstances to establish pay opportunities either above or below the initial benchmarks, as further described below. The Compensation Committee believes that this strongly links our named executive officers’ pay to their and our performance, and best aligns our named executive officers’ compensation interests with the interests of our stockholders.

2010 Compensation Components

For fiscal 2010, the Compensation Committee allocated total compensation among various pay elements consisting of base salary, performance-based cash bonus awards, time-based equity awards, performance-based equity awards, and perquisites and other compensation. The table below provides an overview of each element of compensation and is followed by a further discussion and analysis of the specific decisions that we made for each element for fiscal 2010:

Compensation Component	Objective and Basis	Form	Practice
Base salary	Fixed compensation that is set at a competitive level for each position to reward demonstrated experience and skills.	Cash	Competitive market ranges are generally established at or below the 50th percentile.
Performance-based cash bonus awards	Quarterly and semi-annual incentives that drive Company performance and align executives’ interests with stockholders’ interests.	Cash	Target incentives are set as a percentage of base salary and are based on benchmarking at or above the 50th percentile. Actual payment is calculated based on achievement of corporate and individual goals.
Time-based equity awards	Long-term incentive that aligns executives’ interests with stockholders’ interests, helps retain executives through long-term vesting periods and provides an avenue for potential wealth accumulation.	Restricted stock units	Equity awards in total are based on benchmarking generally approximating the 75th percentile, specific performance achievements and Company retention goals.
Performance-based equity awards	Long-term incentive that drives Company performance and aligns executives’ interests with stockholders’ interests, helps retain executives through long-term vesting periods and provides an avenue for potential wealth accumulation.	Performance stock units	Equity awards in total are based on benchmarking generally approximating the 75th percentile and Company performance objectives. Actual payment is calculated based on achievement of corporate goals.
Perquisites and other compensation	Sparingly offered, and primarily in the form of customary relocation packages designed to allow new hires to focus on their new responsibilities with the Company.	Various	Named executive officers are eligible to participate in health and welfare benefits and 401(k) matching available to all employees. Mr. Pape received a relocation benefit in 2010. Named executive officers are parties to employment agreements and the Management Career Transition Plan that provides for certain severance benefits.

The relative proportion of each element for fiscal 2010 was based on the Compensation Committee’s comparison of compensation that we offered our executive officers against compensation offered by peer group companies to their executive officers, the tax and accounting consequences of certain types of equity compensation, and a desire to allocate a higher proportion of total compensation to performance-based and equity incentive awards.

The composition of the components of compensation of the named executive officers for 2010 is set forth below. This composition is consistent with our philosophy of aligning our named executive officers’ interests with those of our stockholders by tying a significant portion of their total compensation to corporate performance goals and providing long-term incentives in the form of equity awards.

2010 Compensation Components

Analysis of Fiscal 2010 Compensation Decisions

Base Salary.  For fiscal 2010, with the exception of Mr. Wenger, we made no, or modest, increases in base salaries for our named executive officers after evaluating competitive market compensation paid by companies in our competitive peer group for similar positions. We believe that base salaries for executive officers should be initially targeted at or below the 50th percentile of the range of salaries for executive officers in similar positions and with similar responsibilities at comparable companies. This initial benchmarking is in line with our compensation philosophy, which in part is to help us best attract, retain and equitably reward our executives. Mr. Wenger received a 29% increase in his base salary to reflect the greater role of the Utility & Power Plant segment in our overall business. Mr. Wenger’s base salary after the increase is at approximately the 50% percentile.

The table below sets forth the salaries in effect in fiscal 2010 compared to the salaries in effect in fiscal 2009 for each of our named executive officers:

Name	2009 Base Salary(1)	2010 Base Salary(2)	% Increase
Thomas H. Werner	$360,000	$360,000	0.0%
Dennis V. Arriola	$425,000	$440,000	3.5%
Howard J. Wenger	$310,000	$400,000	29.0%
James S. Pape(3)	n/a	$400,000	n/a
Marty T. Neese	$400,000	$415,000	3.8%
(1)	These amounts represent 2009 base salaries after April 1, 2009.
(2)	These amounts represent 2010 base salaries after April 1, 2010.
(3)	Mr. Pape joined the Company in January 2010 and his salary was effective upon the commencement of his employment.

Our Compensation Committee approves the employee salary for our Chief Executive Officer, and that of each named executive officer below the Chief Executive Officer level. For those below the Chief Executive Officer level our Compensation Committee takes into account the Chief Executive Officer’s recommendation. The Compensation Committee reviews base salaries annually, and adjusts base salaries from time to time to realign salaries with market levels, based on the information provided by Radford, after taking into account an individual’s prior performance, experience, criticality of position and expected future performance. Based on information presented to our Compensation Committee by Radford regarding market ranges for salaries at peer group companies, we determined that our named executive officers’ 2010 base salaries, other than the Chief Executive Officer’s base salary, were established at approximately the 50th percentile of our peer group of companies. We determined that the Chief Executive Officer’s base salary was established at the 25th percentile and used performance-based compensation elements to set his total compensation target at above the 50th percentile. In 2009, the Compensation Committee decided to make no adjustments to base salaries for the named executive officers for 2009 primarily due to poor general economic conditions. After the changes to base salary made in 2010, we believe that we compensated our named executive officers equitably in 2010 when compared to our peers.

Performance-Based Cash Bonus Awards.  Rather than maintain a discretionary cash bonus program for our named executive officers, we operated two performance-based cash bonus programs during fiscal 2010. The first program is our Annual Executive Bonus Plan, under which we adopted programs to be effective for the first and last six-month fiscal periods of 2010. We refer to these two programs together as our 2010 Semi-Annual Bonus Program. The second plan is our Executive Quarterly Key Initiative Bonus Plan, which is effective quarterly on an ongoing basis and which for 2010 we refer to as our 2010 Quarterly Bonus Program. These programs allow us to provide performance-based cash bonus awards that align executive compensation with corporate and financial objectives and performance.

While we set base salaries for our executive officers at or below the 50th percentile (at the 25th percentile for our Chief Executive Officer), we relied on performance-based cash bonus awards to elevate target total cash compensation to or above the 50th percentile in order to promote a variable, performance-oriented total compensation philosophy. For our Chief Executive Officer, target total cash compensation is above the 50th percentile if performance targets are exceeded. For each named executive officer, an overall target bonus opportunity was established at or above the 50th percentile through our benchmarking process. We allocated two-thirds of each individual’s aggregate annual target cash bonus awards under the 2010 Semi-Annual Bonus Program and one-third under the 2010 Quarterly Bonus Program. Our Compensation Committee approved the individual bonus program incentive level for our Chief Executive Officer and for each named executive officer below the Chief Executive Officer level. The table below summarizes the total target payout, including awards under the 2010 Semi-Annual Bonus Program and the 2010 Quarterly Bonus Program, as a percentage of annual base salary, for each named executive officer during fiscal 2009 and fiscal 2010. The target payouts under the 2010 Semi-Annual Bonus Program were effective as of the beginning of the first and last six-month periods in fiscal 2010 while the target payouts under the 2010 Quarterly Bonus Program were effective as of the beginning of the quarter following approval by the Compensation Committee. The Compensation Committee made no adjustments to total target payout for any named executive officer during 2010.

Name	2009 Total Target Payout (including Semi- Annual and Quarterly Programs) as Percentage of Annual Salary	2010 Total Target Payout (including Semi- Annual and Quarterly Programs) as Percentage of Annual Salary	2010 Quarterly Bonus Program Target Payout as Percentage of Annual Salary	2010 Semi-Annual Bonus Program Target Payout as Percentage of Annual Salary
Thomas H. Werner	200%	200%	67%	133%
Dennis V. Arriola(1)	70%	80%	27%	53%
Howard J. Wenger	80%	80%	27%	53%
James S. Pape	n/a	80%	27%	53%
Marty T. Neese	80%	80%	27%	53%
(1)	Mr. Arriola’s target percentage increased for fiscal 2010 compared to fiscal 2009 to align the percentage with the other named executive officers.

Both the 2010 Semi-Annual Bonus Program and the 2010 Quarterly Bonus Program are formula driven, and the formulas are used to calculate actual bonus payments for each named executive officer. See “Executive Compensation — Non-Equity Incentive Plan Compensation” below for more information about these formulas.

Payments to our named executive officers under our 2010 Semi-Annual Bonus Program required our achieving semi-annual revenue and semi-annual adjusted profit before tax targets. The targets are set on the basis of the operating plan approved by the Board of Directors at the beginning of the measurement period. The operating plan is based on our history of growth and expectations regarding our future growth, as well as potential challenges in achieving such growth. The performance targets were established to be challenging to achieve for our named executive officers. For example, in 2009, due to the challenging economic environment, we did not achieve the corporate threshold performance in the first half of 2009 and no bonuses were paid. Due to our strong financial performance in 2010, we achieved between 97% and 135% of target performance under these goals for 2010, and therefore bonus amounts were earned by our named executive officers. Such bonus amounts are reflected in the “2010 Total Non-Equity Incentive Plan Compensation” table below.

Payments to our named executive officers under our 2010 Quarterly Bonus Program required our achieving quarterly adjusted profit before tax targets and corporate milestones, as well as each individual achieving personal milestones that we refer to as the personal Key Initiatives. The Compensation Committee approved our quarterly adjusted profit before tax targets at the beginning of each fiscal quarter. If the threshold adjusted profit before tax and threshold corporate milestones were achieved, then bonus payouts were determined based on each named executive officer’s achievement of between six and 15 personal Key Initiatives established for the quarter.

We incorporate a “management by objective” system throughout our organization to establish performance goals that are in addition to our financial goals. Management establishes five-year corporate milestones, and then derives from them annual corporate milestones and quarterly corporate milestones. Each milestone is reviewed, revised and approved, and subsequently the scores reviewed and approved, by our Board. In addition, each named executive officer established quarterly personal Key Initiatives approved by the Chief Executive Officer that are in line with each quarter’s corporate milestones. Quarterly corporate milestones in 2010 included sensitive business objectives applicable to our entire company focusing on confidential booking targets, cost targets, major customer transactions, research & development projects, manufacturing plans, customer satisfaction, process enhancements, and personnel development and training. For 2010, personal Key Initiative objectives included executing on financing strategies, sale of major projects, achieving liquidity objectives, achieving production output and quality goals, cost targets, supply strategies, confidential booking targets, customer experience and branding, margin management and organizational effectiveness, among others. The Chief Executive Officer’s Key Initiatives consisted solely of the quarterly corporate milestones that our Board of Directors approved after discussion with the Chief Executive Officer. These corporate milestones and personal objectives are typically challenging in nature and designed to encourage the individual to achieve success in his or her position during the performance period. To provide context, in 2009, we achieved an average of 80.3% on our corporate milestones, and an average of 82.5% on the personal Key Initiatives for our 2009 named executive officers. In the fourth fiscal quarter of 2008 and first fiscal quarter of 2009, we failed to meet the thresholds for payment under the quarterly bonus program.

The adjusted profit before tax goals were exceeded each quarter of 2010. The quarterly corporate milestone scores ranged from 85% to 100% and averaged 95% for the four quarters of 2010. The personal Key Initiative scores for the named executive officers ranged from 66% to 100%, and averaged 87% for the four quarters of 2010. Due to our strong corporate performance in 2010, each named executive officer achieved greater than threshold performance in each quarter of 2010 under the 2010 Quarterly Bonus Plan. Actual payments were determined based on each individual’s attainment of personal Key Initiatives. Bonus amounts are reflected in the following table:

2010 Total Non-Equity Incentive Plan Compensation

	2010 Quarterly Bonus Plan Compensation				First Half 2010 Semi- Annual Bonus Program Compensation Payout ($)	Second Half 2010 Semi- Annual Bonus Program Compensation Payout ($)	Total Non-Equity Incentive Plan Compensation ($)
	Q1 Payout ($)	Q2 Payout ($)	Q3 Payout ($)	Q4 Payout ($)
Thomas H. Werner	72,150	72,281	64,050	75,000	283,680	296,940	864,101
Dennis V. Arriola	28,875	33,642	33,000	36,667	138,688	145,171	416,043
Howard J. Wenger	32,233	25,667	28,633	30,067	126,080	131,973	374,653
James S. Pape	23,333	22,000	26,667	24,467	105,067	131,973	333,507
Marty T. Neese	27,667	29,396	30,433	31,125	130,808	136,922	386,351

Time-Based and Performance-Based Equity Awards.  Our Compensation Committee believes that long-term Company performance is best achieved by an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards. Our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, as amended, or 2005 equity plan, permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards. Consistent with our goal to attract, retain and reward the best available talent, and in light of our setting our total direct compensation above the 50th percentile of our peer group, we targeted long-term equity awards generally approximating the 75th percentile of our peer group through our benchmarking process. The Compensation Committee then allocated long-term equity awards between time-based and performance-based restricted stock units. Time-based restricted stock units provide a more effective retention tool while performance-based restricted stock units provide a stronger performance driver. The Compensation Committee determined the mix that is the most appropriate for each named executive officer given each person’s roles and responsibilities and our corporate strategies.

Awards granted and earned in 2010 were as follows:

Name	Time-Based Restricted Stock Units	Performance- Based Restricted Stock Units (Target)	Performance- Based Restricted Stock Units Earned		Recognition Restricted Stock Units
Thomas H. Werner	100,000	100,000	122,750		0
Dennis V. Arriola	50,000	50,000	61,375		20,000
Howard J. Wenger	70,000	25,000	30,688		15,000
James S. Pape(1)	60,000	0	n/a		0
Marty T. Neese	40,000	140,000	60,400	(2)	0
(1)	Mr. Pape did not receive a performance-based restricted stock unit grant in fiscal 2010 because he joined us in January 2010.
(2)	Target of 90,000 restricted stock units may be earned in fiscal 2011-2013 based on performance in those years.

Time-based equity awards were used in 2010 as a retention tool and to align our named executive officers’ interests with long-term stockholder value creation. In connection with our annual review of executive officer compensation, we awarded restricted stock units to named executive officers in 2010, which awards vest in three equal installments over a three-year period beginning on March 1, 2011. In addition, the Compensation Committee made two time-based restricted stock awards in recognition of specific individual achievements: the first to Mr. Arriola for his performance in connection with the Audit Committee accounting investigation and restatement of our financial results for prior periods, and the second to Mr. Wenger for his leadership in completing the acquisition of SunRay Renewable Energy. One-third of the recognition awards vested immediately, another third vested on May 3, 2011 and the remaining third will vest on May 3, 2012.

Performance-based equity awards in the form of performance-based restricted stock units were used as incentive compensation during 2010 to align our named executive officers’ compensation with corporate performance. In connection with our annual review of executive officer compensation, the Compensation Committee approved revenue and adjusted profit before tax targets, and a formula under which actual awards would be calculated after completion of the 2010 fiscal year. See “Executive Compensation — Equity Incentive Plan Compensation” below for more information about the formula. Awards were assessed at the end of the fiscal year based on our attainment of the revenue and adjusted profit before tax targets for the year.

These performance metrics were selected on the basis of the operating plan approved by the Board of Directors after considering our history of growth and expectations regarding our future growth, as well as potential challenges in achieving such growth. The targets were intended to constitute a challenging goal, without certainty of achievement; for example, based on actual results compared to the 2009 performance targets, our named executive officers did not earn any performance-based restricted stock units for 2009 performance. Based on our strong financial performance in 2010, our named executive officers achieved 91% of our revenue target and 128% of our adjusted profit before tax target. Therefore, the performance-based restricted stock units began vesting in three equal annual installments, subject to continued service, starting March 1, 2011.

In addition to 40,000 restricted stock units granted to Mr. Neese under the performance-based equity award program described above, our Compensation Committee granted 100,000 additional performance-based restricted stock units to Mr. Neese in August 2010. Manufacturing cost reduction is a key strategic initiative for us, and Mr. Neese, as our Chief Operating Officer, has primary responsibility for achieving the cost reduction roadmap. The Compensation Committee considered this award to appropriately align Mr. Neese’s compensation with the achievement of our corporate cost reduction goals. These restricted stock units will be earned if we achieve certain solar module cost per-watt targets approved by the Compensation Committee as measured at the end of each of fiscal 2010, fiscal 2011, fiscal 2012 and fiscal 2013. These cost per-watt targets were, and will in future years be, selected from our annual operating plan. In 2010, our target module cost per-watt was $1.79, and we achieved better than target by achieving a lower module cost per-watt, or 97% of target, and Mr. Neese earned 11,300 restricted stock units, which all vested on March 1, 2011.

Perquisites and Other Compensation.  As in prior years, perquisites were not a material portion of our named executive officers’ compensation packages for 2010. We provided certain perquisites and other health and welfare and retirement benefits, such as health, vision, and life insurance coverage and participation in and matching contributions under our 401(k) defined contribution plan, which are generally available to all employees. For 2010, Mr. Pape received a significantly greater amount of perquisites and personal benefits from us than the other named executive officers due to his relocation to the San Francisco Bay area in connection with his hiring at the beginning of the year. We agreed to provide Mr. Pape with these relocation benefits, without a tax gross-up, as part of his December 2009 offer letter, including 6 months of temporary housing, assistance in selling his Long Beach, California home, up to $200,000 of compensation for loss on the sale of his home, and reimbursement of certain costs in purchasing a new home. The Compensation Committee sought to aid Mr. Pape and his family during their move, and wanted to ensure that Mr. Pape was not unnecessarily distracted by commuting while he and his family attempted to sell their home in a very weak housing market. For more information about these arrangements and benefits, see footnote four to the “2010 Summary Compensation Table” below.

Pension Benefits.  None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation.  None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment and Severance Arrangements

During fiscal 2010, we were party to employment agreements with our named executive officers that provided change of control arrangements. The change in control arrangements generally entitle each named executive officer to certain calculated payments tied to base salary and bonus targets and accelerated vesting of his or her outstanding equity awards, but only upon an actual or constructive termination of employment in connection with a change of control of the Company. The Chief Executive Officer, however, also receives limited accelerated vesting of outstanding equity awards if terminated without cause or if he resigns for good reason without a change of control having occurred. These arrangements were adopted to reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change in control, and to enable and encourage management to focus attention on obtaining the best possible outcome for our stockholders without being influenced by personal concerns regarding the possible impact of various transactions on job security and benefits.

We also maintain a Management Career Transition Plan, or severance plan, that entitles our named executive officers and other key employees to certain calculated payments tied to base salary and bonus targets if employment termination occurs without a change of control. This severance plan does not entitle any of the plan participants to accelerated vesting of outstanding equity awards.

The Compensation Committee continues to believe that the change in control agreements and severance plan provide benefits that are consistent with industry practice. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain excellent executive talent. Without these provisions, these executives may not have chosen to accept employment with us or remain employed by us. The severance arrangements also promote stability and continuity in our senior management team. For more information about the named executive officers’ change in control arrangements and the severance plan, please see “Executive Compensation — Employment Agreements” and “Executive Compensation — Potential Payments Upon Termination or Change of Control” below.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

Under Section 162(m) of the Code, we are generally denied deductions for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers to the extent the compensation for any such individual exceeds one million dollars for the taxable year, unless the compensation qualifies as “performance-based compensation” under Section 162(m) of the Code. Our Compensation Committee intends to preserve the deductibility of compensation payable to our executives, although deductibility will be only one among a number of factors considered in determining appropriate levels or methods of compensation.

Other Disclosures

Under our insider trading policy, our executive officers, directors and employees are prohibited from engaging in short sales of our securities, establishing margin accounts or buying or selling options, puts or calls on Company securities.

We do not maintain any equity or other security ownership guidelines or requirements for our executives. We do not have a policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments are reduced.

In connection with the Tender Offer described in Proposal One, we implemented a retention equity program under which we intend to grant approximately 2.2 million time-vested restricted stock units to our eligible officers and employees, including restricted stock units to be issued to certain of our named executive officers contingent upon approval of Proposal

Three and pursuant to the retention agreements executed by such officers. For more information about these awards and retention agreements, see “Executive Compensation — Retention Program Implemented During Fiscal 2011” and “Executive Compensation — Employment Agreements — Retention Agreements” below.

At our 2011 Annual Meeting of Stockholders, our stockholders voted to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for that meeting. We refer to this vote as our Say on Pay vote. Our Compensation Committee approved the retention equity program described above prior to the final results of the Say on Pay vote (the 2011 Annual Meeting of Stockholders occurred after the Tender Offer announcement). In approving the retention equity program, our Compensation Committee was primarily motivated by our desire to ensure that certain key employees and management remain with SunPower following the consummation of the Tender Offer. We expect that our Compensation Committee will give consideration to the results of the Say on Pay vote when it engages in its annual executive compensation setting process beginning later in 2011.

EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The 2010 Summary Compensation Table below quantifies the compensation for each of the named executive officers for services rendered during fiscal 2010 and, as applicable, fiscal 2009 and fiscal 2008. The primary elements of each named executive officer’s total compensation during 2010 are reported in the table below and include base salary, performance-based cash bonuses under our 2010 Semi-Annual Bonus Program and 2010 Quarterly Bonus Program, awards of restricted stock units subject to time-based vesting, and awards of performance-based restricted stock units subject to achievement of financial targets and subsequent time-based vesting.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas H. Werner,	2010	360,006	--	3,388,000	--	864,101	16,766	4,628,873
President and Chief Executive Officer	2009	360,006	--	3,470,000	--	380,700	16,283	4,226,989
	2008	362,466	--	4,631,977	--	678,915	9,307	5,682,665

Dennis V. Arriola,	2010	436,365	--	2,032,800	--	416,043	11,169	2,896,377
Executive Vice President, Chief Financial Officer	2009	425,000	--	173,500	--	159,237	1,416,461	2,174,198
	2008	57,212	300,000	1,236,000	735,583	--	12,686	2,341,481

Howard J. Wenger,	2010	378,193	--	1,762,400	--	374,653	2,540	2,517,786
President, Utility & Power Plants	2009	310,003	--	1,041,000	--	127,968	2,998	1,481,969
	2008	285,969	--	945,800	--	186,600	5,332	1,423,701

James S. Pape President, Residential & Commercial	2010	375,385	300,000	1,016,400	--	333,507	271,122	2,296,414

Marty T. Neese,	2010	413,673	--	2,645,200	--	386,351	12,648	3,457,872
Chief Operating Officer	2009	400,000	--	520,500	--	176,400	12,446	1,109,346

(1)	The amounts reported in this column for 2010 reflect each named executive officer’s salary for 2010 plus payments for paid and unpaid time off and holidays.

(2)	The amounts reported in the “Stock Awards” column for 2010 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year (time-based and performance-based restricted stock units), excluding the effect of certain forfeiture assumptions. For the performance-based restricted stock units reported in this column for 2010, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of the performance-based restricted stock units awards would be: Mr. Werner, $2,541,000; Mr. Arriola, $1,270,500; Mr. Wenger, $483,750; Mr. Pape, $0 (Mr. Pape did not receive a performance-based restricted stock award in 2010); and Mr. Neese, $2,564,400. See Note 15 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011 for details as to the assumptions used to determine the aggregate grant date fair value of these awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011.

(3)	The amounts reported in this column for 2010 reflect the amounts earned under our 2010 Semi-Annual Bonus Program and our 2010 Quarterly Bonus Program. Additional information about non-equity incentive plan compensation earned during fiscal 2010 is set forth above in the supplemental “2010 Total Non-Equity Incentive Plan Compensation” table in our “Compensation Discussion and Analysis.”

(4)

The amounts reported in this column for 2010 as “All Other Compensation” consist of the elements summarized in the table below. For Mr. Pape, “Relocation” consists of relocation payments or benefits to which he is entitled of an aggregate of $257,001, including up to $200,000 as compensation for the loss on the sale of his home as agreed to in his offer letter.

Name	Health Benefits ($)	Group Life Insurance ($)	401(k) Match ($)	Relocation ($)	Total ($)
Thomas H. Werner	14,964	302	1,500	--	16,766
Dennis V. Arriola	10,812	357	--	--	11,169
Howard J. Wenger	780	260	1,500	--	2,540
James S. Pape	13,813	308	--	257,001	271,122
Marty T. Neese	10,812	336	1,500	--	12,648

Grants of Plan-Based Awards

During 2010, our named executive officers were granted plan-based restricted stock units and performance stock units under our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, as amended, or the 2005 equity plan. They also were granted cash bonus awards under our 2010 Semi-Annual Bonus Program and our 2010 Quarterly Bonus Program. The following table sets forth information regarding the stock awards and cash bonus awards granted to each named executive officer during 2010.

2010 Grants of Plan-Based Awards Table

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible or Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas H. Werner	--	(3)	--	480,000	720,000	--	--	--	--	--
	--	(4)	--	240,000	300,000	--	--	--	--	--
	5/3/10	(5)	--	--	--	--	100,000	150,000	--	1,694,000
	5/3/10	(6)	--	--	--	--	--	--	100,000	1,694,000

Dennis V. Arriola	--	(3)	--	234,667	352,000	--	--	--	--	--
	--	(4)	--	117,333	146,667	--	--	--	--	--
	5/3/10	(5)	--	--	--	--	50,000	75,000	--	847,000
	5/3/10	(6)	--	--	--	--	--	--	50,000	847,000
	5/3/10	(7)	--	--	--	--	--	--	20,000	338,800

Howard J. Wenger	--	(3)	--	213,333	320,000	--	--	--	--	--
	--	(4)	--	106,667	133,333	--	--	--	--	--
	5/3/10	(6)	--	--	--	--	--	--	70,000	1,185,800
	5/3/10	(7)	--	--	--	--	--	--	15,000	254,100
	8/5/10	(8)	--	--	--	--	25,000	37,500	--	322,500

James S. Pape	--	(3)	--	213,333	320,000	--	--	--	--	--
	--	(4)	--	106,667	133,333	--	--	--	--	--
	5/3/10	(6)	--	--	--	--	--	--	60,000	1,016,400

Marty T. Neese	--	(3)	--	221,333	332,000	--	--	--	--	--
	--	(4)	--	110,667	138,333	--	--	--	--	--
	5/3/10	(5)	--	--	--	--	40,000	60,000	--	677,600
	5/3/10	(6)	--	--	--	--	--	--	40,000	677,600
	8/5/10	(9)	--	--	--	--	100,000	120,000	--	1,290,000

(1)	Additional information about estimated possible payouts under non-equity incentive plan awards is set forth below in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Table.”

(2)	The amounts reported in these columns represent performance-based restricted stock units. The Compensation Committee approved the awards on May 3, 2010 and August 5, 2010. The grant date fair value of these awards is reported based on the probable outcome of the applicable performance conditions and is consistent with the estimate of aggregate compensation cost, if any, expected to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

(3)	Consists of an award under our 2010 Semi-Annual Bonus Program. Achievement of certain performance metrics could reduce payouts to zero when applied to the applicable formula, as further described below. As a result, threshold payouts were inapplicable for each named executive officer.

(4)	Consists of an award under our 2010 Quarterly Bonus Program. Achievement of certain performance metrics could reduce payouts to zero when applied to the applicable formula, as further described below. As a result, threshold payouts were inapplicable for each named executive officer.

(5)	Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2005 equity plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 150% of target. The closing price of our Class A common stock was $16.94 on May 3, 2010. Actual awards were determined in the first quarter of 2011 and are described in “Equity Incentive Plan Compensation” below. The earned award vests ratably on March 1, 2011, March 1, 2012 and March 1, 2013.

(6)	Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2005 equity plan. The award vests ratably on March 1, 2011, March 1, 2012 and March 1, 2013. The closing price of our Class A common stock was $16.94 on May 3, 2010.

(7)	Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2005 equity plan. One-third of the award vested upon grant, one-third vested on May 3, 2011 and the remaining one-third vests on May 3, 2012. The closing price of our Class A common stock was $16.94 on May 3, 2010.

(8)	Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2005 equity plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 150% of target. The closing price of our Class A common stock was $12.90 on August 5, 2010. The actual award was determined in the first quarter of 2011 and is described in “Equity Incentive Plan Compensation” below. The earned award vests ratably on March 1, 2011, March 1, 2012 and March 1, 2013.

(9)	Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2005 equity plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 120% of target. The closing price of our Class A common stock was $12.90 on August 5, 2010. Performance is measured in four tranches as of each fiscal year end from 2010 to 2013. If earned, each applicable tranche vests on March 1, 2011 (10,000 shares), March 1, 2012 (30,000 shares), March 1, 2013 (30,000 shares) and March 1, 2014 (30,000 shares). The actual award for the first tranche was determined in the first quarter of 2011 and is described in “Equity Incentive Plan Compensation” below.

Non-Equity Incentive Plan Compensation

During fiscal 2010, our named executive officers were eligible for cash bonus payments under two bonus plans. The first plan was our Annual Executive Bonus Plan, under which we adopted our 2010 Semi-Annual Bonus Program. The second plan was our Executive Quarterly Key Initiative Bonus Plan, under which we adopted our 2010 Quarterly Bonus Program. The supplemental table below entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Table” provides additional information about each named executive officer’s target and maximum payout opportunities under both the 2010 Annual Bonus Program and the 2010 Quarterly Bonus Program. Under the terms of both bonus plans, failure to achieve certain corporate or individual metrics could have resulted in zero payouts for a given period. The table entitled “2010 Total Non-Equity Incentive Plan Compensation” above in “Compensation Discussion and Analysis” details the actual payouts awarded under the two bonus plans to each named executive officer for fiscal 2010.

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Table

Name	2010 Quarterly Bonus Program Target Each Quarter ($)	2010 Quarterly Bonus Program Maximum Each Quarter ($)	2010 Semi-Annual Bonus Program Target Each Six Months ($)	2010 Semi-Annual Bonus Program Maximum Each Six Months ($)
Thomas H. Werner	60,000	75,000	240,000	360,000
Dennis V. Arriola	29,333	36,667	117,333	176,000
Howard J. Wenger	26,667	33,333	106,667	160,000
James S. Pape	26,667	33,333	106,667	160,000
Marty T. Neese	27,667	34,583	110,666	166,000

2010 Semi-Annual Bonus Program.  Awards under the 2010 Semi-Annual Bonus Program were formula-driven. At the beginning of each of the first and last six-month periods in fiscal 2010, which were the performance periods under the 2010

Semi-Annual Bonus Program, the Compensation Committee approved two performance metrics: (1) a semi-annual revenue target and (2) a semi-annual adjusted profit before tax target. Our adjusted profit before tax target is our profit before tax adjusted for items such as asset write-downs, acceleration of amortization of debt issuance costs, stock-based compensation charges, purchase-accounting related charges, any extraordinary non-recurring items, and related tax effects associated with the items described above. Each named executive officer would earn 50% of his target bonus under the 2010 Semi-Annual Bonus Program upon the achievement of the revenue target, and another 50% of his target bonus upon the achievement of the adjusted profit before tax target. Maximum payment under the program was 150% of target, since we wanted to encourage our named executive officers to exceed the performance targets. Payment for each target is determined based on the percentage of performance target that was achieved, as follows:

Percentage of Performance Target Achieved	Payment of Bonus as Percentage of Target Bonus
Under 80%	No bonus paid
80%	80% of target bonus (minimum payment for minimum achievement)
81% - 100%	Add 1% for every 1% achieved to 100% payment
Over 100%	Add 2.5% for every 1% achieved over 100%
Over 120%	150% of target bonus (maximum payment)

The performance targets, set at the beginning of the first and last six-month periods in fiscal 2010, were assessed at the end of such six-month periods. Based on our actual results for the first and last the six-month periods in fiscal 2010, bonuses were earned and paid to our named executive officers.

	Revenue Target	Revenue Achievement	Payment as % of Target Payment	Adjusted Profit Before Tax Target	Adjusted Profit Before Tax Achievement	Payment as % of Target Payment
First Six Months of 2010	$728.9 million	$738.4 million	103%	$19.0 million	$21.4 million	133%
Last Six Months of 2010	$1,526.6 million	$1,487.7 million	97%	$143.9 million	$193.6 million	150%

2010 Quarterly Bonus Program.  Awards under the 2010 Quarterly Bonus Program were also formula-driven. At the beginning of each fiscal quarter during 2010, the Compensation Committee approved corporate performance metrics, consisting of (1) an adjusted profit before tax target and (2) a set of corporate milestones representing key initiatives that would support our corporate business plan. The adjusted profit before tax target was adjusted similar to the adjustments made under the 2010 Semi-Annual Bonus Program. Also at the beginning of each fiscal quarter, each named executive officer was responsible for establishing personal metrics, subject to approval by the Chief Executive Officer, representing personal Key Initiatives that would support the corporate milestones. These three metrics were then incorporated into the plan’s formula. An individual’s personal Key Initiative score could result in no award being payable even if we achieved our profit before tax target and our corporate milestones in the event that the personal Key Initiative score was determined to be zero. The Chief Executive Officer’s Key Initiatives consisted solely of the corporate milestones that Board of Directors established after discussion with the Chief Executive Officer. If threshold corporate milestones were achieved and we exceeded our adjusted profit before tax target, bonus payments could exceed 100% of target, up to a maximum payment of 125% (based on adjusted profit before tax), depending on achievement of personal Key Initiatives.

Payments under the 2010 Quarterly Bonus Program were made as follows:

Achievement of Adjusted Profit Before Tax Target	Achievement of Corporate Milestones	Payment
Under 80%		No payment
Over 80%	Under 60%	No payment
Over 80%	Over 60% but under 80%	50% payment Payment = “2010 quarterly salary” multiplied by “target bonus (%)” multiplied by “personal Key Initiative score” multiplied by 50%
Over 80%	Over 80%	100% payment Payment = “2010 quarterly salary” multiplied by “target bonus (%)” multiplied by “personal Key Initiative score”
Over 100%	Over 80%

Greater than 100% payment

Payment = “2010 quarterly salary” multiplied by “target bonus (%)” multiplied by “personal Key Initiative score” multiplied by adjusted profit before tax achievement (up to a maximum of 125%)

The performance targets, set at the beginning of each quarter in fiscal 2010, were assessed at the end of such quarter. Our adjusted profit before tax targets for each quarter of 2010 were $1.2 million for the first quarter, $6.0 million for the second quarter, $14.1 million for the third quarter and $125.0 million for the fourth quarter. Actual results for these quarters were $5.9 million, $15.5 million, $24.2 million and $168.8 million, respectively. Our 2010 corporate milestones are kept confidential for competitive harm reasons, and they consisted of financial targets, cost targets, major customer transactions, research & development projects, manufacturing plans, customer satisfaction, process enhancements, and personnel development and training. The quarterly corporate milestone scores were 96%, 96%, 85% and 100% for each quarter in 2010. The combined personal Key Initiative scores for the named executive officers ranged from 66% to 100%, and averaged 87% for the four quarters of 2010.

Our business is subject to industry-specific seasonal fluctuations. Sales have historically reflected these seasonal trends with the largest percentage of total revenues realized during the last two calendar quarters of a fiscal year. Therefore, our quarterly financial targets reflect the trend of higher revenues and earnings in the last two calendar quarters of a fiscal year.

Equity Incentive Plan Compensation

In addition to time-based restricted stock awards, to further align executive compensation with maximizing stockholder value, our Compensation Committee granted to our named executive officers certain performance-based equity awards, consisting of restricted stock units, or RSUs, that would be released and begin time-based vesting only upon achievement of certain corporate objectives. Due to our Audit Committee’s independent investigation into certain accounting and financial reporting matters at our Philippines operations and the related restatement of certain prior period financial statements, our Compensation Committee met in May 2010 instead of the beginning of 2010 to approve two performance measures: (1) a revenue target and (2) an adjusted profit before tax target, each based on our operating plan approved by the Board of Directors for the last three quarters of 2010. The measurement period covered the last three quarters of 2010 in order to preserve the Section 162(m) deductibility of payments. The adjusted profit before tax target is adjusted similar to the adjustments made under the 2010 Semi-Annual Bonus Program. Each eligible named executive officer would earn 50% of his target performance-based RSUs upon the achievement of the revenue target, and another 50% of his target performance-based RSUs upon the achievement of the adjusted profit before tax target. Payment for each target was determined based on the percentage of performance target that was achieved, as follows:

Percentage of Performance Target Achieved	Grant of RSUs as Percentage of Target RSUs
Under 80%	No RSUs granted
80%	90% of target RSUs (minimum award for minimum achievement)
81% - 100%	Add 0.5% for every 1% achieved to 100% payment
Over 100%	Add 2.5% for every 1% achieved over 100%
Over 120%	150% of target RSUs (maximum award)

Performance-based restricted stock units vest, if at all, in three equal annual installments, subject to continued service after achievement of the performance measures, starting in March 1, 2011. In connection with our 2010 performance-based equity awards, we achieved 91% of our revenue target (which was $2,046.9 million), and 128% of our adjusted profit before tax target (which was $163.1 million). Four named executive officers were eligible for these performance-based RSU grants, and their targets and earned RSUs are described above in “Compensation Discussion and Analysis — Analysis of 2010 Compensation Decisions — Time-Based and Performance-Based Equity Awards.” Mr. Pape was not eligible for a performance-based RSU grant since he joined the Company in January 2010.

In August 2010, our Compensation Committee granted additional performance-based RSUs to Mr. Neese and approved performance measures based on solar module cost per watt targets to be achieved by us measured at the end of each of fiscal 2010, fiscal 2011, fiscal 2012 and fiscal 2013 (for fiscal 2012 and 2013, the targets will be as defined in the annual operating plan). If Mr. Neese achieves the target module cost per watt for each year, 10,000 shares would vest on March 1, 2011, 30,000 shares would vest on March 1, 2012, 30,000 shares would vest on March 1, 2013, and 30,000 shares would vest on March 1, 2014. The maximum award that may be earned is 120% of target, since we wanted to encourage Mr. Neese to exceed the cost reduction targets. Award is determined based on the percentage of performance target that is achieved, as follows:

Percentage of Performance Target Achieved	Grant of RSUs as Percentage of Target RSUs
Over 105%	No RSUs granted
105%	80% of target RSUs (minimum award for minimum achievement)
104% to 96%	Pro rated grant of target RSUs (100% achievement will earn 100% of target RSUs)
95% or under	120% of target RSUs (maximum award)

In 2010, our target module cost per-watt was $1.79, and we achieved better than target by achieving a lower module cost per-watt, or 97% of target, and Mr. Neese earned 11,300 restricted stock units, which all vested on March 1, 2011.

In addition, we made two time-based restricted stock awards in recognition of specific individual achievements in 2010: the first, 20,000 shares to Mr. Arriola for his performance in connection with the Audit Committee accounting investigation and restatement of our financial results for prior periods, and the second, 15,000 shares to Mr. Wenger for his leadership in completing the acquisition of SunRay Renewable Energy. One-third of the recognition awards vested immediately, and the remaining two-thirds vested or will vest in equal installments on May 3, 2011 and May 3, 2012.

Retention Program Implemented During Fiscal 2011

In connection with the Tender Offer described in Proposal One, we implemented a retention program (the “Retention Program”) under which we intend to grant approximately 2.2 million time-vested RSUs (the “Retention RSUs”) to our eligible officers and employees contingent upon approval of Proposal Three. Any Retention RSUs granted under the Retention Program will vest in equal one-third increments on each of June 1, 2012, June 1, 2013 and June 1, 2014 subject to the recipient remaining employed by us on each applicable vesting date. The following named executive officers are expected to receive the following Retention RSUs under the Retention Program as consideration for having executed the retention agreements described below as of May 20, 2011: Mr. Werner, 300,000 Retention RSUs; Mr. Wenger, 120,000 Retention RSUs; Mr. Pape, 120,000 Retention RSUs; and Mr. Neese, 120,000 Retention RSUs. For more information regarding the Retention RSUs, see “Proposal Three — Approval of Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan.”

Employment Agreements

We have entered into employment agreements and award agreements under our equity plans with certain of our executive officers, including our named executive officers, and we have adopted a severance policy entitled the Management Career Transition Plan. Unless otherwise provided by our plan administrator, the award agreement, the employment agreement or the Management Career Transition Plan, upon termination of a participant’s employment or service with us, the participant will forfeit any outstanding equity awards except that a participant will have 90 days following termination of employment or service to exercise any then-vested options or stock appreciation rights (one year if termination of employment or service is a result of the participant’s disability or death). Additionally, certain of our executive officers are entitled to receive certain payments from us or our affiliates in the event of certain change of control or termination events.

Employment Agreements. We are party to employment agreements with several executive officers, including the named executive officers. The employment agreements superseded prior agreements of a similar nature. We entered into retention agreements with certain of our executive officers following the Tender Offer that amended the terms of the employment agreements (“Retention Agreements”), as further described below. Each employment agreement provides that the executive’s employment is “at-will” and may be terminated at any time by either party. Each employment agreement generally provides for a three-year term that will automatically renew unless we provide notice of our intent not to renew at least 120 days prior to the renewal date. The agreements do not specify salary, bonus or other basic compensation terms, but instead provide that each executive’s base salary, annual bonus and equity compensation will be determined in accordance with our normal practices. Instead, the primary purpose of the agreements is to provide certain severance benefits for employment terminations in connection with a change of control (as defined in the agreement). In the event an executive’s employment is terminated by us without cause (as defined in the agreement), or if the executive resigns for good reason (as defined in the agreement), and if such termination or resignation is in connection with a change of control, then the agreements also provide that the executive is entitled to the following benefits:

—	a lump-sum payment equivalent to 24 months (or 36 months in Mr. Werner’s case) of such executive’s base salary;

—	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;

—	a lump-sum payment equal to the product of (a) such executive’s target bonus for the then current fiscal year, multiplied by (b) two (or three in Mr. Werner’s case);

—	continuation of such executive’s and such executive’s eligible dependents’ coverage under our benefit plans for up to 24 months (or 36 months in Mr. Werner’s case), at our expense;

—	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off;

—	reimbursement of up to $15,000 for services of an outplacement firm mutually acceptable to us and the executive; and

—	annual make-up payments for taxes incurred by the executive in connection with benefit plans’ coverage.

In addition, if we terminate an executive’s employment without cause or if the executive resigns for good reason, and if such termination or resignation is in connection with a change of control, then the agreements also provide the following benefits to the individual:

—

all of such executive’s unvested options, shares of restricted stock and restricted stock units (including performance-based restricted stock units, but excluding Retention RSUs) will become fully vested and (as applicable) exercisable as of the termination date and remain exercisable for the time period otherwise applicable to such equity awards following such termination date; and

—

all provisions regarding forfeiture, restrictions on transfer, and our rights of repurchase, in each case otherwise applicable to shares of restricted stock or restricted stock units (excluding Retention RSUs) shall lapse as of the termination date.

In addition, Mr. Werner’s agreement provides for such accelerated vesting and lapsing of provisions regarding forfeiture, restrictions on transfer and our rights of repurchase upon termination of employment without cause or resignation for good reason, regardless of whether such termination is in connection with a change of control; provided, however, that absent a change of control, no such accelerated vesting or lapsing shall apply to Mr. Werner’s performance-based equity awards.

Mr. Arriola’s agreement incorporates his October 2008 offer letter, including his relocation benefits. Mr. Arriola’s offer letter provides that he will receive an annual salary of $425,000 and will be eligible for a target bonus equal to 70% of his base salary, depending on both corporate and individual performance. In addition, Mr. Arriola received a signing bonus of $300,000. As part of his relocation benefits, we provided Mr. Arriola up to 12 months of temporary housing (not to exceed $80,000), assistance in selling his San Diego, California home, including up to $650,000 of compensation for loss on the sale of his home (subject to pro rata repayment to us if he is terminated for cause or voluntarily terminates his employment (unless for good reason) for two years after commencing employment, which period has lapsed), reimbursement of certain costs in purchasing a new home and a gross-up for tax obligations, all in 2008 and 2009.

Mr. Pape’s agreement incorporates his December 2009 offer letter, including his relocation benefits. Mr. Pape’s offer letter provides that he will receive an annual salary of $400,000 and will be eligible for a target bonus equal to 80% of his base salary, depending on both corporate and individual performance. In addition, Mr. Pape received a signing bonus of $300,000, which is subject to pro rata repayment to us if he is terminated for cause or voluntarily terminates his employment (unless for good reason) for 24 months after commencing employment. As part of his relocation benefits, we provided Mr. Pape up to 6 months of temporary housing (not to exceed $40,000), assistance in selling his Long Beach, California home, including up to $200,000 of compensation for loss on the sale of his home (also subject to pro rata repayment to us if he is terminated for cause or voluntarily terminates his employment (unless for good reason) for 24 months after commencing employment), and reimbursement of certain costs in purchasing a new home.

Under the employment agreements, “cause” means the occurrence of any of the following, as determined by the Company in good faith:

—	acts or omissions constituting gross negligence or willful misconduct on the part of the executive with respect to the executive’s obligations or otherwise relating to our business,

—	the executive’s conviction of, or plea of guilty or nolo contendere to, crimes involving fraud, misappropriation or embezzlement, or a felony crime of moral turpitude,

—

the executive’s violation or breach of any fiduciary duty (whether or not involving personal profit) to us, except to the extent that his violation or breach was reasonably based on the advice of our outside counsel, or willful violation of any of our published policies governing the conduct of our executives or other employees, or

—	the executive’s violation or breach of any contractual duty to us which duty is material to the performance of the executive’s duties or results in material damage to us or our business;

provided that if any of the foregoing events is capable of being cured, we will provide notice to the executive describing the nature of such event and the executive will thereafter have 30 days to cure such event.

In addition, under the employment agreements, “good reason” means the occurrence of any of the following without the executive’s express prior written consent:

—	a material reduction in the executive’s position or duties,

—	a material breach of the employment agreement,

—

a material reduction in the executive’s aggregate target compensation, including the executive’s base salary and target bonus on a combined basis, excluding a reduction that is applied to substantially all of our other senior executives; provided, however, that for purposes of this clause, whether a reduction in target bonus has occurred shall be determined without any regard to any actual bonus payments made to the executive, or

—

a relocation of the executive’s primary place of business for the performance of his duties to us to a location that is more than 45 miles from our business location at the time the employment agreement was signed.

The executive shall be considered to have “good reason” under the employment agreement only if, no later than 90 days following an event otherwise constituting “good reason” under the employment agreement, the executive gives notice to us of the occurrence of such event and we fail to cure the event within 30 days following its receipt of such notice from the executive, and the executive terminates service within 24 months following a change of control.

Consummation of the Tender Offer constituted a change of control under the definition of change of control in the employment agreements. Consummation of the Tender Offer without any material reduction in the terms and conditions of an executive’s employment would not, in and of itself, constitute grounds for triggering change of control payments pursuant to the terms of the employment agreements.

If any of the severance payments, accelerated vesting and lapsing of restrictions would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.

Prior to receiving the benefits described in the employment agreements, the executive will be required to sign a separation agreement and release of claims. In addition, the benefits will be conditioned upon the executive not soliciting employees or customers for one year following the termination date. Mr. Werner’s agreement also provides that, if his termination without cause or resignation for good reason is not in connection with a change of control, his severance benefits will be conditioned upon a non-competition arrangement lasting one year following employment termination.

These arrangements were adopted to reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change in control, and to enable and encourage management to focus attention on obtaining the best possible outcome for our stockholders without being influenced by personal concerns regarding the possible impact of various transactions on job security and benefits.

Retention Agreements. We entered into Retention Agreements with certain of our named executive officers on May 20, 2011, including Mr. Werner, Mr. Wenger, Mr. Pape and Mr. Neese. A qualifying termination for purposes of the employment agreements alone is in connection with a change of control if it occurs during the period three months prior to the change of control and ending 24 months following the change of control. The Retention Agreements, among other things, amended certain provisions of the employment agreements, including extending the 24-month time period described above to a 36-month time period following the change of control. Under the Retention Agreements, the consummation of the Tender Offer and the subsequent continuation of employment of the executive officers without any material reduction in the terms and conditions of their employment did not, in and of itself, constitute grounds for a qualifying termination. As consideration for executing the Retention Agreements, the named executive officers will receive the following awards of time-based Retention RSUs: Mr. Werner, 300,000 Retention RSUs; Mr. Wenger, 120,000 Retention RSUs; Mr. Pape, 120,000 Retention RSUs and Mr. Neese, 120,000 Retention RSUs. The Retention RSUs will vest in equal one-third increments on each of June 1, 2012, June 1, 2013 and June 1, 2014 subject to the named executive officer remaining employed by us on each applicable vesting date. If the Retention RSUs would constitute a “parachute payment” within the meaning of Section 280G of the Code and be subject to excise tax, then the Retention RSUs would be either delivered in full or delivered as to such lesser extent that would result in no portion of such award being subject to such taxes, whichever results in each named executive officer receiving, on an after-tax basis, the greatest amount of the award.

Management Career Transition Plan.  We have implemented the Management Career Transition Plan, which is our severance plan and addresses severance for employment terminations not in connection with a change of control. Participants in the severance plan include the Chief Executive Officer and those employees who have been employed by us for at least six months and report directly to him (including our named executive officers), as well as other key employees who are recommended for participation by the Chief Executive Officer. Under the terms of the severance plan, Mr. Werner and the executives reporting to him will be eligible for the benefits following a termination of employment because of death or disability (as defined in the severance plan), or by us without cause (as defined in the severance plan), or resignation for good reason (as defined in the severance plan), so long as such termination or resignation is not in connection with a change of control (as defined in the severance plan). Such benefits include, except in the case of death or disability:

—	a lump-sum payment equivalent to 12 months (or 24 months in Mr. Werner’s case) of such executive’s base salary;

—	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;

—

a lump-sum payment equal to the pro rata portion of such executive’s actual bonus for the then current fiscal year, based on the amount of time between the start of the fiscal year and the termination date;

—	continuation of such executive’s and such executive’s eligible dependents’ coverage under our benefit plans for up to 12 months (or 24 months in Mr. Werner’s case), at our expense;

—	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off; and

—	annual make-up payments for taxes incurred by the executive in connection with benefit plans’ coverage.

In the case of death or disability, such benefits include a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off.

If any of the severance plan payments would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.

Businesses in our industry face a number of risks, including the risk of being acquired in the future. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain excellent executive talent. Without these provisions, these executives may not have chosen to accept employment with us or remain employed by us. The severance arrangements also promote stability and continuity in our senior management team.

Outstanding Equity Awards

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of January 2, 2011.

Outstanding Equity Awards At 2010 Fiscal Year-End Table

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas H. Werner	06/17/04(2)	178,343	0	3.30	06/17/2014	--	--	--	--
	03/17/05(2)	250,000	0	3.30	03/17/2015	--	--	--	--
	01/31/08(3)	--	--	--	--	5,551	71,219	-	--
	05/08/08(4)	--	--	--	--	14,878	190,885	--	--
	02/11/09(5)	--	--	--	--	33,334	427,675	--	--
	05/03/10(6)	--	--	--	--	--	--	100,000	1,283,000
	05/03/10(7)	--	--	--	--	100,000	1,283,000	--	--

Dennis V. Arriola	11/12/08(8)	25,000	25,000	24.72	11/12/2018	--	--	--	--
	11/12/08(9)	--	--	--	--	16,668	213,850	--	--
	02/11/09(5)	--	--	--	--	1,667	21,388	--	--
	05/03/10(6)	--	--	--	--	--	--	50,000	641,500
	05/03/10(7)	--	--	--	--	50,000	641,500	--	--
	05/03/10(10)	--	--	--	--	13,334	171,075	--	--

Howard J. Wenger	02/25/04(11)	8,125	0	1.77	02/25/2014	--	--	--	--
	12/07/04(11)	26,637	0	1.77	12/07/2014	--	--	--	--
	12/07/04(12)	1	0	1.77	12/07/2014	--	--	--	--
	02/08/07(13)	--	--	--	--	18,644	239,203	--	--
	01/31/08(3)	--	--	--	--	1,334	17,115	--	--
	05/08/08(4)	--	--	--	--	3,569	45,790	--	--
	02/11/09(5)	--	--	--	--	10,000	128,300	--	--
	05/03/10(7)	--	--	--	--	70,000	898,100	--	--
	05/03/10(10)	--	--	--	--	10,000	128,300	--	--
	08/05/10(14)	--	--	--	--	--	--	25,000	320,750

James S. Pape	05/03/10(7)	--	--	--	--	60,000	769,800	--	--

Marty T. Neese	07/02/08(15)	50,000	50,000	62.82	07/02/2018	--	--	--	--
	07/02/08(16)	--	--	--	--	16,668	213,850	--	--
	02/11/09(5)	--	--	--	--	5,000	64,150	--	--
	05/03/10(6)	--	--	--	--	--	--	40,000	513,200
	05/03/10(7)	--	--	--	--	40,000	513,200	--	--
	08/05/10(17)	--	--	--	--	--	--	100,000	1,283,000

(1)	The closing price of our Class A common stock on December 31, 2010 (last business day of fiscal 2010) was $12.83.

(2)	Each of these options has a ten-year term, vests over a five-year period of employment from the date of grant, with a one-year initial cliff vesting period and monthly vesting thereafter, and has an exercise price equal to the market value on grant date.

(3)	Each of these awards of restricted stock units vested in three equal installments on each of January 31, 2009, January 31, 2010 and January 31, 2011.

(4)	On January 31, 2008, each named executive officer was awarded a number of performance-based restricted stock units (PSUs) within a preset range, with the actual number contingent upon the achievement of certain performance criteria. Our Compensation Committee confirmed achievement of the performance criteria on January 29, 2009 and, based on that assessment, determined the number of eligible PSUs, which then vested in three equal installments on each of January 31, 2009, January 31, 2010 and January 31, 2011.

(5)	Each of these awards of restricted stock units vests in three equal installments on each of February 11, 2010, February 11, 2011 and February 11, 2012 subject to continued service to the Company.

(6)	On May 3, 2010, the named executive officer was awarded a number of performance-based restricted stock units (PSUs) within a preset range, with the actual number contingent the achievement of certain performance criteria. The actual award was determined in the first quarter of 2011 and described in “Equity Incentive Plan Compensation” above. The award earned vests ratably on March 1, 2011, March 1, 2012 and March 1, 2013 subject to continued service to the Company.

(7)	Each of these awards of restricted stock units vests in three equal installments on each of March 1, 2011, March 1, 2012 and March 1, 2013 subject to continued service to the Company.

(8)	This option has a ten-year term and vests in equal annual installments over a four-year period on each of November 12, 2009, November 12, 2010, November 12, 2011 and November 12, 2012 subject to continued service to the Company.

(9)	This award of restricted stock units vests in equal annual installments over a three-year period on each of November 12, 2009, November 12, 2010 and November 12, 2011 subject to continued service to the Company.

(10)	One third of these awards of restricted stock units were vested at grant, one third vested on May 3, 2011, and the remaining one third will vest on May 3, 2012 subject to continued service to the Company.

(11)	These options have a ten-year term, were fully vested, and have an exercise price equal to the market value on grant date.

(12)	This option has a ten-year term and was fully vested, and has an exercise price equal to the market value on grant date.

(13)	Each of these awards of restricted stock vests in four equal installments on each of January 10, 2008, January 10, 2009, January 10, 2010, and January 10, 2011 subject to continued service to the Company.

(14)	On August 5, 2010, the named executive officer was awarded a number of performance-based restricted stock units (PSUs) within a preset range, with the actual number contingent the achievement of certain performance criteria. The actual award was determined in the first quarter of 2011 and described in “Equity Incentive Plan Compensation” above. The award earned vests ratably on March 1, 2011, March 1, 2012 and March 1, 2013 subject to continued service to the Company.

(15)	This option has a ten-year term and vests in equal annual installments over a four-year period on each of July 2, 2009, July 2, 2010, July 2, 2011 and July 2, 2012 subject to continued service to the Company.

(16)	This award of restricted stock units vested in equal annual installments over a three-year period on each of July 2, 2009, July 2, 2010 and July 2, 2011 subject to continued service to the Company.

(17)	On August 5, 2010, the named executive officer was awarded a number of performance-based restricted stock units (PSUs) within a preset range, with the actual number contingent the achievement of certain performance criteria. Performance is measured in four tranches as of each fiscal year end from 2010 to 2013. If earned at target, each applicable tranche vests on each of March 1, 2011 (10,000 shares), March 1, 2012 (30,000 shares), March 1, 2013 (30,000 shares) and March 1, 2014 (30,000 shares). The actual award for the first tranche was determined in the first quarter of 2011 and described in “Equity Incentive Plan Compensation” above.

The following table sets forth the number of shares acquired pursuant to the exercise of options or the vesting of stock awards by our named executive officers during 2010 and the aggregate dollar amount realized by our named executive officers upon such events.

2010 Option Exercises and Stock Vested Table

Named Executive Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas H. Werner	103,457	1,154,121	75,640	1,638,237
Dennis V. Arriola	--	--	41,531	617,861
Howard J. Wenger	--	--	33,547	769,753
James S. Pape	--	--	--	--
Marty T. Neese	--	--	40,882	592,512

(1)	The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option, multiplied by the number of shares purchased.

(2)	The aggregate dollar value realized upon the vesting of a stock award represents the fair market value of the underlying shares on the vesting date multiplied by the number of shares vested.

Potential Payments Upon Termination or Change of Control

Tabular Disclosure of Termination Payments.  The following tables summarize the estimated payments that would have been made on January 2, 2011 to our named executive officers upon certain termination events consisting of:

—	termination with cause or voluntary resignation;

—	involuntary termination without cause or voluntary resignation for good reason in connection with a change of control;

—	involuntary termination without cause or voluntarily resignation for good reason not in connection with a change of control;

—	retirement; or

—	discontinued service due to death or disability,

as described in their respective employment agreements, and under the Management Career Transition Plan, assuming each such event had occurred on January 2, 2011. The dollar value identified with respect to each type of equity award is based on each officer’s holdings as of January 2, 2011 and the $12.83 per share closing price for our Class A common stock on December 31, 2010, the last trading day of our fiscal year ended January 2, 2011. For more information on each officer’s outstanding equity awards as of January 2, 2011, please see the Outstanding Equity Awards At 2010 Fiscal-Year End Table above. Such figures do not reflect unpaid regular salary, nor the impact of certain provisions of the employment agreements that provide that, in the event any payments under the employment agreements would constitute parachute payments under Section 280G of the Internal Revenue Code or be subject to the excise tax of Section 4999 of the Internal Revenue Code, then such payments should be either delivered in full or reduced to result in no portion being subject to such tax provisions and still yield the greatest payment to the individual on an after tax basis.

Termination Payments Table

Name	Termination Scenario	Continued Salary($)	Bonus and Accelerated Non-Equity Incentive Plan($)	Accelerated Restricted Stock($)	Accelerated Restricted Stock Units($)	Continued Medical Benefits($)	Outplace- ment Services($)	Accrued PTO($)	Total($)
T. Werner	Termination with cause or voluntary resignation without good reason	--	--	--	--	--	--	38,770	38,770
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	1,080,000	2,531,940	--	3,255,779	57,809	15,000	38,770	6,979,298
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	720,000	371,940	--	1,972,779	38,539	--	38,770	3,142,028
	Retirement	--	--	--	--	--	--	38,770	38,770
	Death or disability	--	--	--	--	--	--	38,770	38,770
D. Arriola	Termination with cause or voluntary resignation without good reason	--	--	--	--	--	--	9,471	9,471
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	880,000	885,838	--	1,689,313	28,109	15,000	9,471	3,507,731
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	440,000	181,838	--	--	14,054	--	9,471	645,363
	Retirement	--	--	--	--	--	--	9,471	9,471
	Death or disability	--	--	--	--	--	--	9,471	9,471
H. Wenger	Termination with cause or voluntary resignation without good reason	--	--	--	--	--	--	28,581	28,581
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	800,000	802,040	239,203	1,538,355	--	15,000	28,581	3,423,179
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	400,000	162,040	--	--	--	--	28,581	590,621
	Retirement	--	--	--	--	--	--	28,581	28,581
	Death or disability	--	--	--	--	--	--	28,581	28,581

Name	Termination Scenario	Continued Salary($)	Bonus and Accelerated Non-Equity Incentive Plan($)	Accelerated Restricted Stock($)	Accelerated Restricted Stock Units($)	Continued Medical Benefits($)	Outplace- ment Services($)	Accrued PTO($)	Total($)
J. Pape	Termination with cause or voluntary resignation without good reason	--	--	--	--	--	--	10,977	10,977
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	800,000	796,440	--	769,800	40,645	15,000	10,977	2,432,862
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	400,000	156,440	--	--	20,323	--	10,977	587,740
	Retirement	--	--	--	--	--	--	10,977	10,977
	Death or disability	--	--	--	--	--	--	10,977	10,977
M. Neese	Termination with cause or voluntary resignation without good reason	--	--	--	--	--	--	22,929	22,929
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	830,000	832,047	--	2,587,400	27,647	15,000	22,929	4,315,023
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	415,000	168,047	--	--	13,824	--	22,929	619,800
	Retirement	--	--	--	--	--	--	22,929	22,929
	Death or disability	--	--	--	--	--	--	22,929	22,929

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during fiscal 2010 one of our officers or employees, or is one of our former officers or employees. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 and Item 407(e)(4) of Regulation S-K. Additionally, during fiscal 2010, none of our executive officers or directors was a member of the board of directors, or any committee of the board of directors, or of any other entity such that the relationship would be construed to constitute a compensation committee interlock within the meaning of the rules and regulations of the SEC.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of January 2, 2011 with respect to our equity compensation plans under which our equity securities are authorized for issuance (in thousands, except dollar figures).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,304	$11.60	504
Total(1)	1,304	$11.60	504

(1)	This table excludes options to purchase an aggregate of approximately 191,000 shares of Class A common stock, at a weighted average exercise price of $12.40 per share, that we assumed in connection with the acquisition of PowerLight Corporation in January 2007. Our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan includes an automatic share reserve increase feature effective for 2009 through 2015. This share reserve increase feature will cause an annual and automatic increase in the number of shares of our Class A common stock reserved for issuance under the Stock Incentive Plan in an amount each year equal to the least of: 3% of the outstanding shares of all classes of our common stock measured on the last day of the immediately preceding fiscal year; 6,000,000 shares; and such other number of shares as determined by our Board.

Appendix A

Proposed Restated Certificate of Incorporation of SunPower Corporation

RESTATED CERTIFICATE OF INCORPORATION OF

SUNPOWER CORPORATION

SunPower Corporation~~,~~ (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The original Certificate of Incorporation of the ~~corporation~~Corporation was filed with the Secretary of State of Delaware on May 25, 2004 under the name SPR Acquisition Corporation.

SECOND: ~~Pursuant to an action of~~This Restated Certificate of Incorporation of the Corporation, amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation as heretofore amended and duly adopted by the Board of Directors and ~~a written consent of~~ stockholders of the Corporation~~, this~~ in accordance with Sections 228, 242 and 245 of the DGCL.

THIRD: This Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242~~, 245~~ and ~~228~~245 of the General Corporation Law of the State of Delaware.

~~THIRD~~FOURTH: This Restated Certificate of Incorporation restates, integrates and further amends the provisions of the ~~Restated~~ Certificate of Incorporation of the ~~corporation~~Corporation, as heretofore in effect.

~~FOURTH~~FIFTH: Effective at 5 p.m. Eastern Standard Time (EST) on the business day following the date of filing of this Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”) pursuant to Sections 103, 242 and 245 of the DGCL (such time being referred to herein as the “Effective Time”), the ~~Restated~~ Certificate of Incorporation of the ~~corporation shall be~~Corporation, as heretofore in effect, is hereby amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is SunPower Corporation (the “Corporation”)

ARTICLE II

A. The registered agent and the address of the registered office of the Corporation in the State of Delaware are:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

County of New Castle

B. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

A. Upon the Effective Time, each share of Class A Common Stock, par value $0.001 per share, of the Corporation (“Class A Common Stock”) issued and outstanding immediately prior to the

Effective Time, and each share of the Class B Common Stock, par value $0.001 per share, of the Corporation (the “Class B Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or any holder of Class A Common Stock or Class B Common Stock, be reclassified as and become one fully paid and nonassessable share of common stock, par value $0.001 per share (the “Common Stock”), which Common Stock shall have the rights, preferences, privileges and restrictions set forth in this Restated Certificate of Incorporation. The reclassification of the Class A Common Stock and the Class B Common Stock into the Common Stock will occur at the Effective Time. From and after the Effective Time, certificates formerly representing shares of Class A Common Stock or Class B Common Stock shall represent the number of shares of Common Stock into which such shares shall have been reclassified pursuant to this Restated Certificate of Incorporation. Following the Effective Time, any holder of a certificate formerly representing Class A Common Stock or Class B Common Stock may surrender such certificate to the Corporation at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written request from the holder of such shares for a new certificate representing the shares of Common Stock into which such shares were reclassified, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney. As promptly as practicable following the surrender of any such certificate formerly representing shares of Class A Common Stock or Class B Common Stock and the payment in cash of any amount required by the next sentence, the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent a certificate or certificates representing the number of full shares of Common Stock into which the shares of Class A Common Stock or Class B Common Stock formerly represented by such certificate were reclassified, issued in such name or names as such holder may direct. The issuance of certificates for shares of Common Stock upon conversion of shares of Class A Common Stock or Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares that were reclassified, then the holder requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

~~A.~~ Following the Effective Time, the total number of shares that the Corporation shall have authority to issue is 377,~~542,490~~500,000, consisting of 367,500,000 shares designated as common stock, par value $0.001 per share (the “Common Stock”), and 10,~~042,490~~000,000 shares designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).

~~The Common Stock shall consist of two series designated as “Class A Common Stock” and “Class B Common Stock”, and sometimes referred to herein as a “Class” or “Classes” of Common Stock. The authorized number of shares of Class A Common Stock shall be 217,500,000 and the authorized number of shares of Class B Common Stock shall be 150,000,000.~~

B. The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of this Part ~~C~~B of this Article III, by resolution to provide for the issuance of the remaining authorized shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

Subject to limitations prescribed by law and the provisions of this Part ~~C~~B of this Article III, the authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

1. The number of shares constituting that series (including an increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding)) and the distinctive designation of that series;

2. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

3. Whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and the amount of such sinking funds;

7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

8. Any other relative rights, preferences and limitations of that series.

~~No holders of shares of the Corporation of any class or series, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation, except in the case of any shares of Preferred Stock to which such rights are specifically granted by any resolution or resolutions of the Board of Directors adopted pursuant to Part C of this Article III or in the case of any shares of Common Stock to which such rights are specifically granted by Section 5 of Part D of Article III.~~

C. The powers, preferences, rights, restrictions and other matters relating to the Common Stock are as follows:

1. Voting Rights.

~~(a) All~~ Subject to the preferences applicable to any Preferred Stock outstanding at any time, all shares of Common Stock ~~will be identical in all respects and will entitle the holders thereof to the same rights and privileges, except as expressly provided otherwise in this Restated Certificate of Incorporation (this “Certificate of Incorporation”). Except as expressly provided otherwise herein or as otherwise provided by law, all series of Common Stock~~ shall vote together as a single ~~Class~~class on all matters submitted to a vote of the stockholders.

~~(b) The Class B Common Stock shall be issuable only to Cypress Semiconductor Corporation or any Successor in Interest (as defined below) thereto (“Cypress”), or any Subsidiary (as defined below) of Cypress; provided, however, that nothing herein will prevent (i) the distribution of such shares by Cypress to the stockholders of Cypress in connection with a Tax-Free Spin-Off (as defined below), (ii) the transfer of such shares by holders thereof following a Tax-Free Spin-Off or (iii) the issuance of shares of Class B Common Stock by the Corporation to holders thereof following a Tax-Free Spin-Off if such issuance is in connection with a dividend or distribution pursuant to Section 2 of this Part D of Article III or in connection with an exercise of an option, warrant or right issued pursuant to Section 2(c) of this Part D of Article III.~~

~~(c) The holders of shares of Common Stock shall have the following voting rights:~~

~~2. Except as provided in Section 1(c)(iii) of this Part D of Article III, each~~ Each holder of a share of ~~Class A~~ Common Stock shall be entitled to cast one vote on all matters submitted to a vote of the stockholders of the Corporation for each share of ~~Class A~~ Common Stock held by such holder.

~~(i) (1) Until such date, if any, on which both (A) a Tax-Free Spin-Off has been effected and (B) the Internal Revenue Service has issued or granted a supplemental ruling that the effectiveness of the provisions in Section 1(c)(ii)(2) of this Part D of Article III will not affect the rulings contained in the private letter ruling, dated April 16, 2008 (PLR-103725-08) and will not prevent those rulings from having full force and effect (such date, the “Threshold Ruling Date”), each holder of a share of Class B Common Stock shall be entitled to cast eight votes on all matters submitted to a vote of the stockholders of the Corporation for each share of Class B Common Stock held by such holder.~~

~~(2) Effective as of the Threshold Ruling Date, , except as provided in the last sentence of this Section 1(c)(ii)(2) of this Part D of Article III, for so long as any Person or entity or group of Persons or entities acting in concert beneficially owns 15% (the “Threshold Amount”) or more of the then outstanding shares of Class B Common Stock, then in any election of directors or other exercise of voting rights with respect to the election or removal of directors, such Person, entity or group shall only be entitled, as to the Class B shares beneficially owned by such Person, entity or group, to vote (or otherwise exercise voting rights with respect to) a number of shares of Class B Common Stock that equals the product of (A) the total number of shares of Class B Common Stock then outstanding multiplied by (B) the greater of (i) the Threshold Amount (expressed as a percentage) and (ii) such Person, entity or group’s Entitled Voting Percentage (as defined below) (such product, the “Voting Class B Shares”). For the purposes hereof, a Person, entity or group’s “Entitled Voting Percentage” at any time shall mean the lesser of (x) the percentage of the then outstanding shares of Class A Common Stock beneficially owned by such Person, entity or group at such time and (y) the percentage of the then outstanding shares of Class B Common Stock beneficially owned by such Person, entity or group at such time. Any shares of Class B Common Stock beneficially owned by such Person, entity or group in excess of the Voting Class B Shares shall automatically be voted in proportion to the aggregate votes of the shares of Class B Common Stock held by holders of Class B Common Stock who beneficially own less than 15% of the Class B Common Stock (ignoring abstentions and any shares that were not present in Person or represented by proxy at the meeting at which the applicable vote is taken). For purposes of this Section 1(c)(ii)(2) of this Part D of Article III, a “beneficial owner” of Common Stock includes any Person or entity or group of Persons or entities who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, written or oral, formal or informal, control the voting power (which includes the power to vote or to direct the voting) of such Common Stock within the meaning of Rule 13d-3(a)(1) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) provided, however, that a Person shall not be deemed the “beneficial owner” of, or to “beneficially own,” any security under this Section 1(c)(ii)(2) of this Part D of Article III as a result of a contract, arrangement, understanding or relationship to vote such security if such contract, arrangement, understanding or relationship: (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report).~~

~~(ii) Notwithstanding any other provision of this Certificate of Incorporation to the contrary, holders of Class A Common Stock shall not be eligible to vote on any alteration or change in the powers, preferences, or special rights of the Class B Common Stock that would not adversely affect the rights of the Class A Common Stock. For the foregoing purposes, the addition of any provision for the voluntary, mandatory or other conversion or exchange of the Class B Common Stock into or for Class A Common Stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A Common Stock.~~

2.~~3.~~ Dividends and Distributions.

~~4.~~ Subject to the preferences applicable to any Preferred Stock outstanding at any time~~, and except as otherwise provided in this Section 2 of this Part D of Article III~~, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. ~~Subject to the provisions of Sections 2(b), 2(c) and 5(a) of this Part D of Article III, no dividend shall be paid on the Class A Common Stock in any year unless an equal dividend for such year is simultaneously paid on the Class B Common Stock.~~

~~(a) In the case of a dividend or other distribution payable in Class A Common Stock or Class B Common Stock (including any distribution pursuant to a stock split or division of Class A Common Stock or Class B Common Stock), only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. In the case of any such dividend or other distribution payable in shares of Class A Common Stock or Class B Common Stock, the number of shares of each Class of Common Stock payable per share of such Class of Common Stock shall be equal.~~

~~(b) In the case of a dividend or other distribution payable in rights, warrants or options to purchase shares of the capital stock of the Corporation (a “rights dividend”) that entitle the holder thereof to purchase shares of Class A Common Stock (or shares of capital stock of the Corporation having voting rights equivalent to those of the Class A Common Stock (“Equivalent Class A Shares”)) or Class B Common Stock (or shares of capital stock of the Corporation having voting rights equivalent to those of the Class B Common Stock (“Equivalent Class B Shares”)) (whether initially or upon any adjustment thereunder), then only rights to acquire Class A Common Stock or Equivalent Class A Shares may be paid to holders of Class A Common Stock and only rights to acquire Class B Common Stock or Equivalent Class B Shares may be paid to holders of Class B Common Stock. Equivalent Class A Shares and Equivalent Class B Shares refer to the issuance of (i) rights to acquire preferred stock with equivalent voting rights to Class A Shares or Class B Shares, as the case may be, and (ii) shares of such preferred stock, in each case pursuant to a shareholder rights plan adopted by the Corporation.~~

~~5. Conversion and Exchange Rights.~~

~~(a) Voluntary Conversion of Class B Common Stock into Class A Common Stock Prior to a Tax-Free Spin-Off. Prior to the occurrence of a Tax-Free Spin-Off, the holders of Class B Common Stock shall be entitled to convert, at any time and from time to time, any share of Class B Common Stock into one (1) fully paid and non-assessable share of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates representing the shares of Class B Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent~~”), ~~accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to Section 3(c)(v) of this Part D of Article III. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date of the giving of the required written notice and surrender of any certificate or certificates representing shares of Class B Common Stock. Upon the date any such conversion is made or effected, all rights of the holder of such shares of Class B Common Stock as such holder shall cease, and the Person or Persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. The rights of~~

~~holders of Class B Common Stock to convert shares of Class B Common Stock into Class A Common Stock pursuant to this Section 3(a) of this Part D of Article III shall expire and this Section 3(a) of this Part D of Article III shall be of no further force or effect upon the occurrence of a Tax-Free Spin-Off.~~

~~(b) Mandatory Conversion of Class B Common Stock into Class A Common Stock.~~

~~(i) Upon Transfer Prior to a Tax-Free Spin-Off. Upon any transfer prior to the occurrence of a Tax-Free Spin-Off (for purposes of clarity, other than the original issuance or a transfer in the form of a distribution by Cypress to the stockholders of Cypress in connection with a Tax-Free Spin-Off) of any share of Class B Common Stock to any Person other than the original holder thereof, such share shall immediately and automatically (and without any action on the part of the holder or the Corporation or any other Person) convert into one (1) fully paid and non-assessable share of Class A Common Stock; provided, however, that no such conversion shall occur solely as a result of the pledge or hypothecation of, or existence of any other lien or encumbrance on, any share(s) of Class B Common Stock, and no such conversion shall occur solely as a result of a transfer by the original holder thereof or one of its Subsidiaries or its Parent to the original holder thereof or one of its Subsidiaries or its Parent; provided further, that such share of Class B Common Stock shall immediately and automatically (and without any action on the part of the holder or the Corporation or any other Person) convert into one (1) fully paid and non-assessable share of Class A Common Stock if at any time prior to the occurrence of a Tax-Free Spin-Off such holder is no longer the original holder or a Subsidiary or the Parent of the original holder of such share of Class B Common Stock. Any such conversion shall be deemed to have been effected at the close of business on the date of the transfer. Upon the date any such conversion is effected, all rights of the holder of such shares of Class B Common Stock as such holder shall cease as to the shares so converted, and the Person or Persons entitled to receive Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of shares of Class A common stock on such date. Until certificates for such shares of Class B Common Stock that have been converted have been delivered to the Corporation for exchange for certificates representing Class A Common Stock, such certificates shall be deemed to represent the shares of Class A Common Stock into which such Class B Common Stock has been converted. A transfer of a share of Class B Common Stock following a Tax-Free Spin Off or pursuant to a Tax-Free Spin-Off shall not cause an automatic conversion of such share into a share of Class A Common Stock.~~

~~(ii) Upon a Plurality Triggering Event Prior to a Tax-Free Spin-Off. If at any time prior to the occurrence of a Tax-Free Spin-Off Cypress and its Subsidiaries collectively own less than 40% of the shares of all Classes of the Corporation’s Common Stock then outstanding (calculated without regard to the difference in voting rights between the Classes of Common Stock) (a “Plurality Triggering Event”), then each outstanding share of Class B Common Stock shall be automatically (and without any action on the part of the holder or the Corporation or any other Person) converted into one (1) fully paid and non-assessable share of Class A Common Stock. Such conversion shall be deemed to have been made at the close of business on the date of the Plurality Triggering Event, and the Person or Persons entitled to receive Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of shares of Class A Common Stock on such date. Until certificates for such shares of Class B Common Stock that have been converted have been delivered to the Corporation for exchange for certificates representing Class A Common Stock, such certificates shall be deemed to represent the shares of Class A Common Stock into which such Class B Common Stock has been converted. For the avoidance of doubt, Cypress and its Subsidiaries’ ceasing to own 40% or more of the shares of all Classes of the Corporation’s Common Stock then outstanding as a result of a Tax-Free Spin-Off shall not cause a Plurality Triggering Event to occur.~~

~~(c) Certain Provisions Relating to Stock Conversion, Exchange and Transfer.~~

~~(i) The Corporation will provide notice of any conversion pursuant to Section 3(b)(ii) of this Part D of Article III to holders of record of Common Stock as soon as practicable following such conversion; provided, however, that the Corporation may satisfy such notice requirement by providing such notice prior to any such conversion. Such notice shall be provided by mailing notice of such conversion, first class postage prepaid, to each holder of record of the Common Stock, at such holder’s address as it appears on the transfer books of the~~

~~Corporation; provided, however, that neither the failure to give such notice nor any defect therein shall affect the validity of any such conversion. Each notice shall state, as appropriate, the following:~~

~~(1) the effective date of the conversion;~~

~~(2) that all outstanding shares of Class B Common Stock are converted into Class A Common Stock;~~

~~(3) the place or places at which certificates for such shares of Class B Common Stock are to be surrendered for certificates for an equivalent number of shares of Class A Common Stock; and~~

~~(4) that no dividends will be declared on the shares of Class B Common Stock after such conversion.~~

~~(ii) As promptly as practicable following the surrender of a certificate representing shares of Class B Common Stock for voluntary conversion in the manner provided in Section 3(a) of this Part D of Article III or for exchange following any event of mandatory conversion as provided in Section 3(b) of this Part D of Article III, as applicable, and the payment in cash of any amount required by Section 3(c)(v) of this Part D of Article III, the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion or exchange, issued in such name or names as such holder may direct.~~

~~(iii) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then the holders of any outstanding shares of Class B Common Stock shall be entitled to receive upon a conversion to Class A Common Stock thereof pursuant hereto, the amount of such security that such holder would have received if it had effected such conversion immediately prior to the record date of such reclassification or other similar transaction. Except as set forth in the preceding sentence, no adjustments in respect of dividends or other distributions shall be made upon the conversion of any share of Class B Common Stock to Class A Common Stock; provided, however, that if a share of Class B Common Stock shall be converted into a share of Class A Common Stock after the record date for the payment of a dividend or other distribution on shares of Class B Common Stock, but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof.~~

~~(iv) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion, exchange or transfer of outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion or exchange of all such outstanding shares of Class B Common Stock. The Corporation covenants and warrants that all shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock will, upon issuance in accordance with the terms of Sections 3(a) and 3(b) of this Part D of Article III, be validly issued, fully paid and non-assessable.~~

~~(v) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.~~

~~6. Stock Splits. Without the approval of the holders holding at least two-thirds of the outstanding shares of the Class A Common Stock and Class B Common Stock, each voting as a separate series, the Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one Class of Common Stock unless the outstanding shares of all series of Common Stock shall be proportionately subdivided or combined.~~

3.~~7.~~ Options, Rights or Warrants.

~~(a) Subject to the following sentence, if the Corporation issues or makes an offering or distribution to all holders of a Class of Common Stock of shares of any class or series of its capital stock or options, rights or warrants to subscribe for such shares, then the Corporation shall simultaneously issue or make a similar offering or distribution of the same number of shares, options, rights, or warrants per share to all holders of the other outstanding Classes of Common Stock, except that it need not issue or make such offering or distribution to any such Class of Common Stock in the event that the holders of a majority of the shares of such Class of Common Stock, voting as a separate class, determine that such offering or distribution need not be made to such Class. However, notwithstanding anything in this Section 5(a) of this Part D of Article III to the contrary, in the event that the Corporation issues or makes an offering or distribution to all holders of any Class of Common Stock of shares of that Class of Common Stock or options, rights or warrants to subscribe for such shares, then the similar offering or distribution to be made to any holder of the other Class of Common Stock pursuant to this Section 5(a) of this Part D of Article III, shall be for options, warrants or rights which entitle such holder, upon exercise thereof, to purchase the Class or Classes of Common Stock then held by such holder.~~

~~8. Subject to Section 5(a) of this Part D of Article III, the~~ The Corporation shall have the power to create and issue, whether or not in connection with the issuance and sale of any shares of stock or other securities of the Corporation, rights, options or warrants entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or series at the time authorized, such rights, options or warrants to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board of Directors.

~~9.~~4. No Preemptive Rights. The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class or series of the Corporation, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock of the Corporation.

~~10. No Reissuance. No share or shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation is authorized to issue.~~

~~11. Certain Definitions.~~

~~(a) “Affiliate” means as to any Person, any other Person who controls, is controlled by, or is under common control with such Person.~~

~~(b) “Code” means the Internal Revenue Code of 1986, as amended.~~

~~(c) “Parent” means, with respect to any Person, any other Person that owns, directly or indirectly, more than 50% of the capital stock (or other voting interests) the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such first Person or who is a Successor in Interest to such first Person.~~

~~(d) “Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, trust or other entity, including governmental authorities.~~

~~(e) “Subsidiary” means, with respect to any Person, any other Person in which such first Person owns, directly or indirectly, more than 50% of the capital stock (or other voting interests) the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person.~~

~~(f) “Successor in interest” means, with respect to any Person, any other Person who, together with its Affiliates, acquires (whether by acquisition of new or existing securities, repurchase or cancellation of existing securities, merger, consolidation, business combination, sale, lease, exchange, transfer, license or acquisition of assets or otherwise) beneficial ownership of 50% or more of the total outstanding voting securities or all or substantially all of the assets of such first Person.~~

~~(g) “Tax-Free Spin-Off” means a distribution (whether by dividend, exchange or otherwise) of Common Stock (and Preferred Stock, if any) of the Corporation or common stock (and preferred stock, if any) of~~

~~a Person that is a successor to the Corporation to holders of common stock of Cypress intended to qualify as a tax-free distribution under Section 355 of the Code, or any successor thereto.~~

ARTICLE IV

A. Number of Directors. ~~Subject to Section 4 of Article VII, and except~~ Except as otherwise provided for or fixed pursuant to the provisions of Article III hereof relating to the rights of the holders of any one or more series of Preferred Stock to elect additional directors, the authorized number of directors of the ~~corporation~~Corporation shall be determined from time to time by resolution adopted by the affirmative vote of the majority of the entire Board of Directors at any regular or special meeting of such Board.

B. ~~Classes of Directors. From and after such date, if any, on which (i) a Tax-Free Spin-Off is effected or (ii) a Plurality Triggering Event has previously occurred and Cypress is no longer consolidating the Corporation for accounting purposes (provided that, if on any such date following the occurrence of a Plurality Triggering Event, Cypress would not be consolidating the Corporation for accounting purposes but for the existence of the provisions of this Restated Certificate of Incorporation which expire upon the occurrence of a Consolidation Triggering Event, then for purposes of this definition, Cypress shall be deemed not to be consolidating the Corporation for accounting purposes on such date) (any such event specified in clause (i) or (ii), an “Consolidation Triggering Event”), the~~Classes of Directors. The Board of Directors, other than those directors elected by the holders of any one or more series of Preferred Stock as provided for or fixed pursuant to the provisions of Article III hereof, shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. ~~The initial designees for each class of directors shall be determined as set forth in the By-laws as in effect on the date of this Certificate of Incorporation.~~ Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the ~~next annual meeting of stockholders following a Consolidation Triggering Event, the initial term of office of directors of Class II shall expire at the second annual meeting of stockholders following a Consolidation Triggering Event~~annual meeting of stockholders to be held in 2012, and the initial term of office of directors of Class II shall expire at the annual meeting of stockholders to be held in 2013, the initial term of office of directors of Class III shall expire at the ~~third~~ annual meeting of stockholders ~~following a Consolidation Triggering Event~~to be held in 2014, and the term of office of each director of each Class shall expire at the third succeeding annual meeting of stockholders following the election of such Class of directors, and in all cases as to each director until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. ~~Following the occurrence of a Consolidation Triggering Event, at~~ At each annual meeting of stockholders the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

C. Vacancies and Removal. Subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class, if any, of directors in which the new directorship was created or in which the vacancy occurred, and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity. Subject to the provisions of this Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. ~~Prior to the occurrence of a Consolidation Triggering Event, any director or the entire Board of Directors of the Corporation may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors. Following the occurrence of a~~

~~Consolidation Triggering Event and the classification of the Board of Directors as set forth in Section A of this Article IV, the~~The ability of stockholders to remove directors will be as provided by Section 141(k)(1) of the DGCL (or any successor to such statue).

ARTICLE V

A. Power of Stockholders to Act by Written Consent. ~~Until the occurrence of a Consolidation Triggering Event,~~Until the first time that Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Total”), together with the Terra Controlled Corporations (as defined in that certain Affiliation Agreement (the “Affiliation Agreement”), dated as of April 28, 2011 and as may be amended from time to time, by and between the Corporation and Total), owns (taking into account the provisions of Section 3.1(f) of the Affiliation Agreement) fifty percent (50%) or less of the Total Current Voting Power (as defined in the Affiliation Agreement) of the Corporation then in effect (the “Total Stockholder Approval Period”), all actions required to be taken at any annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings or stockholders are recorded. Following the ~~occurrence of a Consolidation Triggering Event~~Total Stockholder Approval Period, no action required or permitted to be taken at any annual or special meeting of the stockholders of the corporation may be taken without a meeting and the power of the stockholders to consent in writing, without a meeting, to the taking of any such action is specifically denied.

B. Special Meetings of Stockholders. ~~Until the occurrence of a Consolidation Triggering Event, special~~ Special meetings of the stockholders of the Corporation may be called for any purpose or purposes in accordance with the provisions set forth in the By-laws of the Corporation ~~by Cypress as well as any other Person specified in the By-laws. Following the occurrence of a Consolidation Triggering Event, special meetings of the stockholders of the Corporation may be called for any purpose or purposes in accordance with the provisions set forth in the By-laws of the Corporation.~~.

C. No Cumulative Voting. The stockholders of the Corporation shall not have cumulative voting.

ARTICLE VI

~~A. This Article VI anticipates the possibility (1) that Cypress may be a majority or significant stockholder of the Corporation, (2) that certain officers and/or directors of the Corporation may also serve as officers and/or directors of Cypress, (3) that the Corporation and Cypress, either directly or through their subsidiaries, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and (4) that benefits may be derived by the Corporation through its continued contractual, corporate and business relations with Cypress and its subsidiaries. The provisions of this Article VI shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation and its subsidiaries as they may involve Cypress and its subsidiaries, and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.~~

~~B. Except as may be otherwise provided in a written agreement between the Corporation and Cypress, the Corporation shall not be deemed to have an interest or expectancy in any business opportunity, transaction, or other matter in which Cypress or any of its officers, directors, employees or agents engages or seeks to engage other than opportunities that are specifically applicable to the solar energy business and not applicable to or reasonably related to any business conducted by Cypress. Neither Cypress nor any officer, director, employee or~~

~~agent thereof shall be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders by reason of Cypress or any officer, director, employee or agent thereof exercising its right to engage in any activities or lines of business, or to pursue (or fail to offer or communicate to the Corporation) any business opportunity, transaction or other matter other than opportunities that are specifically applicable to the solar energy business and not applicable to or reasonably related to any business conducted by Cypress.~~

~~C. For purposes of this Article VI only: (i) The term “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, and (ii) the term “Cypress” shall mean Cypress and all corporations, partnerships, joint ventures, associations and other entities in which Cypress beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests (other than the Corporation, defined in accordance with clause (i) of this Section C of Article VI).~~

~~ARTICLE VII~~

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

1. ~~Except as provided Section 4 of this Article VII (which expires upon the occurrence of a Consolidation Triggering Event), the~~The Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation by vote of at least a majority of the members of the Board of Directors.

2. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

3. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

~~4. Until the occurrence of a Consolidation Triggering Event, a vote of at least 75% of the then-authorized number of the members of the Board of Directors shall be required to:~~

~~(a) adopt, amend or repeal the By-laws of the Corporation;~~

~~(b) amend the Certificate of Incorporation of the Corporation (including by way of a Certificate of Designations or otherwise);~~

~~(c) appoint or remove the Chief Executive Officer of the Corporation;~~

~~(d) designate or appoint, or allow the Corporation to nominate or recommend for election by stockholders of the Corporation, an individual to the Board of Directors of the Corporation;~~

~~(e) change the size of the Board of Directors of the Corporation to be other than in the range of five (5) to seven (7) members;~~

~~(f) form a committee of the Board of Directors of the Corporation or establish or change a charter, committee responsibilities or committee membership of any committee of the Board of Directors of the Corporation;~~

~~(g) adopt any stockholder rights plan, “poison pill” or other similar arrangement; or~~

~~(h) approve any transaction or series of related transactions which would involve a merger, consolidation, restructuring, sale of substantially all of the assets of the Corporation or any of its Subsidiaries or otherwise result in any Person or entity obtaining control over the Corporation or any of its Subsidiaries;~~

~~provided, however, that the requirement to obtain any such supermajority vote of the Board of Directors of the Corporation as set forth in this Section 4 of Article VII may be waived at any time by Cypress in its capacity as a stockholder of the Corporation, in its sole discretion. This Section 4 of Article VII shall expire and be of no further force or effect upon the occurrence of a Consolidation Triggering Event.~~

~~ARTICLE VIII~~ARTICLE VII

A. Limitation of Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

B. 1. Right to Indemnification. Each ~~Person~~person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, except as may be prohibited by applicable law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph 3 of this Section B of Article ~~VIII~~VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

2. Right to Advancement of Expenses. The right to indemnification conferred in paragraph 1 of this Section B of Article ~~VIII~~VII shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

3. Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in paragraphs 1 and 2 of this Section B of Article ~~VIII~~VII shall be contract rights. If a claim under paragraph 1 or 2 of this Section B of Article ~~VIII~~VII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section B of Article ~~VIII~~VII or otherwise, shall be on the Corporation.

4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section B of Article ~~VIII~~VII shall not be exclusive of any other right which any ~~Person~~person may have or hereafter acquire under any statute, the Corporation’s certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such ~~Person~~person against such expense, liability or loss under the DGCL.

6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section B of Article ~~VIII~~VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

C. Amendment. The duties of the Corporation to indemnify and to advance expenses to any ~~Person~~person as provided in this Article ~~VIII~~VII shall be in the nature of a contract between the Corporation and each such ~~Person~~person, and neither any amendment nor repeal of this Article ~~VIII~~VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article ~~VIII~~VII, shall eliminate or reduce the effect of this Article ~~VIII~~VII in respect of any matter occurring, or action or proceeding accruing or arising or that, but for this Article ~~VIII~~VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

~~ARTICLE IX~~ARTICLE VIII

Except as otherwise provided in this Certificate of Incorporation, the Corporation reserves the right to amend or repeal any provision, rescind or amend in any respect any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

*   *   *

IN WITNESS WHEREOF, SunPower Corporation has caused this certificate to be signed on its behalf on this             day of             ~~, 2008~~            , 2011.

SUNPOWER CORPORATION

By:
Name:
Title:

Appendix B

THIRD AMENDED AND RESTATED

SUNPOWER CORPORATION 2005 STOCK INCENTIVE PLAN

(Adopted by the Board on August 12, 2005, amended by the Board on September 23, 2005, amended by the Board and the stockholders on October 5, 2005, amended by the Board and the stockholders on May 4, 2006, amended by the Board and the stockholders effective February 12, 2007, amended by the Board and the stockholders effective May 4, 2007, amended by the Board and the stockholders on May 8, 2008, amended by the Board effective March 12, 2009, and amended by the Board and the shareholders effective [Insert]).

(Reflects 2:1 Reverse Stock Split on November 10, 2005)

SECTION 5.	STOCK SUBJECT TO PLAN.	B-6
(a)	Basic Limitation	B-6
(b)	Award Limitation	B-6
(c)	Additional Shares	B-6

SECTION 6.	RESTRICTED SHARES.	B-7
(a)	Restricted Stock Agreement	B-7
(b)	Payment for Awards	B-7
(c)	Vesting	B-7
(d)	Voting and Dividend Rights	B-7
(e)	Restrictions on Transfer of Shares	B-7

SECTION 7.	TERMS AND CONDITIONS OF OPTIONS.	B-7
(a)	Stock Option Agreement	B-7
(b)	Number of Shares	B-7
(c)	Exercise Price	B-7
(d)	Withholding Taxes	B-8
(e)	Exercisability and Term	B-8
(f)	Exercise of Options	B-8
(g)	Effect of Change in Control	B-8
(h)	No Rights as a Stockholder	B-8
(i)	Modification, Extension and Renewal of Options	B-8
(j)	Restrictions on Transfer of Shares	B-8
(k)	Buyout Provisions	B-8

SECTION 8.	PAYMENT FOR SHARES.	B-8
(a)	General Rule	B-8
(b)	Surrender of Stock	B-9
(c)	Services Rendered	B-9
(d)	Cashless Exercise	B-9
(e)	Exercise/Pledge	B-9
(f)	Other Forms of Payment	B-9
(g)	Limitations under Applicable Law	B-9

SECTION 9.	STOCK APPRECIATION RIGHTS.	B-9
(a)	SAR Agreement	B-9
(b)	Number of Shares	B-9
(c)	Exercise Price	B-9
(d)	Exercisability and Term	B-9
(e)	Effect of Change in Control	B-10
(f)	Exercise of SARs	B-10
(g)	Modification or Assumption of SARs	B-10
(h)	Buyout Provisions	B-10

SECTION 10.	STOCK UNITS.	B-10
(a)	Stock Unit Agreement	B-10
(b)	Payment for Awards	B-10
(c)	Vesting Conditions	B-10
(d)	Voting and Dividend Rights	B-10
(e)	Form and Time of Settlement of Stock Units	B-10
(f)	Death of Recipient	B-11
(g)	Creditors’ Rights	B-11

SECTION 11.	ADJUSTMENT OF SHARES.	B-11
(a)	Adjustments	B-11
(b)	Dissolution or Liquidation	B-11
(c)	Reorganizations	B-11
(d)	Reservation of Rights	B-12

SECTION 12.	DEFERRAL OF AWARDS.	B-12
(a)	Committee Powers	B-12
(b)	General Rules	B-12

SECTION 13.	AWARDS UNDER OTHER PLANS.	B-12

SECTION 14.	PAYMENT OF DIRECTOR’S FEES IN SECURITIES.	B-12
(a)	Effective Date	B-12
(b)	Elections to Receive NSOs, Restricted Shares or Stock Units	B-13
(c)	Number and Terms of NSOs, Restricted Shares or Stock Units	B-13

SECTION 15.	LEGAL AND REGULATORY REQUIREMENTS.	B-13

SECTION 16.	WITHHOLDING TAXES; COMPLIANCE WITH SECTION 409A OF THE CODE.	B-13
(a)	General	B-13
(b)	Share Withholding	B-13

SECTION 17.	OTHER PROVISIONS APPLICABLE TO AWARDS.	B-14
(a)	Transferability	B-14
(b)	Qualifying Performance Criteria	B-14

SECTION 18.	NO EMPLOYMENT RIGHTS.	B-15

SECTION 19.	DURATION AND AMENDMENTS.	B-15
(a)	Term of the Plan	B-15
(b)	Right to Amend or Terminate the Plan	B-15
(c)	Effect of Termination	B-15

SECTION 20.	EXECUTION.	B-15

SUNPOWER CORPORATION

THIRD AMENDED AND RESTATED SUNPOWER CORPORATION 2005 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board of Directors on August 12, 2005, and amended by the Board of Directors on September 23, 2005, and the Plan as so amended was approved by the shareholders of the Company on October 10, 2005, to be effective as of the date of the initial offering of Stock to the public pursuant to a registration statement filed by the Company with the Securities and Exchange Commission (the “Effective Date”), which was November 17, 2005. The Plan reflects the two for one reverse stock split effected on November 10, 2005. The Plan was subsequently amended by the Board of Directors and the shareholders of the Company on May 4, 2006, amended by the Board of Directors and the shareholders of the Company again effective February 12, 2007, amended by the Board of Directors and the shareholders of the Company effective May 4, 2007, amended by the Board of Directors and the shareholders of the Company effective May 8, 2008, amended by the Board of Directors effective March 12, 2009 and, amended by the Board of Directors and the shareholders effective [Insert]. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of restricted shares, stock units, options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

SECTION 2. DEFINITIONS.

(a) “Affiliate” shall mean any entity other than a Subsidiary, if the Company and/or one of more Subsidiaries own not less than 50% of such entity.

(b) “Award” shall mean any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

(c) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(d) “Change in Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as defined below) other than Total S.A., a société anonyme organized under the laws of the Republic of France, or any member of Total Group who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(ii) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iii) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (d)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2(d) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission for the initial offering of Stock to the public or if there is a spinoff of the Company by a Parent resulting in a dividend or distribution payable in Stock to the Parent’s stockholders.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the Compensation Committee as designated by the Board of Directors, which is authorized to administer the Plan, as described in Section 3 hereof.

(g) “Company” shall mean SunPower Corporation, a Delaware corporation.

(h) “Consultant” shall mean (i) a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor (not including service as a member of the Board of Directors) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee, or (ii) a common-law employee of an Affiliate.

(i) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Exercise Price” shall mean, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(l) “Fair Market Value” with respect to a Share, shall mean the market price of one Share, determined by the Committee as follows:

(i) If the Stock was traded over-the-counter on the date in question but was not traded on The Nasdaq Stock Market LLC, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Sheets LLC;

(ii) If the Stock was traded on The Nasdaq Stock Market LLC, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by The Nasdaq Stock Market LLC;

(iii) If the Stock was traded on a United States stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report; and

(iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(m) “ISO” shall mean an employee incentive stock option described in Section 422 of the Code.

(n) “Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

(o) “Offeree” shall mean an individual to whom the Committee has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).

(p) “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(q) “Optionee” shall mean an individual or estate who holds an Option or SAR.

(r) “Outside Director” shall mean a member of the Board of Directors who is also an “independent director” as defined in (i) if the Stock is listed on The Nasdaq Stock Market LLC, Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market LLC, as such rule may be amended from time to time, which governs the independence determination with respect to directors serving on the board of directors for companies listed on The Nasdaq Stock Market LLC or (ii) if the Stock is listed on the New York Stock Exchange, Section 303A.02 of the New York Stock Exchange Listed Company Manual, as such rule may be amended from time to time, which governs the independence determination with respect to directors serving on the board of directors for companies listed on the New York Stock Exchange.

(s) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(t) “Participant” shall mean an individual or estate who holds an Award.

(u) “Plan” shall mean this Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, as amended or amended and restated from time to time.

(v) “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

(w) “Restricted Share” shall mean a Share awarded under the Plan.

(x) “Restricted Share Agreement” shall mean the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Shares.

(y) “SAR” shall mean a stock appreciation right granted under the Plan.

(z) “SAR Agreement” shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

(aa) “Service” shall mean service as an Employee, Consultant or Outside Director. Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating 90 days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.

(bb) “Share” shall mean one share of Stock, as adjusted in accordance with Section 11 (if applicable).

(cc) “Stock” shall mean the Class A Common Stock of the Company, and after the reclassification of the Company’s Class A Common Stock and Class B Common Stock into a single class of Common Stock, the Common Stock of the Company.

(dd) “Stock Option Agreement” shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his Option.

(ee) “Stock Unit” shall mean a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(ff) “Stock Unit Agreement” shall mean the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

(gg) “Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(hh) “Total and Permanent Disability” shall mean permanent and total disability as defined by section 22(e)(3) of the Code.

(ii) “Total Group” shall mean Total S.A., any Affiliate of Total S.A., any 13D Group of which Total S.A. or any of its Affiliates is a member, and any member(s) of any 13D Group of which Total S.A. or any of its Affiliates is a member; provided, however, that none of the Company nor any Subsidiary nor any Disinterested Director of the Company shall be deemed to be a member of the Total Group. “Affiliate,” “13D Group” and “Disinterested Director” shall have their respective meanings set forth in the Affiliation Agreement, dated April 28, 2011, as amended from time to time, between the Company and Total Power & Gas USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist of two or more directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy (i) such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.

(b) Committee for Non-Officer Grants. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and may determine all terms of such grants. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. The Board of Directors may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board of Directors shall specify the total number of Awards that such officers may so award.

(c) Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

(d) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i) To interpret the Plan and to apply its provisions;

(ii) To adopt, amend or rescind rules, procedures and forms relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iii) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv)To determine when Awards are to be granted under the Plan;

(v) To select the Offerees and Optionees;

(vi)To determine the number of Shares to be made subject to each Award;

(vii) To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the agreement relating to such Award;

(viii) To amend any outstanding Award agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(ix) To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(x) To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xi) To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xii) To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award agreement;

(xiii) To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; and

(xiv) To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Options or other rights under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Offerees, all Optionees, and all persons deriving their rights from an Offeree or Optionee. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan, any Option, or any right to acquire Shares under the Plan.

SECTION 4. ELIGIBILITY.

(a) General Rule. Only Employees shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant of Restricted Shares, Stock Units, Nonstatutory Options or SARs.

(b) Ten-Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(c) Attribution Rules. For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries.

(d) Outstanding Stock. For purposes of Section 4(b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.

SECTION 5. STOCK SUBJECT TO PLAN.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. As of January 3, 2011, there was an aggregate of 11,623,983 Shares authorized for issuance as Awards under the Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan (the “January 2011 Limit”). The aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed the January 2011 Limit plus (i) any Shares subject to options granted under the Company’s 1988 Incentive Stock Plan and 1996 Stock Plan which lapse or otherwise terminate prior to being exercised subsequent to August 12, 2005, plus (ii) any of the 105,000 Shares subject to non-plan options granted during 2004 that lapse or otherwise terminate prior to being exercised subsequent to August 12, 2005, and plus (iii) 2,500,000 Shares. Notwithstanding the foregoing, the number of Shares available for issuance under the Plan will be increased on the first day of each fiscal year beginning with the 2012 fiscal year, in an amount equal to the least of (x) 3% of the outstanding shares of all classes of common stock of the Company on the last day of the immediately preceding fiscal year, (y) 6,000,000 Shares, or (z) such number of Shares determined by the Board of Directors. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 11. The number of Shares that are subject to Options or other Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Notwithstanding the above, the aggregate number of shares actually issued or transferred by the Company upon the exercise of ISOs will not exceed fifteen million (15,000,000) shares.

(b) Award Limitation. Subject to the provisions of Section 11, no Participant may receive Options, SARs, Restricted Shares or Stock Units under the Plan in any calendar year that relate to more than five hundred thousand (500,000) Shares.

(c) Additional Shares. If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any other reason before being exercised, then the corresponding Shares shall become available for Awards under the Plan. If Stock Units are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 5(a) and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Shares (if any) actually issued in settlement of such SARs shall reduce the number available in Section 5(a) and the balance shall again become available for Awards under the Plan.

SECTION 6. RESTRICTED SHARES.

(a) Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares of thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for Employees described in Section 4(b)). A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options. Each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Optionee’s estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g) Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

(h) No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 11.

(i) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different exercise price, or in return for the grant of the same or a different number of Shares. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially impair his or her rights or obligations under such Option.

(j) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(k) Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8. PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(g) below.

(b) Surrender of Stock. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Optionee or his representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary prior to the award. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the award) of the value of the services rendered by the Offeree and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d) Cashless Exercise. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Exercise/Pledge. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f) Other Forms of Payment. To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

(g) Limitations under Applicable Law. Notwithstanding anything herein or in a Stock Option Agreement or Restricted Stock Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9. STOCK APPRECIATION RIGHTS.

(a) SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

(b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each SAR Agreement shall specify the Exercise Price, which shall be no less than 100% of the fair market value of a share on the date of grant.

(d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

(f) Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair his or her rights or obligations under such SAR.

(h) Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents a SAR previously granted or (b) authorize an Optionee to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 10. STOCK UNITS.

(a) Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights . The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(f) Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

SECTION 11. ADJUSTMENT OF SHARES.

(a) Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make adjustments in one or more of:

(i) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Section 5;

(ii) The limitations set forth in Sections 5(a) and (b);

(iii) The number of Shares covered by each outstanding Option and SAR;

(iv) The Exercise Price under each outstanding Option and SAR; or

(v) The number of Stock Units included in any prior Award which has not yet been settled.

Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. The reclassification of the Company’s Class A Common Stock and Class B Common Stock into a single class of Common Stock shall not be subject to adjustments under this Section 11, but, for the sake of clarity in accordance with the definition of “Stock” in Section 2, following any such reclassification each Award that formerly covered Class A Common Stock shall cover an equal number of shares of Common Stock.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for:

(i) The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii) The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii) The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv) Acceleration of the expiration date of the outstanding unexercised Awards to a date not earlier than thirty (30) days after notice to the Participant; or

(v) Settlement of the value of the outstanding Awards which have vested as of the consummation of such merger or other reorganization in cash or cash equivalents; in the sole discretion of the Company, settlement of the value of some or all of the outstanding Awards which have not vested as of the consummation of such merger or other reorganization in cash or cash equivalents on a deferred basis pending vesting; and the cancellation of all vested and unvested Awards as of the consummation of such merger or other reorganization.

(d) Reservation of Rights. Except as provided in this Section 11, an Optionee or Offeree shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 12. DEFERRAL OF AWARDS.

(a) Committee Powers. In a manner that complies with Section 409A of the Code, the Committee (in its sole discretion) may permit or require a Participant to:

(i) Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii) Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(iii) Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

(b) General Rules. A deferred compensation account established under this Section 12 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 12.

SECTION 13. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

SECTION 14. PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

(a) Effective Date. No provision of this Section 14 shall be effective unless and until the Board has determined to implement such provision.

(b) Elections to Receive NSOs, Restricted Shares or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board and in a manner that complies with Section 409A of the Code. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Section 14 shall be filed with the Company on the prescribed form.

(c) Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, Restricted Shares or Stock Units shall also be determined by the Board.

SECTION 15. LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 16. WITHHOLDING TAXES; COMPLIANCE WITH SECTION 409A OF THE CODE.

(a) General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the legally required minimum tax withholding.

(c) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(d) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(e) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period.

(f) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

SECTION 17. OTHER PROVISIONS APPLICABLE TO AWARDS.

(a) Transferability. Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance in violation of this Section 17(a) shall be void and unenforceable against the Company.

(b) Qualifying Performance Criteria. The number of Shares or other benefits granted, issued, retainable and/or vested under an Award may be made subject to the attainment of performance goals for a specified period of time relating to one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, or (p) market segment shares (“Qualifying Performance Criteria”). The Committee in an Award may provide for the adjustment of any evaluation of performance under a Qualifying Performance Criteria to exclude any objective and measurable events specified in the Award, including but not limited to any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) acceleration of amortization of debt issuance costs, (vi) stock-based compensation charges, (vii) purchase-accounting related charges, including amortization of intangible purchased assets, acquired in-process research and development charges, and similar charges associated with purchase accounting, (viii) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30, and (ix) the related tax effects associated with each of the adjustments listed in clauses (i) through (viii) above. If applicable, the Committee shall determine the Qualifying Performance Criteria not later than the 90th day of the performance period, and shall determine and certify, for each Participant, the extent to which the Qualifying Performance Criteria have been met. The Committee may not in any event increase the amount of compensation payable under the Plan upon the attainment of a Qualifying Performance Goal to a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code.

SECTION 18. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any right or Option granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

SECTION 19. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall terminate automatically on August 12, 2015 and may be terminated on any earlier date pursuant to Subsection (b) below.

(b) Right to Amend or Terminate the Plan. The Board of Directors may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

(c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

SECTION 20. EXECUTION.

To record the adoption of the Plan by the Board of Directors, the Company has caused its authorized officer to execute the same.

SUNPOWER CORPORATION

By:
Name:
Title:

SUNPOWER CORPORATION 77 RIO ROBLES SAN JOSE, CA 95134 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M38258-P16707 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SUNPOWER CORPORATION The Board of Directors recommends you vote FOR the following proposals: Amend the Certificate of Incorporation to reclassify all outstanding shares of Class A common stock and Class B common stock into a single class of common stock and eliminate obsolete provisions of the Certificate of Incorporation. Amend the Certificate of Incorporation to permit action by written consent of the stockholders without a meeting for any action required to be taken at any annual or special meeting. Approval of the Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan that would increase the number of shares of common stock reserved for issuance under the plan by 2,500,000. For Against Abstain For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No This Proxy should be marked, dated and signed by stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at www.proxyvote.com. M38259-P16707 SUNPOWER CORPORATION PROXY FOR SPECIAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of SUNPOWER CORPORATION, a Delaware corporation, hereby acknowledges the Notice of the Special Meeting of Stockholders and Proxy Statement, each dated September 30, 2011 and hereby appoints Thomas H. Werner, Dennis V. Arriola, and Bruce R. Ledesma, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the Special Meeting of Stockholders of SunPower Corporation to be held on November 15, 2011, at 12:00 p.m., local time, at SunPower Corporation, 77 Rio Robles, San Jose, California 95134 and at any adjournment or postponement thereof, and to vote all shares of Class A and Class B Common Stock that the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting. A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE THREE PROPOSALS. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side